UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYLIOS CORP

(Exact name of registrant as specified in its charter)

Florida	6719	26-2317506
(State or other Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 1st Ave N., Suite 901, St. Petersburg, FL 33701

(727) 482-1505

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

InCorp Services, Inc.

17888 67th Court North, Suite 308

Loxahatchee, FL 33470

(800) 246-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John E. Lux, Esq.

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

EXPLANATORY NOTE

Prior to the effectiveness of this Form S-1, we, “The Company”, are not subject to the periodic reporting requirements of the Exchange Act. We intend, with the filing of this Form S-1, and ultimate effectiveness of this Form S-1, to become SEC Reporting in which case we will be subject to comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	5,387,500 shares	(4)	$0.044	(5)	$237,050	$28.73

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (“Securities Act”). The selling shareholders will offer their shares at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders, except for those shares of common stock issued to Darling Capital, LLC upon the exercise of the warrant issued to Darling Capital, LLC on January 9, 2019.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	Includes 4,387,500 shares of the Company’s common stock and 1,000,000 shares of the Company’s common stock to be issued upon exercise of a warrant.

(5)	The closing stock price of the Company’s common stock on April 10, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION Dated April 11, 2019

SYLIOS CORP

5,387,500

Shares of

Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus relates to the offering of up to 5,387,500 shares of our common stock, par value $0.001 per share (“Common Stock”) by selling shareholders. The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Selling shareholders are offering up to 5,387,500 shares of common stock. The selling shareholders will offer their shares at prevailing market prices or privately negotiated price. We will not receive proceeds from the sale of shares from the selling shareholders, except for those shares of common stock issued to Darling Capital, LLC upon the exercise of the warrant issued to Darling Capital, LLC on January 9, 2019.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, our common stock is quoted under the symbol “UNGS.” On April 10, 2019, the last reported sale price of our common stock on Nasdaq was $0.044 per share.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Additionally, auditors have expressed substantial doubt as to our Company’s ability to continue as a going concern. See “Risk Factors” beginning on page, infra.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2019.

Our Common Stock is listed on the OTC Markets Pink under the symbol “UNGS.”

Our common stock involves a high degree of risk. You should read the “RISK FACTORS” section beginning on page 22 before you decide to purchase any of our Common Stock.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the prospectus subsection titled “Emerging Growth Company Status” starting on page 20.

The Company has minimal revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 22 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2019.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “Sylios Corp” the “Company,” “we,” “us” and “our” or similar terms are to Sylios Corp.

DESCRIPTION OF BUSINESS

Overview

Sylios Corp (f/k/a US Natural Gas Corp) (“Sylios”, the “Company”, “we”, “us”, or “our”) was organized as a Florida Corporation on March 28, 2008 under the name of Adventure Energy, Inc.

Sylios Corp is a holding corporation, which through its subsidiaries, has operations engaged in the exploration and development of oil and natural gas properties, purchase of royalty and working interest units in producing properties (oil and natural gas) and alternative land development projects. The Company maintains equity investments in our two spin-offs (The Greater Cannabis Company, Inc. and AMDAQ Corp) catering to the medical and recreational marijuana industry and blockchain technology.

Our operations are currently divided amongst three wholly owned subsidiaries, US Natural Gas Corp KY (“KY”), US Natural Gas Corp WV (“WV”) (formerly Wilon Resources, Inc.) and E 3 Petroleum Corp (“E3”). During the fiscal year ended 2017, the Company spun-off its two formerly owned subsidiaries, The Greater Cannabis Company, Inc. and AMDAQ Corp. In addition, in June 2017 the Company sold its wholly owned subsidiary Bud Bank, Inc.

Subsidiaries

US Natural Gas Corp WV:

US Natural Gas Corp WV (“WV”) (formerly Wilon Resources, Inc.) is a wholly owned subsidiary that was formed in Tennessee and acquired in June 2010.

WV’s operations were based in Wayne County, West Virginia and primarily concentrated on the production of commercially viable natural gas.

US Natural Gas Corp KY:

US Natural Gas Corp KY (“KY”) is a wholly owned subsidiary formed in the State of Florida on June 8, 2010. KY’s operations concentrate on oil producing activities mainly in South-Central Kentucky.

Our business strategy is to economically increase reserves, production, and the sale of natural gas and oil from existing and acquired properties in the Appalachian Basin and elsewhere, in order to maximize shareholders’ return over the long term. Our strategic location in Kentucky enables us to actively pursue the acquisition and development of producing properties in that area that will enhance our revenue base without proportional increases in overhead costs.

We expect to generate long-term reserve and production growth through drilling activities and further acquisitions. We believe that our management’s experience and expertise will enable us to identify, evaluate, and develop natural gas projects.

We have acquired and intend to acquire additional producing oil and gas property rights where we believe significant additional value can be created. Our Management is primarily interested in developmental properties where some combination of these factors exist: (1) opportunities for long production life with stable production levels; (2) geological formations with multiple producing horizons; (3) substantial exploitation potential; and (4) relatively low capital investment production costs.

The Company currently holds the following royalties in certain wells in the State of Kentucky and Tennessee. The Company is not required to cover the wells on its blanket bond nor is it required to expend any future capital on maintenance.

ROYALTIES HELD (as NON-OPERATOR)
WELL NAME	COUNTY (STATE)	% ROYALTY	STATUS (b)	PRODUCT (c)
GREEN 7-3-TW	FENTRESS (TN)	15	SI	O
JAMES PHARIS K-1	CUMBERLAND (KY)	5	SI	O
Wells sold in the Soligen Technologies, Inc. transaction dated May 10, 2018	Multiple within KY	30	SI	O

(b)	- Status

i)	PR - In Production
ii)	PL - Plugged
iii)	SI - Shut-In

(c)	- Product

i)	O - Oil production
ii)	NG - Natural Gas production
iii)	O/NG - Both Oil & Natural Gas production

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On May 10, 2018, the Company’s subsidiary, US Natural Gas Corp KY (“KY”), entered into an Asset Purchase Agreement with Soligen Technologies, Inc. (“SGTN”) for the sale of 13 previously producing crude and natural gas wells, approximately 1700 acres of leaseholds, tank batteries and gathering systems (collectively the “assets”) all located in multiple counties throughout the State of Kentucky. Under the terms of the Agreement, SGTN will acquire the assets for consideration of One Hundred Forty Thousand and no/100 Dollars ($140,000). At Closing, SGTN assigned KY a royalty for payment out of production, whereby KY shall receive thirty percent (30%) of the gross proceeds of production from the acquired assets. In addition, KY shall receive ten percent (10%) of the monthly gross proceeds of production from any new drilled wells on the acquired leases. KY shall receive payments from production until such time that KY has received a total of One Hundred Forty Thousand and no/100 Dollars ($140,000). Please see NOTE D - OIL AND GAS ROYALTY INTERESTS for further information.

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On September 12, 2017, the Company’s wholly owned subsidiary US Natural Gas Corp KY (“KY”)(hereinafter the “Company”) entered into a Letter of Intent with TerraTech, Inc. (“TTECH”), a corporation formed under the laws of the State of Texas. Under the terms of the LOI, the Company was to acquire TTECH through an Agreement and Plan of Share Exchange. KY was to file Amended and restated Articles of Incorporation with the State of Florida to increase the number of Authorized shares of common stock to 500,000,000 and authorize the issuance of 5,000,000 shares of Preferred stock. The Company was to issue 330 shares of its common stock for each share of common stock outstanding for TTECH. Upon execution of the LOI, TTECH had 100,000 shares of common stock outstanding. KY and TTECH entered into an Agreement and Plan of Share Exchange dated September 22, 2017 and the Closing occurred on September 28, 2017. At Closing, KY issued the holders of TTECH’S common stock 33,00,000 shares of its common stock. TTECH became a partially owned subsidiary of Sylios Corp. Steven Terrell, the founder of TTECH, became the sole officer and director. Sylios Corp’s plan was to file an S-1 in the 4th Quarter of 2017 and to follow with the filing of a Form 211 to take TTECH public. Due to delays with The Greater Cannabis Company’s “going public” event, neither the S-1 nor the Form 211 were filed. On May 21, 2018, the transaction was rescinded through the execution of a Mutual Rescission and Release Agreement by all parties and the shares of KY that were issued to TTECH were returned to the Company and retired. Mr. Terrell resigned as an officer and director of KY and Wayne Anderson resumed the role of sole officer and director.

On February 5, 2017, the Company, through its wholly owned subsidiary US Natural Gas Corp KY (“KY”), entered into a Joint Venture Agreement (the “Agreement”) with Keller Energy, LLC (collectively the “Parties”) for the acquisition of certain oil producing wells within the states of Kentucky and Tennessee. Under the terms of the Agreement, the Parties will acquire oil producing wells with each Party maintaining a 50% working interest. Upon Closing of the Agreement, KY was assigned a 50% working interest in the Eddie D. Smith #5 and the Amos Nicholas #15-3, both located in Pickett County, TN.

E 3 Petroleum Corp:

E 3 Petroleum Corp (“E3”) is a wholly owned subsidiary formed in the State of Florida on February 8, 2010. E3’s sole business activity is to act as the bonding entity for the Company’s oil and natural gas wells.

Equity Holdings

AMDAQ Corp:

AMDAQ Corp (“AMDAQ”) (formerly E 2 Investments, LLC) was a wholly owned subsidiary of the Company until October 2, 2017, payment date for the spin-off.

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The Company’s business model from inception through August 31, 2017 concentrated on alternative investments including but not limited to:

●	Buying and selling of domestic equities
●	Purchase of third-party debt issued by publicly traded entities
●	Purchase of mineral rights
●	Direct Stock Purchase participation with other publicly traded entities
●	Consulting capacity
●	Purchase of Royalty or Working Interests in Crude and Natural Gas Producing wells

On September 1, 2017, the Company acquired AMDAQ Ltd, a corporation formed under the Registrar of Companies for England and Wales, in order to diversify its business model to enter into the rapidly expanding sectors of blockchain technology.

AMDAQ’s multi-faceted business model will allow the company to take advantage of the significant emerging opportunities being developed utilizing blockchain technology. The opportunities we have identified to date cross many industries, which will help minimize our exposure to any single sector. We have associated ourselves with leading experts in the field of blockchain technologies, allowing for a broad overview of exciting applications being developed, which include direct investments in blockchain applications, the AMDAQ marketplace and our TIKR division.

The AMDAQ marketplace will provide the infrastructure for the administration of pre-existing and potential ownership of both tangible and intangible assets and its adaptable structural utility can be used in parallel to any equity fundraising mechanism.

AMDAQ will allow both the documented ownership and transfer of assets for which there is no established registration process and the sub-division of ownership interests in otherwise registered assets where transfer processes may be expensive/cumbersome and/or trigger taxes and other expenses.

Using the AMDAQ platform, assets can be titled in a Smart Contract with ownership interests evidenced by ownership of an associated Ethereum token. The Smart Contract will provide not only the rules as to transfer of ownership but also automated voting mechanisms for each specific situation that requires governance decisions.

For further information on the Company’s operations and filings with the Securities and Exchange Commission, please visit its corporate website at www.amdaq.com and the website of its subsidiary, AMDAQ, Ltd., at www.amdaq.market. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

The Greater Cannabis Company, Inc.:

The Greater Cannabis Company, Inc. (“GCC”) was a wholly owned subsidiary of the Company until March 10, 2017, payment date for the spin-off. GCC was formed in Florida on March 14, 2014 as a limited liability company and subsequently filed a Notice of Conversion with the State of Florida to convert to a for-profit corporation.

GCC is a biopharmaceutical company focused on the development and commercialization of innovative cannabinoid delivery systems under the name GCANRx. GCANRx leverages its patented technology platform, which has been successfully used in other drug delivery applications, for the benefit of cannabis patients and consumers.

For further information on the Company’s operations and filings with the Securities and Exchange Commission, please visit its corporate website at www.gcanrx.com. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

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Former Subsidiaries:

Bud Bank, LLC:

On April 21, 2017, the Company entered into a definitive Asset Acquisition Agreement (the “Agreement”) with The Greater Cannabis Company, Inc. (“GCC”), whereby GCC acquired the Company’s wholly owned subsidiary Bud Bank, Inc. (“Bud Bank”). Under the Agreement, GCC is obligated to pay the Company a royalty of 10% of net sales proceeds generated by Bud Bank through its operations up to a total of $50,000 and thereafter for perpetuity pay a royalty of 3% of net sales proceeds generated by Bud Bank through its operations. The transaction closed on June 21, 2017 concurrent with the Company’s filings with the State of Florida. The transaction closed on June 20, 2017.

SLMI Options, LLC:

SLMI Options, LLC (“SLMI”) was a wholly owned subsidiary that was acquired through a Lender acquisition Agreement with SLMI Holdings, LLC in September 2009. The sole purpose of the acquisition of SLMI was to hold three commercial notes issued by Wilon Resources, Inc., (formerly “Wilon Resources of Tennessee, Inc.”) in the years 2005 through 2007. There has been no additional operational activity of SLMI. SLMI was administratively dissolved in 2015.

Licenses:

We held a Gathering Line Operators License in the state of Kentucky during the time we acted as the operator of our wells. As we no longer act in the capacity as the “Operator” of any shut-in/producing wells, the Company is no longer required to retain its operator license in the State of Kentucky. In the event that we would elect to act as the Operator of our wells, we would be required to submit an application to retain a license.

Patents/Trademarks:

On July 11, 2014, the Company filed a trademark for the name “Bud Bank” with the United States Office Patent and Trademark Office (“USPTO”). On September 10, 2014, the USPTO submitted a refusal letter due to the Company stating, “Registration is refused because the applied-for mark, as used in connection with the goods and/or services identified in the application, is not in lawful use in commerce. Trademark Act Sections 1 and 45, 15 U.S.C. §§1051, 1127.”

Research & Development

For the fiscal years 2017 and 2018, the majority of our development funds were utilized in the pre-development and development phases of The Greater Cannabis Company’s online store (GCC Superstore), legal, accounting and other costs associated with the spin-off of The Greater Cannabis Company, Inc. We anticipate that our development costs will be approximately $200,000 in 2019. The majority of the costs will be aimed at the development of AMDAQ Corp and its subsidiaries, legal, accounting and filings related to a “going public” event for AMDAQ Corp.

Compliance Expenses

Our company incurs annual expenses to comply with state and federal licensing requirements. We estimate these costs to be under $2,000 per year. In the event we elect to drill any new wells in Kentucky, we anticipate annual expenditures of approximately $25,000 per well related to environmental costs including water drainage and land development. It is difficult to estimate these environmental expenses while we are still a development stage company as they are largely dependent on many factors for each drilled well. See “Government Regulation” and “Environmental Regulation” below.

Natural Gas

The Henry Hub natural gas spot price averaged $3.13/million British thermal units (MMBtu) in January 2019, down 91 cents/MMBtu from December 2018. Despite a cold snap in late January, average temperatures for the month were milder than normal in much of the country, which contributed to lower prices. EIA expects strong growth in U.S. natural gas production to put downward pressure on prices in 2019. EIA expects Henry Hub natural gas spot prices to average $2.83/MMBtu in 2019, down 32 cents/MMBtu from the 2018 average. NYMEX futures and options contract values for May 2019 delivery traded during the five-day period ending February 7, 2019, suggest a range of $2.15/MMBtu to $3.30/MMBtu encompasses the market expectation for May 2019 Henry Hub natural gas prices at the 95% confidence level.

EIA forecasts that dry natural gas production will average 90.2 billion cubic feet per day (Bcf/d) in 2019, up 6.9 Bcf/d from 2018. EIA expects natural gas production will continue to rise in 2020 to an average of 92.1 Bcf/d.

EIA expects the share of U.S. total utility-scale electricity generation from natural gas-fired power plants to rise from 35% in 2018 to 36% in 2019 and to 37% in 2020. EIA forecasts that the electricity generation share from coal will average 26% in 2019 and 24% in 2020, down from 28% in 2018. The nuclear share of generation was 19% in 2018 and EIA forecasts that it will stay near that level in 2019 and in 2020. The generation share of hydropower is forecast to average slightly less than 7% of total generation in 2019 and 2020, similar to last year. Wind, solar, and other nonhydropower renewables together provided about 10% of electricity generation in 2018. EIA expects them to provide 11% in 2019 and 13% in 2019.

1.	https://www.eia.gov/outlooks/steo/report/natgas.php

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Crude

Brent crude oil spot prices averaged $59 per barrel (b) in January 2019, up $2/b from December 2018 but $10/b lower than the average in January of last year. EIA forecasts Brent spot prices will average $61/b in 2019 and $62/b in 2020, compared with an average of $71/b in 2018. EIA expects that West Texas Intermediate (WTI) crude oil prices will average $8/b lower than Brent prices in the first quarter of 2019 before the discount gradually falls to $4/b in the fourth quarter of 2019 and through 2020.

EIA estimates that U.S. crude oil production averaged 12.0 million barrels per day (b/d) in January, up 90,000 b/d from December. EIA forecasts U.S. crude oil production to average 12.4 million b/d in 2019 and 13.2 million b/d in 2020, with most of the growth coming from the Permian region of Texas and New Mexico.

Global liquid fuels inventories grew by an estimated 0.5 million b/d in 2018, and EIA expects they will grow by 0.4 million b/d in 2019 and by 0.6 million b/d in 2020.

U.S. crude oil and petroleum product net imports are estimated to have fallen from an average of 3.8 million b/d in 2017 to an average of 2.4 million b/d in 2018. EIA forecasts that net imports will continue to fall to an average of 0.9 million b/d in 2019 and to an average net export level of 0.3 million b/d in 2020. In the fourth quarter of 2020, EIA forecasts the United States will be a net exporter of crude oil and petroleum products by about 1.1 million b/d.

1.	https://www.eia.gov/outlooks/steo/

Labor and Other Supplies

Oil and Natural Gas Operations: We contract all labor for the development of leasehold acreage in preparation for drilling, as well as the drilling and completion crews. Our contract labor monitors the wells on a daily basis, replaces the completion components as needed, makes repairs to the gathering system, and any other day-to-day maintenance when our wells are in production.

Other Operational Activities: We contract all labor for website development, accounting, legal and daily activities outside of management.

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Principal Products or Services and Markets

The principal markets for the Company’s crude oil are local refining companies. The principal markets for the Company’s natural gas production are local utilities, private industry end-users, and gas marketing companies.

At present, crude oil produced by the Company in Kentucky is sold at or near the wells to Sunoco, Inc. or Barrett Oil Purchasing, Inc. Regal Petroleum is solely responsible for transportation to Sunoco’s refineries for the oil they purchase. The Company may sell some or all of its production to one or more additional refineries in order to maximize revenues as purchases prices offered by the refineries fluctuate from time to time.

Drilling Equipment

The Company obtains drilling services as required from time to time from various companies as available and various drilling contractors in Kentucky. The Company does not own any of its own drilling equipment nor maintain a storage facility in Kentucky.

Distribution Methods of Products or Services

Crude oil is normally delivered to refineries in Kentucky by tank truck and natural gas is distributed and transported by pipeline.

Commodity Price Volatility

Oil and natural gas prices are volatile and subject to a number of external factors. Prices are cyclical and fluctuate as a result of shifts in the balance between supply and demand for oil and natural gas, world and North American market forces, conflicts in Middle Eastern countries, inventory and storage levels, OPEC policy, weather patterns and other factors. OPEC supply curtailment, tensions in the Middle East, increased demand in China and low North American crude stocks have kept crude oil prices high. Natural gas prices are greatly influenced by market forces in North America since the primary source of supply is contained within the continent.

Market forces include the industry’s ability to find new production and reserves to offset declining production, economic factors influencing industrial demand, weather patterns affecting heating demand and the price of oil for fuel switching.

Seasonality

The exploration for oil and natural gas reserves depends on access to areas where operations are to be conducted. Seasonal weather variations, including freeze-up and break-up affect access in certain circumstances. According to the American Petroleum Institute, more than 60 million U.S. households use natural gas for water heating, space heating, or cooking. In total, natural gas accounts for more than 50 percent of the fuel used to heat U.S. homes. Residential and commercial heating demand for natural gas is highly weather-sensitive, making weather the biggest driver of natural gas demand in the short term. As a result, natural gas demand is highly “seasonal” in nature, with significant “peaks” in the winter heating season.

Seasonality and the natural gas in storage also play a prominent role in natural gas prices. Because natural gas consumption is seasonal, but production is not, natural gas inventories are built during the summer for use in the winter. This seasonality leads to higher winter prices and lower summer prices. In addition, inventories above the seasonal average depress prices, and inventories below the seasonal average boost prices.

Governmental Regulation

Operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production.

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Operations are or will also be subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties.

In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from the wells and to limit the number of wells or the locations at which we may be able to drill.

Business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on future operations.

We believe that operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Environmental Regulation

Oil and Natural Gas Industry

The oil and gas industry is extensively regulated by federal, state and local authorities. The scope and applicability of legislation is constantly monitored for change and expansion. Numerous agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for noncompliance. To date, these mandates have had no material effect on our capital expenditures, earnings or competitive position.

Legislation and implementing regulations adopted or proposed to be adopted by the Environmental Protection Agency and by comparable state agencies, directly and indirectly, affect our operations. We are required to operate in compliance with certain air quality standards, water pollution limitations, solid waste regulations and other controls related to the discharging of materials into, and otherwise protecting the environment. These regulations also relate to the rights of adjoining property owners and to the drilling and production operations and activities in connection with the storage and transportation of natural gas and oil.

We may be required to prepare and present to federal, state or local authority’s data pertaining to the effect or impact that any proposed operations may have upon the environment. Requirements imposed by such authorities could be costly, time-consuming and could delay continuation of production or exploration activities. Further, the cooperation of other persons or entities may be required for us to comply with all environmental regulations. It is conceivable that future legislation or regulations may significantly increase environmental protection requirements and, as a consequence, our activities may be more closely regulated which could significantly increase operating costs. However, management is unable to predict the cost of future compliance with environmental legislation. As of the date hereof, management believes that we are in compliance with all present environmental regulations. Further, we believe that our oil and gas explorations do not pose a threat of introducing hazardous substances into the environment. If such event should occur, we could be liable under certain environmental protection statutes and laws.

We presently do not carry insurance for environmental liability. Our exploration and development operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes the requirement of permits for the drilling of wells, the regulation of the location and density of wells, limitations on the methods of casing wells, requirements for surface use and restoration of properties upon which wells are drilled and governing the abandonment and plugging of wells. Exploration and production are also subject to property rights and other laws governing the correlative rights of surface and subsurface owners.

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We are subject to the requirements of the Occupational Safety and Health Act, as well as other state and local labor laws, rules and regulations. The cost of compliance with the health and safety requirements is not expected to have a material impact on our aggregate production expenses. Nevertheless, we are unable to predict the ultimate cost of compliance.

Competition

We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Appalachian Basin and elsewhere competing for customers. Several of our competitors are large, well-known oil and gas and/or energy companies, but no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources, sometimes enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. We are more of a regional operator, and have the traditional competitive strengths of one, including recently established contacts and in-depth knowledge of the local geography. Additionally, there is increasing competition from other fuel choices to supply the energy needs of consumers and industry. Management believes that there exists a viable market place for smaller producers of natural gas and oil and for operators of smaller natural gas transmission systems.

Employees

As of the date of this Report, we have one full time employee that serves in the role of President, Vice President, Treasurer and Director. Our sole officer and director also serve as the President and Chairman of the Board of Global Technologies, Ltd., a publicly traded company listed on the OTC Markets “PINK” under the symbol “GTLL.” We plan to expand our management team within the next 12 months to include certain officers for our currently active subsidiaries and any new subsidiaries or operational activities management deems necessary. We consider our relations with our employees and consultants to be in good standing.

Report to Shareholders

On April 16, 2012, the Company filed a Form 15 with the Securities and Exchange Commission to immediately end the Company’s requirements as a fully reporting entity. The Company’s common stock continued to be quoted on the OTC Markets “PINK.”

Prior to filing the Form 15, the Company was subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we filed annual, quarterly and other reports and information with the Securities and Exchange Commission. The public may read and copy these reports, statements, or other information we file at the SEC’s public reference room at 100 F Street, NE., Washington, DC 20549 on official business days during the hours of 10 a.m. to 3 p.m. State that the public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at (http://www.sec.gov).

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Going Concern

The Company had minimal revenues and has incurred losses of $20,472,597 for the period March 28, 2008 (inception) through the year end December 31, 2018 and negative working capital of $11,419,276 at December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see NOTE O - GOING CONCERN UNCERTAINITY for further information.

Company Information

We are a Florida for-profit corporation. Our corporate address is 501 1st Ave N., Suite 901, St Petersburg, FL 33701, our telephone number is (727) 482-1505 and our website address is www.sylios.com. The information on our website is not a part of this prospectus. The Company’s stock is quoted under the symbol “UNGS” on the OTC Markets “PINK.” The Company’s transfer agent is Pacific Stock Transfer whose address is 6725 Via Austi Pkwy, Las Vegas, NV 89119 and phone number is (702) 361-3033.

Further information on the Companies we maintain Equity Holdings:

The Greater Cannabis Company, Inc.

Cannabis Market Growth and Current Trends

Over the past few years, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

●	On August 29, 2013, Deputy Attorney General James Cole issued a memo (the “Cole Memo”) in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, and strict-enforcement of state laws by regulatory agencies, among other priorities.

●	On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. Since that time, three other states and the District of Columbia have made adult-use permissible under their state law and several states have ballot proposals pending at upcoming elections.

●	On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level. Further, the passing of the Rohrabacher Farr Amendment (defined below) in 2014 and 2015 indicates some level of support in Congress for medicinal cannabis, even if its actual effect is still undetermined. See additional discussion on government regulations in the “Government Regulation” section below.

See additional discussion on government regulations in the “Government Regulation” section below.

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Current States with Laws Permitting the Medical or Adult Use of Cannabis

As of March 18, 2019, 33 states and the District of Columbia have passed laws allowing some degree of medical use of cannabis, while eight of those states and the District of Columbia have also legalized the adult-use of cannabis. The states which have enacted such laws are listed below:

State	Year Passed
1. Alaska*	1998
2. Arizona	2010
3. Arkansas	2016
4. California*	1996
5. Colorado*	2000
6. Connecticut	2012
7. District of Columbia*	2010
8. Delaware	2011
9. Florida	2016
10. Hawaii	2000
11. Illinois	2013
12. Louisiana	2016
13. Maine*	1999
14. Maryland	2014
15. Massachusetts*	2012
16. Michigan	2008
17. Minnesota	2014
18. Missouri	2018
19. Montana	2004
20. Nevada*	2000
21. New Hampshire	2013
22. New Jersey	2010
23. New Mexico	2007
24. New York	2014
25. North Dakota	2016
26. Ohio	2016
27. Oklahoma	2018
28. Oregon*	1998
29. Pennsylvania	2016
30. Rhode Island	2006
31.Utah	2018
32. Vermont	2004
33. Washington*	1998
34. West Virginia	2017

* State has enacted laws permitting the adult use of cannabis, in addition to medical use.

Public Support for Legalization Increasing

A Gallup poll conducted in October 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2005. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, 67% of participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

A 2016 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed. The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

The Greater Cannabis Company, Inc.’s business model is designed to scale as marijuana legalization continues to spread. Every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential customer base and potential revenues.

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Market Conditions that Could Limit the Business of The Greater Cannabis Company, Inc.

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

●	The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;

●	Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;

●	There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida where a state constitutional amendment permitting medical cannabis has been proposed but requires 60% approval to pass. Changes in voters’ attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories;

●	There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to drugged driving. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization; and

●	Even if the Federal government does not enforce the Federal law prohibiting cannabis, the legality of the state laws regarding the legalization of cannabis are being challenged through lawsuits. Oklahoma and Nebraska recently sued Colorado over the legalization of cannabis, and other lawsuits have been brought by private groups and local law enforcement officials. If these lawsuits are successful, state laws permitting cannabis sales may be overturned and significantly reduce the size of the potential cannabis market and affect our business.

Government Regulation

The Greater Cannabis Company, Inc.

Our equity holding in The Greater Cannabis Company, Inc. involves an investment in the cannabis industry.

Cannabis is currently a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in Colorado with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

Notwithstanding the CSA, as of the date of this filing, 29 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow their residents to use medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level.

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In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “-The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “-FinCEN”).

Additional existing and pending legislation provides, or seeks to provide, protection to persons acting in violation of federal law but in compliance with state laws regarding cannabis. The Rohrabacher-Farr Amendment to the Commerce, Justice, Science and Related Agencies Appropriations Bill, which funds the DOJ, prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. The Rohrabacher-Farr Amendment is effective through April 28, 2017, but as an amendment to an appropriations bill, it must be renewed annually. The Compassionate Access Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) has been introduced in the U.S. Senate, which proposes to reclassify cannabis under the CSA to Schedule II, thereby changing the plant from a federally criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

However, as of the date of this filing, neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 has been enacted, the Rohrabacher-Farr Amendment has not yet been renewed beyond April 28, 2017, and the new administration under President Trump has not yet indicated whether it will change the previously stated policy of low-priority enforcement of federal laws related to cannabis set forth in the Cole Memo or the FinCEN Guidelines. The Trump administration could change this policy and decide to strongly enforce the federal laws applicable to cannabis. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government. However, as of the date of this filing, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. As a result of our providing ancillary products and services to state-approved cannabis cultivators and dispensary facilities, we could be deemed to be aiding and abetting illegal activities, a violation of federal law.

Absent any future changes in cannabis-related policies under the Trump administration, The Greater Cannabis Company, Inc. intends to remain within the guidelines outlined in the Cole Memo (see “-The Cole Memo”) and the FinCEN Guidelines (see “-FinCEN”), where applicable; however, they cannot provide assurance that they are in full compliance with the Cole Memo, the FinCEN Guidelines or any applicable federal laws or regulations.

The Cole Memo

Because of the discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities, DOJ Deputy Attorney General James M. Cole issued the Cole Memo concerning cannabis enforcement under the CSA. The Cole Memo guidance applies to all of the DOJ’s federal enforcement activity, including civil enforcement and criminal investigations and prosecutions, concerning cannabis in all states.

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The Cole Memo reiterates Congress’s determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo notes that the DOJ is committed to enforcement of the CSA consistent with those determinations. It also notes that the DOJ is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provides guidance to DOJ attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following important priorities (the “Enforcement Priorities”) in preventing:

●	the distribution of cannabis to minors;

●	revenue from the sale of cannabis from going to criminal enterprises, gangs, and cartels;

●	the diversion of cannabis from states where it is legal under state law in some form to other states;

●	state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	violence and the use of firearms in the cultivation and distribution of cannabis;

●	drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

●	the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

●	cannabis possession or use on federal property.

The Greater Cannabis Company, Inc. intends to conduct rigorous due diligence to verify the legality of all activities that they engage in and ensure that their activities do not interfere with any of the Enforcement Priorities set forth in the Cole Memo.

1 See https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf The “Cole” Memo, Office of Public Affairs, issued by Deputy Attorney General James M. Cole, DAG Memo 8-29-13.

Rohrabacher Farr Amendment

On December 16, 2014, H.R. 83 - Consolidated and Further Continuing Appropriations Act, 2015 was enacted and included a provision known as the “Rohrabacher Farr Amendment” which states:

None of the funds made available in this Act to the Department of Justice may be used, with respect to the States of Alabama, Alaska, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Illinois, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, Oregon, Rhode Island, South Carolina, Tennessee, Utah, Vermont, Washington, and Wisconsin, to prevent such States from implementing their own State laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

The Rohrabacher Farr Amendment represents one of the first times in recent history that Congress has taken action indicating support of medical cannabis. The Rohrabacher Farr Amendment was renewed by Congress in 2015 and remains in effect currently.

The Rohrabacher Farr Amendment would appear to protect the right of the states to determine their own laws on medical cannabis use; however, the actual effects of the amendment are still unclear. The Rohrabacher Farr Amendment did not remove the federal ban on medical cannabis and cannabis remains regulated as a Schedule I controlled substance. Further, the United States Department of Justice has interpreted the Rohrabacher Farr Amendment as only preventing federal action that prevents states from creating and implementing cannabis laws - not against the individuals or businesses that actually carry out cannabis laws - and has continued to sporadically commence enforcement actions against individuals or businesses participating in the cannabis industry despite such participation being legal under state law. Whether this interpretation is appropriate is still being litigated, and, while an initial district court decision has not supported the Department of Justice’s interpretation, such decision is currently under appellate review. In addition, no matter what interpretation is adopted by the courts, there is no question that the Rohrabacher Farr Amendment does not protect any party not in full compliance with state medicinal cannabis laws.

Potential Changes to Federal Laws and Enforcement Priorities

Although the Department of Justice has stated in the Cole Memo that it is not an efficient use of limited resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical cannabis, there is no guarantee that the Department of Justice’s position will not change regarding the low-priority enforcement of federal laws. Further, the United States has a new administration in 2017, which could introduce a less favorable cannabis enforcement policy. There can be no assurances that any future administration would not change the current enforcement policy and decide to strongly enforce the federal laws.

In light of the 2005 U.S. Supreme Court ruling in Gonzales v. Raich, under the commerce clause of the constitution, Congress may pass laws to criminalize the production and use of home-grown cannabis even where states have approved its use for medicinal purposes, which leads to the conclusion that the Controlled Substances Act may preempt state laws relating to any cannabis-related activity. Any such change in the federal enforcement program of current federal laws could cause significant financial damage to our business. While we do not directly harvest, distribute, or distribute cannabis today, we still may be deemed to be violating federal law and may be irreparably harmed by a change in enforcement by the federal or state governments.

FinCEN

FinCEN provided guidance regarding how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

●	bank (except bank credit card systems);

●	broker or dealer in securities;

●	money services business;

●	telegraph company;

●	card club; and

●	a person subject to supervision by any state or federal bank supervisory authority.

In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

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As part of its customer due diligence, a financial institution should consider whether a cannabis-related business implicates one of the Cole Memo Enforcement Priorities or violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports.

While we believe that The Greater Cannabis Company, Inc. does not qualify as a financial institution in the United States, we cannot be certain that they do not fall under the scope of the FinCEN guidelines. We anticipate that they will plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as they engage in financing activities, we anticipate they intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain but expected to evolve rapidly, we anticipate they believe that FinCEN’s guidelines will help them best to operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that their activities will not violate some aspect of the CSA. If they are found to violate the federal statute or any other in connection with our activities, their company could face serious criminal and civil sanctions.

Moreover, since the use of cannabis is illegal under federal law, they may have difficulty acquiring or maintaining bank accounts and insurance, and their stockholders may find it difficult to deposit their stock with brokerage firms.

Licensing and Local Regulations

The Greater Cannabis Company, Inc.

Where applicable, we believe The Greater Cannabis Company, Inc. will apply for state licenses that are necessary to conduct their business in compliance with local laws.

Local laws at the city, county and municipal level add an additional layer of complexity to legalized cannabis. Despite a state’s adoption of legislation legalizing cannabis, cities, counties and municipalities within the state may have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail or consumption.

Zoning sets forth the approved use of land in any given city, county or municipality. Zoning is set by local governments or local voter referendum and may otherwise be restricted by state laws. For example, under certain state laws a seller of liquor may not be allowed to operate within 1,000 feet of a school. There may be similar restrictions imposed on cannabis operators, which will restrict where cannabis operations may be located and the manner and size to which they can grow and operate. Zoning can be subject to change or withdrawal, and properties can be re-zoned. The zoning of our properties will have a direct impact on our business operations.

The Greater Cannabis Company, Inc.’s primary business model is centered around the development and commercialization of innovative cannabinoid delivery systems. They intend to remain within the guidelines outlined in the Cole Memo (as more fully described in this prospectus), which does not alter the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, but does recommend that U.S. Attorneys prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws so long as certain conditions are met. However, we cannot provide complete assurance that we are in full compliance with the Cole Memo or any other laws or regulations relating to the cannabis industry. In addition, we cannot provide any assurance that such federal and state enforcement policies may deviate from the current policies in effect or in the future.

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AMDAQ Corp

Our equity holding in AMDAQ Corp involves an investment in a newer industry focusing on blockchain technology.

AMDAQ Corp is subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing securities and digital assets. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm its business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing securities and digital assets. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Exploitation of Flaws in the Ethereum Network’s Source Code

As with any other computer code, the Ethereum Network source code may contain certain flaws. Several errors and defects have been found and corrected, including those that disabled some functionality for users, exposed users’ information, or allowed users to create multiple views of the Ethereum Network. Such flaws have been discovered and quickly corrected by the Core Developers or the Ethereum community, thus demonstrating one of the advantages of open source codes that are available to the public: open source codes rely on transparency to promote community-sourced identification and solution of problems within the code.

Greater than Fifty Percent of Network Computational Power

Malicious actors can structure an attack whereby such actor gains control of more than half of the Ethereum Network’s processing power or “hashrate.” Computer scientists and cryptographers believe that the immense collective processing power of the Ethereum Network makes it impracticable for an actor to gain control of computers representing a majority of the processing power on the Ethereum Network.

If a malicious actor acquired sufficient computational power necessary to control the Ethereum Network (which amount would be well in excess of fifty percent), it would be able to engage in double-spending, or prevent some or all transactions from being confirmed, and prevent some or all other miners from mining any valid new blocks. The malicious actor or group of actors, however, would not be able to reverse other people’s transactions, change the fixed number of Ethers generated per new block, or transfer previously existing Ether that belong to other users.

Cancer Nodes

This form of attack involves a malicious actor propagating “cancer nodes” to isolate certain users from the legitimate Ethereum Network. A target user functionally surrounded by cancer nodes would be put on a separate “network,” allowing the malicious actor to relay only blocks created by the separate network and thus opening the target user to double-spending attacks. By using cancer nodes, a malicious actor also can disconnect the target user from the Ethereum economy entirely by refusing to relay any blocks or transactions. Ethereum software programs make these attacks more difficult by limiting the number of outbound connections through which users are connected to the Ethereum Network.

Manipulating Blockchain Formation

A malicious actor may attempt to double-spend Ether by manipulating the formation of the Blockchain rather than through control of the Ethereum Network. In this type of attack, a miner creates a valid new block containing a double-spend transaction and schedules the release of such attack block so that it is added to the Blockchain before a target user’s legitimate transaction can be included in a block. All double-spend attacks require that the miner sequence and execute the steps of its attack with sufficient speed and accuracy. Users and merchants can dramatically reduce the risk of a double-spend attack by waiting for multiple confirmations from the Ethereum Network before settling a transaction. The Ethereum Network still may be used to execute instantaneous, low-value transactions without confirmation to the extent the recipient of Ether determines that a malicious miner would be unwilling to carry out a double-spend attack for low-value transactions because the reward from mining would be higher than the small profit gained from double-spending. Users and merchants can take additional precautions by adjusting their Ethereum Network software programs to connect only to other well-connected nodes and to disable incoming connections. These precautions reduce the risk of double-spend attacks involving manipulation of a target’s connectivity to the Ethereum Network.

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Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company, including having to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

THE OFFERING

Securities offered	Up to 5,387,500 shares of our Common Stock

Offering Amount	$237,050

Offering price	$.044 per share of Common Stock

Common Stock Issued and Outstanding Before This Offering	11,577,791 (1)

Common Stock Issued and Outstanding After This Offering	16,327,791 (2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)

Risk Factors	See “Risk Factors” beginning on page 22 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.

Market for Common Stock	OTC Markets “PINK”

Dividends	We have not declared or paid any cash dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

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(1)	The number of shares of our common stock outstanding before this Offering is 11,577,791 as of April 9, 2019.

(2)	On January 9, 2019, the Company issued a warrant to Darling Capital, LLC (“DARLING”) granting the holder the right to purchase up to 3,000,000 shares of the Company’s common stock. 1,000,000 of the shares to be issued under the warrant are included in the offering, but are not included in the calculation of the shares issued and outstanding before the offering. The 1,000,000 shares included within the offering are included within the shares issued and outstanding after the offering. In the event that DARLING were to fully exercise their warrant, the total number of shares outstanding would increase to 19,327,791. Please see NOTE P- SUBSEQUENT EVENTS for further information.

(3)	On January 4, 2019, the Company issued 37,500 shares of its common stock to Jeffrey Jamison Parker to satisfy an outstanding liability for consulting services. The shares issued to Mr. Parker are included in the calculation of the shares issued and outstanding before the offering and are included in the offering.

(4)	On December 31, 2018, the Company entered into a Securities Purchase Agreement with Armada Investment Fund, LLC (“ARMADA”). Simultaneous with the entry into the Securities Purchase Agreement, the Company issued a Convertible Note to ARMADA in the amount of Thirty-Three Thousand and NO/100 Dollars ($33,000.00). Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(5)	In addition, ARMADA was issued a warrant to purchase 82,500 shares of the Company’s common stock. The shares to be issued under the warrant are not included in the offering, but are included in the calculation of beneficial ownership. In the event that ARMADA were to fully exercise their warrant, the total number of shares outstanding would increase to 17,410,291. Please see NOTE L - CAPITAL STOCK for further information.

(6)	We will however, receive proceeds from the issuance of 82,500 shares of our common stock underlying the warrant issued to ARMADA pursuant to the Securities Purchase Agreement dated December 31, 2018. The warrants have an exercise price of $0.50 and are exercisable for a period of five years.

(7)	On October 9, 2018, the Company entered into a Securities Purchase Agreement with Armada Investment Fund, LLC (“ARMADA”). Simultaneous with the entry into the Securities Purchase Agreement, the Company issued a Convertible Note to ARMADA in the amount of Thirty Thousand and NO/100 Dollars ($30,000.00). Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(8)	In addition, ARMADA was issued a warrant to purchase 62,500 shares of the Company’s common stock. The shares to be issued under the warrant are not included in the offering, but are included in the calculation of beneficial ownership. In the event that ARMADA were to fully exercise their warrant, the total number of shares outstanding would increase to 17,390,921. Please see NOTE L - CAPITAL STOCK for further information.

(9)	We will however, receive proceeds from the issuance of 62,500 shares of our common stock underlying the warrant issued to ARMADA pursuant to the Securities Purchase Agreement dated October 9, 2018. The warrants have an exercise price of $0.40 and are exercisable for a period of five years.

(10)	As per the terms of the December 31, 2018 and October 9, 2018 Securities Purchase Agreements (collectively the “Agreements”) between the Company and ARMADA, the Company was required to reserve Three Million shares (3,000,000) of the Company’s common stock. The shares reserved in the ARMADA transactions will not be issued until the Company receives a Notice of Conversion and are not included in the shares calculated in the common stock issued and outstanding before this offering within “The Offering” table. The Three Million shares (3,000,000) shares of common stock issuable on conversion of the Convertible Notes issued to ARMADA are included in the number of shares of common stock issued and outstanding after the offering as the Company anticipates that the Convertible Note will be converted contemporaneous with the secondary offering. Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(11)	On December 31, 2017, the Company issued 100 shares of its Series D Preferred stock to its President, Jimmy Wayne Anderson, for accrued wages. The Series D Preferred shares are convertible into shares of the Company’s common stock. The Company is including 750,000 shares of its common stock within the offering statement for future conversions of its Series D Preferred stock. The shares issued to be issued to Mr. Anderson are not included in the calculation of the shares issued and outstanding before the offering, but are included in the number of shares of common stock issued and outstanding after the offering as the Company anticipates that the Series D Preferred stock will be converted contemporaneous with the secondary offering. Please see NOTE L - CAPITAL STOCK for further information.

(12)	On February 14, 2019, the Company issued 3,000,000 shares of its common stock to Valvasone Trust as payment for services rendered on behalf of the Company. The shares issued to Valvasone Trust are included in the calculation of the shares issued and outstanding before the offering. Of the 3,000,000 shares of common stock issued, 400,000 are included in the offering.

(13)	On February 14, 2019, the Company issued 1,500,000 shares of its common stock to Jody A. DellaDonna as payment for services rendered on behalf of the Company. The shares issued to Mr. DellaDonna are included in the calculation of the shares issued and outstanding before the offering. Of the 1,500,000 shares of common stock issued, 200,000 are included in the offering.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the year-ended December 31, 2018	For the year-ended December 31, 2017
Revenue	$3,000	$-
Loss from operations	$(376,253)	$(389,446)
Net income (loss)	$(7,710,990)	$(342,212)

Balance Sheet Data

	As of December 31, 2018	As of December 31, 2017
Cash	$28,005	$2
Total assets	$129,319	$127,387
Total liabilities	$11,613,095	$4,010,173
Total stockholders’ (deficiency)	$(11,483,776)	$(3,882,786)

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RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have approximately ten years of corporate operational history and have yet to generate substantial revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in both the technology, retail and cannabis industries, which are three rapidly transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change or that potential customers will utilize our services.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

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We expect our quarterly financial results to fluctuate.

We expect our revenue and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

●	General economic conditions, both domestically and in foreign markets;

●	The performance of the two spin-offs of which we hold an equity investment;

●	Production from the oil and natural gas wells in which we maintain ownership;

●	Our ability to identify future acquisition targets;

●	Our ability to raise capital to implement our business plan; and

●	General acceptance and growth of the cannabis and blockchain technology industries.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

General Business Risks

Conflicts of interest may arise from other business activities of our directors and officers.

Our sole officer and director, Wayne Anderson, currently serves in the role as President and Chairman of another publicly traded entity, Global Technologies, Ltd. (a non-reporting publicly traded company “GTLL” on the OTC Markets “PINK”). As such, Mr. Anderson may not be able to dedicate the required time to the Company.

We are highly dependent on the services of key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically Wayne Anderson. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We will need to raise additional capital to continue operations over the coming year.

We anticipate the need to raise approximately $500,000 in capital to fund our operations through December 31, 2019. We expect to use these cash proceeds, primarily to assist AMDAQ Corp in the further development of its business plan including legal and accounting expenses aimed at its “going public” event, find a suitable acquisition target for our US Natural Gas Corp KY subsidiary and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

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If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. While neither Florida law nor our Articles of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

If we are unable to maintain effective internal control over our financial reporting, the reputational effects could materially adversely affect our business.

Under the provisions of Section 404(a) of the Sarbanes-Oxley Act of 2002, as amended by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted rules requiring public companies to perform an evaluation of Internal Control over Financial Reporting (Internal Controls) and to report on our evaluation in our Annual Report on Form 10-K. Our Internal Controls constitute a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. In the event we discover material weakness in our internal controls and our remediation of such reported material weakness is ineffective, or if in the future we are unable to maintain effective Internal Controls, additional resulting material restatements could occur, regulatory actions could be taken, and a resulting loss of investor confidence in the reliability of our financial statements could occur.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease ongoing business operations.

We are in the “developmental” stage of business and have yet to commence any substantive commercial operations. We have limited history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. We have a limited operating history and must be considered in the developmental stage. Success is significantly dependent on a successful drilling, completion and production program. Operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the developmental stage and potential investors should be aware of the difficulties normally encountered by enterprises in this stage. If the business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in the Company.

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Risks Inherit to Our Oil & Gas Operations

As properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on the properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. The wells we maintain a royalty interest are located throughout Kentucky or Tennessee and considered in the exploration stage. Failure to make commercial discoveries on any of these properties would prevent our company from earning revenue and could lead to the failure of our business.

We are a new entrant into the oil and gas exploration and development industry without profitable operating history.

Since inception, activities have been limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of properties. As a result, there is limited information regarding property related production potential or revenue generation potential. As a result, future revenues may be limited or non-existent.

The business of oil and gas exploration and development is subject to many risks. The potential profitability of oil and natural gas properties if economic quantities are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground conditions; (ii) geological problems; (iii) drilling and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected reserve quantities; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labor disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or drilling to operate in accordance with specifications or expectations.

Drilling operations may not be successful which would harm our ability to operate.

There can be no assurance that future drilling activities will be successful, and we cannot be sure that overall drilling success rate or production operations within a particular area will ever come to fruition and, if it does, will not decline over time. We may not recover all or any portion of the capital investment in the wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon results of operations and financial condition. The cost of drilling, completing, and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formations; (iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in availability of drilling rigs and delivery of equipment. If we are unable to successfully drill for oil and natural gas, we will not have revenue and in turn, the company could fail.

Production initiatives may not prove successful which could have a material adverse effect upon our operations.

The shales from which we intend to produce natural gas frequently contain water, which may hamper the ability to produce gas in commercial quantities. The amount of natural gas that can be commercially produced depends upon the rock and shale formation quality, the original free gas content of the shales, the thickness of the shales, the reservoir pressure, the rate at which gas is released from the shales, and the existence of any natural fractures through which the gas can flow to the well bore. However, shale rock formations frequently contain water that must be removed in order for the gas to detach from the shales and flow to the well bore. The ability to remove and dispose of sufficient quantities of water from the shales will determine whether or not we can produce gas in commercial quantities.

There is no guarantee that the potential drilling locations we have or acquire in the future will ever produce natural gas, which could have a material adverse effect upon the results of operations.

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Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities which could have a material adverse effect upon our operations.

Prospects are in various stages of preliminary evaluation and assessment and we have not reached the point where we will decide to drill at all on the subject prospects. The use of seismic data, historical drilling logs, offsetting well information, and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities or quality to recover drilling or completion costs or to be economically viable. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

If production results from operations, we are dependent upon transportation and storage services provided by third parties.

We will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of gas supplies. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates could hinder processing and marketing operations and/or affect sales margins.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulations. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

The oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring new leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. With the increased competition for mineral rights leases, we cannot say with certainty that we will be able to expand beyond the current 1,300 acres we currently hold. If we are unable to acquire further leaseholds, our drilling activities will be restricted to the acreage we currently maintain, which will in turn limit our growth and revenue.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, state or local authorities may be changed and any such changes may have material adverse effects on activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain operations.

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Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of operations.

In general, exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or which we may elect not to insure. Incurring any such liability may have a material adverse effect on financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on the ability to operate and profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate profitably.

Risks Inherit to Our Equity Holding in The Greater Cannabis Company, Inc.

The Greater Cannabis Company, Inc.’s proposed business is dependent on laws pertaining to the marijuana industry.

Continued development of the marijuana industry is dependent upon continued legislative authorization and/or voter approved referenda of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact their proposed business.

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As of March 18, 2019, 33 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon, California, Maine, Nevada, Massachusetts and the District of Columbia have approved ballot measures to legalize cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use, cultivation and/or possession illegal on a national level. As discussed in the “Cole Memo” the former Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. Any change in the federal government’s enforcement of current federal laws could cause significant financial damage to The Greater Cannabis Company, Inc., its shareholders and the valuation of our equity holding within the company.

Cannabis remains illegal under Federal law.

Despite the development of a legal cannabis industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a “Schedule-I” controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that the Federal government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has determined that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical and recreational cannabis. There is no guarantee that the Trump Administration will not change the Federal government’s stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Any such change in the Federal government’s enforcement of Federal laws could cause significant financial damage to The Greater Cannabis Company, Inc., its shareholders and the valuation of our equity holding within the company.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require The Greater Cannabis Company, Inc. to incur substantial costs associated with compliance or alter their business plan. In addition, violations of these laws, or allegations of such violations, could disrupt their business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to their proposed business. They cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, The Greater Cannabis Company, Inc. may be deemed to be aiding and abetting illegal activities through the services that they provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Their business provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against them, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, they may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on their business and operations.

The alternative medicine industry faces strong opposition.

It is believed by many that well-funded, significant businesses may have a strong economic opposition to the medical marijuana industry as currently formed. The Greater Cannabis Company, Inc. believes that the pharmaceutical industry clearly does not want to cede control of any compound that could become a strong selling drug. For example, medical marijuana will likely adversely impact the existing market for Marinol® aka ronabinol, the current “marijuana pill” sold by AbbVie, Inc. The “traditional” pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry makes in halting or rolling back the medical marijuana movement could have a detrimental impact on the market for their services and products and thus on our business, operations and financial condition.

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Federal enforcement practices could change with respect to services provided to participants in the cannabis industry, which could adversely impact The Greater Cannabis Company, Inc. If the Federal government were to change its practices or were to expend its resources on enforcement actions against service providers in the cannabis industry, such actions could have a materially adverse effect on their operations, their customers, or the sales of their products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit their advertisers from selling cannabis and/or cannabis-related products, and, if such legislation were enacted, such advertisers may discontinue the use of their services, their potential source of customers would be reduced, and their revenues would decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on their products, which would be detrimental to the Company. They cannot predict the nature of any future laws, regulations, interpretations or applications, nor can they determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on their business.

The Greater Cannabis Company, Inc.’s potential customers, clients and companies which they may elect to invest directly with may have difficulty accessing the service of banks, which may make it difficult for them to operate.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed cannabis businesses. A memorandum issued by the Justice Department to federal prosecutors reiterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and “may not” be prosecuted. FinCEN issued guidelines to banks noting that it is possible to provide financial services to state-licensed cannabis businesses and still be in compliance with federal anti-money laundering laws. The guidance, however, falls short of the explicit legal authorization that banking industry officials had requested the government provide, and, to date, it is not clear if any banks have relied on the guidance to take on legal cannabis companies as clients. The aforementioned policy can be changed, including in connection with a change in presidential administration, and any policy reversal and or retraction could result in legal cannabis businesses losing access to the banking industry.

Because the use, sale and distribution of cannabis remains illegal under federal law, many banks will not accept deposits from or provide other bank services to businesses involved with cannabis. The inability to open bank accounts may make it difficult for their existing and potential customers, clients and tenants to operate and may make it difficult for them to contract with them.

The Greater Cannabis Company, Inc. operates in a highly competitive environment, and if they are unable to compete with their competitors, their business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

The Greater Cannabis Company, Inc. operates in a highly competitive environment. Their competition includes all other companies that are in the business of distributing or reselling cannabis, cannabidiol (“CBD”) and hemp-based products for personal or medicinal use or consumption. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

The Greater Cannabis Company, Inc. may not be able to compete successfully with other established companies offering the same or similar services and, as a result, they may not achieve their projected revenue and user targets.

If, The Greater Cannabis Company, Inc. is unable to compete successfully with other businesses in their existing market, they may not achieve their projected revenue and/or customer targets. They compete with both start-up and established retail and technology companies. Compared to their business, some of their competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the technological or cannabis markets.

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The failure to enforce and maintain their intellectual property rights could enable others to use names confusingly similar to The Greater Cannabis Company, Inc. and other names and marks used by their business, which could adversely affect the value of the brand.

The success of The Greater Cannabis Company, Inc.’s business depends on their continued ability to use their existing trade name in order to increase their brand awareness. In that regard, they believe that their trade name is valuable asset that is critical to their success. As of the date of this prospectus, they have not submitted their trademark application for their name, The Greater Cannabis Company, Inc. In the event they elect to submit an application to the U.S. Patent and Trademark Office, there is no guarantee that they will grant them a trademark. The unauthorized use or other misappropriation of their trade name could diminish the value of their business concept and may cause a decline in their revenue.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies operating in compliance with applicable state laws, as well as recent guidance from the United States Department of Justice, banks remain wary of accepting funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis and/or related products. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. The Greater Cannabis Company, Inc.’s inability to open a bank account may make it difficult (and potentially impossible) for them, or some of their customers, to do business with them.

Risks Inherit to Our Equity Holding in AMDAQ Corp

Government actions or digital distribution platform restrictions could result in AMDAQ Corp’s products and services being unavailable in certain geographic regions, harming future growth.

Due to their connections to the blockchain industry, governments and government agencies could ban or cause their network or future apps to become unavailable in certain regions and jurisdictions. This could greatly impair or prevent them from registering new customers at their online portal in affected areas and prevent current customers from accessing the network. In addition, government action taken against their service providers, suppliers or partners could cause their network to become unavailable for extended periods of time.

Failure to identify and acquire technology and assets in the blockchain sector could greatly harm AMDAQ Corp’s business model.

Their business model is reliant on their ability to identify and acquire technology and assets within the blockchain sector. There is no guarantee that they will be successful in identifying viable companies or successful in acquiring any companies.

Competing blockchain platforms and technologies.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. This may adversely affect the Company and its exposure to various blockchain technologies. Such circumstances would have a material adverse effect on the ability of the Company to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company.

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A network or data security incident may allow unauthorized access to AMDAQ Corp’s network or data, harm their reputation, create additional liability and adversely impact our financial results.

Increasingly, companies are subject to a wide variety of attacks on their networks on an ongoing basis. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, and denial of service attacks, sophisticated nation-state and nation-state supported actors now engage in intrusions and attacks (including advanced persistent threat intrusions) and add to the risks to our internal networks and the information they store and process. Despite significant efforts to create security barriers to such threats, it is virtually impossible for them to entirely mitigate these risks. A breach in their data security could compromise their networks or networks secured by their products, creating system disruptions or slowdowns and exploiting security vulnerabilities of their products, and the information stored on their networks could be accessed, publicly disclosed, altered, lost, or stolen, which could subject them to liability and cause them financial harm. Although they have not yet experienced significant damages from unauthorized access by a third party of their internal network, any actual or perceived breach of network security in their internal systems could result in damage to their reputation, negative publicity, loss of channel partners, end-customers and sales, loss of competitive advantages over their competitors, increased costs to remedy any problems, and costly litigation. Any of these negative outcomes could adversely impact the market perception of their products and services and investor confidence in their company and could seriously harm their business or operating results.

Government regulation of the Blockchain industry and digital assets is evolving, and unfavorable changes could substantially harm AMDAQ Corp’s business and results of operations.

They are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing securities and digital assets. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm their business and results of operations.

Due to AMDAQ Corp’s involvement in the blockchain industry, they may have a difficult time obtaining the various insurances that are desired to operate their business, which may expose them to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, may become more difficult for them to find and more expensive, because they are a service provider to companies in the digital asset sector. There are no guarantees that they will be able to find such insurances in the future, or that the cost will be affordable to them. If they are forced to go without such insurances, it may prevent them from entering into certain business sectors, may inhibit our growth, and may expose them to additional risk and financial liabilities. AMDAQ Corp will carry general liability insurance. They do not currently hold any other forms of insurance, including directors’ and officers’ insurance. Because they do not have any other types of insurance, if they are made a party of a legal action, they may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against them that could cause them to cease operations.

Forms of Attack Against the Ethereum Network.

Exploitation of Flaws in the Ethereum Network’s Source Code

As with any other computer code, the Ethereum Network source code may contain certain flaws. Several errors and defects have been found and corrected, including those that disabled some functionality for users, exposed users’ information, or allowed users to create multiple views of the Ethereum Network. Such flaws have been discovered and quickly corrected by the Core Developers or the Ethereum community, thus demonstrating one of the advantages of open source codes that are available to the public: open source codes rely on transparency to promote community-sourced identification and solution of problems within the code.

Greater than Fifty Percent of Network Computational Power

Malicious actors can structure an attack whereby such actor gains control of more than half of the Ethereum Network’s processing power or “hashrate.” Computer scientists and cryptographers believe that the immense collective processing power of the Ethereum Network makes it impracticable for an actor to gain control of computers representing a majority of the processing power on the Ethereum Network.

If a malicious actor acquired sufficient computational power necessary to control the Ethereum Network (which amount would be well in excess of fifty percent), it would be able to engage in double-spending, or prevent some or all transactions from being confirmed, and prevent some or all other miners from mining any valid new blocks. The malicious actor or group of actors, however, would not be able to reverse other people’s transactions, change the fixed number of Ethers generated per new block, or transfer previously existing Ether that belong to other users.

Cancer Nodes

This form of attack involves a malicious actor propagating “cancer nodes” to isolate certain users from the legitimate Ethereum Network. A target user functionally surrounded by cancer nodes would be put on a separate “network,” allowing the malicious actor to relay only blocks created by the separate network and thus opening the target user to double-spending attacks. By using cancer nodes, a malicious actor also can disconnect the target user from the Ethereum economy entirely by refusing to relay any blocks or transactions. Ethereum software programs make these attacks more difficult by limiting the number of outbound connections through which users are connected to the Ethereum Network.

Manipulating Blockchain Formation

A malicious actor may attempt to double-spend Ether by manipulating the formation of the Blockchain rather than through control of the Ethereum Network. In this type of attack, a miner creates a valid new block containing a double-spend transaction and schedules the release of such attack block so that it is added to the Blockchain before a target user’s legitimate transaction can be included in a block. All double-spend attacks require that the miner sequence and execute the steps of its attack with sufficient speed and accuracy. Users and merchants can dramatically reduce the risk of a double-spend attack by waiting for multiple confirmations from the Ethereum Network before settling a transaction. The Ethereum Network still may be used to execute instantaneous, low-value transactions without confirmation to the extent the recipient of Ether determines that a malicious miner would be unwilling to carry out a double-spend attack for low-value transactions because the reward from mining would be higher than the small profit gained from double-spending. Users and merchants can take additional precautions by adjusting their Ethereum Network software programs to connect only to other well-connected nodes and to disable incoming connections. These precautions reduce the risk of double-spend attacks involving manipulation of a target’s connectivity to the Ethereum Network.

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Rapid technological changes.

The industries in which AMDAQ Corp intends to compete with are subject to rapid technological changes. No assurances can be given that the technological advantages which may be enjoyed by the Company in respect of their technologies cannot or will not be overcome by technological advances in the respective industries rendering the Company’s technologies obsolete or non-competitive.

Protection of intellectual property.

The success of AMDAQ Corp will be dependent, in part, upon the protection of its various proprietary technologies from competitive use. Certain of its technologies are the subject of various patents in varying jurisdictions. In addition to the patent applications, the Company relies on a combination of trade secrets, nondisclosure agreements and other contractual provisions to protect its intellectual property rights. Nevertheless, these measures may be inadequate to safeguard the Company’s underlying technologies. If these measures do not protect the intellectual property rights, third parties could use the Company’s technologies, and its ability to compete in the market would be reduced significantly.

In the future, the Company may be required to protect or enforce its patents and patent rights through patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time, and could divert management’s attention from other business concerns. These actions could put the Company’s patents at risk of being invalidated or interpreted narrowly, and any patent applications at risk of not issuing. In defense of any such action, these third parties may assert claims against the Company. The Company cannot provide any assurance that it will have sufficient funds to vigorously prosecute any patent litigation, that it will prevail in any of these suits, or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation, which could result in the negative perception by investors, which could cause the price of the Company’s common stock to decline dramatically.

Risk to Our Common Stock and Offering

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over the Counter Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Authorization of preferred stock.

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. At present, we have authorized and issued 3,000,000 and 1,000,000 shares, respectively, of Series A Preferred stock and authorized and issued 500,000 and 100 shares, respectively, of Series D Preferred stock. Please see NOTE L - CAPITAL STOCK for further information.

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The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria. No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder. Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction.

There are substantial restrictions on the transfer of the Shares. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. There is not a public market for the resale of the Shares. A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Bulletin Board is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Existing stockholders will experience significant dilution from our sale of shares under potential Securities Purchase Agreements.

The sale of shares pursuant to any Securities Purchase Agreements executed by the Company in the future will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly, as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

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The Company May Issue Shares of Preferred Stock with Greater Rights than Common Stock.

The Company’s charter authorizes the Board of Directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of the Company’s common stock. Any preferred stock that is issued may rank ahead of the Company’s common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than the Company’s common stock.

Being a Public Company Significantly Increases the Company’s Administrative Costs.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and listing requirements subsequently adopted by the NYSE Amex in response to Sarbanes-Oxley, have required changes in corporate governance practices, internal control policies and audit committee practices of public companies. Although the Company is a relatively small public company, these rules, regulations, and requirements for the most part apply to the same extent as they apply to all major publicly traded companies. As a result, they have significantly increased the Company’s legal, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly, as well as requiring substantial time and attention of our senior management. The Company expects its continued compliance with these and future rules and regulations to continue to require significant resources. These rules and regulations also may make it more difficult and more expensive for the Company to obtain director and officer liability insurance in the future and could make it more difficult for it to attract and retain qualified members for the Company’s Board of Directors, particularly to serve on its audit committee.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTC Bulletin Board, but it is the Company’s plan that the common shares be quoted on the OTC Bulletin Board. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;

(ii)	the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US $5,000,000, or (b) average annual revenue of at least US $6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years and has net tangible assets of at least US $2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

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The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 750,000,000 shares of common stock, of which 11,577,791 shares of common stock are issued and outstanding as of April 9, 2019. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

Following a reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that a reverse stock split will result in a share price that will attract new investors.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control Sylios Corp, it is not likely that you will be able to elect directors or have any say in the policies of the Company

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Sylios Corp beneficially own approximately 25% of our outstanding common stock either through direct ownership or through another class of capital stock that may be convertible into shares of our common stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The Company is a holding company.

The Company is a holding company and essentially all of its assets are the capital stock of its material subsidiaries. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. Consequently, our cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and investments and the distribution of those earnings to the Company. The ability of these entities to pay dividends and other distributions will depend on their operating results and are subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Company.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

●	the growth of our business and revenues and our expectations about the factors that influence our success;

●	our plans to continue to invest in systems, facilities, and infrastructure, increase our hiring and grow our business;

●	our plans for the build out and expansion of AMDAQ Corp’s business model;

●	our ability to identify and acquire working interests and royalties in producing properties (oil and natural gas) for our subsidiary US Natural Gas Corp KY;

●	our ability to identify acquisitions, joint ventures and other business combinations;

●	our ability to attain funding and the sufficiency of our sources of funding;

●	our expectation that our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses will increase;

●	fluctuations in our capital expenditures; and

●	our plans for potential business partners and any acquisition plans;

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as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this prospectus is a part, including the risks described under “Risk Factors.” Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision. In addition, as discussed in “Risk Factors,” our shares may be considered a “penny stock” and, as a result, the safe harbors provided for forward-looking statements made by a public company that files reports under the federal securities laws may not be available to us.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering, except from the issuance of 1,000,000 shares of our common stock underlying the warrant issued to Darling Capital, LLC.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company. No independent accountant or appraiser has been retained to protect the interest of the investors. No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares. Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling shareholders identified in the table below of up to 5,387,500 shares of our common stock, which were issued in various transactions exempt from registration under the Securities Act, as follows:

●	1,000,000 of the shares registered hereby are issuable upon the exercise of the warrant issued to Darling Capital, LLC on January 9, 2019; and

●	3,000,000 of the shares registered hereby are issuable upon conversion of the Convertible Notes, which we sold to Armada Investment Fund, LLC on October 9, 2018 and December 31, 2018; and

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●	37,500 of the shares registered hereby were issued to Jeffrey J. Parker to satisfy an outstanding liability for consulting services; and

●	750,000 of the shares registered hereby are issuable upon conversion of the Company’s Series D Preferred stock held by its officer, Jimmy Wayne Anderson.

●	400,000 of the shares registered hereby were issued to Valvasone Trust as payment for services rendered on behalf of the Company

●	200,000 of the shares registered hereby were issued to Jody A. DellaDonna as payment for services rendered on behalf of the Company

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders, but we will however receive proceeds from the issuance of 3,000,000 shares of our common stock underlying the warrant issued to Darling Capital, LLC, from the issuance of 50,000 shares of our common stock underlying the warrants issued to Jimmy Wayne Anderson and from the issuance of 171,250 shares of our common stock underlying the warrants issued to Armada Investment Fund, LLC. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. Each selling shareholder who is also an affiliate of a broker dealer as noted below has represented that: (1) the selling shareholder purchased in the ordinary course of business; and (2) at the time of purchase of the securities being registered for resale, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Stockholder	Beneficial Ownership Before Offering (ii)	Percentage of Common Stock Owned Before Offering (ii)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After the Offering (iii)
Armada Investment Fund, LLC (iv)	3,707,835	19.99%	3,000,000	707,835	3.82%
Jimmy Wayne Anderson (vi)	3,974,021	21.42%	750,000	3,224,021	17.38%
Darling Capital, LLC (vii)	3,594,066	19.37%	1,000,000	2,594,066	13.98%
Valvasone Trust	3,000,005	16.17%	400,000	2,600,005	14.02%
Jody A. DellaDonna	1,500,000	8.09%	200,000	1,300,000	7.01%
Jeffrey J. Parker (v)	37,501	* %	37,500	1	* %
TOTAL	15,813,428	85.04%	5,387,500	10,425,928	56.21%

* Less than 1%

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 18,549,041 shares issued and outstanding as of April 9, 2019.

(iii) Assumes that all securities registered will be sold.

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(iv) Includes 3,000,000 shares of the Company’s common stock reserved as per the terms of the Securities Purchase Agreements with Armada Investment Fund, LLC dated October 9, 2018 and December 31, 2018, 62,500 shares of common stock issuable to Armada Investment Fund, LLC as per the warrant issued on October 9, 2018, 82,500 shares of common stock issuable to Armada Investment Fund, LLC as per the warrant issued on December 31, 2018, 26,250 shares of common stock issuable to Armada Investment Fund, LLC as per the warrant issued on February 18, 2019 and 536,585 shares of common stock issued as payment towards a convertible note The shares issuable under the warrants are not included within the shares being registered. Please see NOTE L - CAPITAL STOCK and NOTE P – SUBSEQUENT EVENTS for additional information.

(v) Includes 37,500 shares of the Company’s common stock issued to Mr. Parker to satisfy an outstanding liability for consulting services completed on behalf of the Company.

(vi) Includes 750,000 shares of the Company’s common stock issuable upon conversion of the Company’s Series D Preferred stock, 995,025 shares of common stock issued for director’s compensation for the calendar year 2018, 2,176,617 shares of common stock issued for director’s compensation for the calendar years 2011-2017, 50,000 shares of common stock issuable upon exercise of the warrants issued to Mr. Anderson on April 1, 2015 and April 1, 2018, respectively and 2,379 shares of common stock previously held..

(vii) Includes 3,000,000 shares issuable upon the exercise of the warrant issued to Darling Capital, LLC on January 9, 2019 and 594,066 shares of common stock issued as payment towards a convertible note.

(viii) Includes 3,000,000 shares of the Company’s common stock issued to Valvasone Trust as payment for services rendered on behalf of the Company and 5 shares of common stock previously held in the name of Valvasone Trust.

(ix) Includes 1,500,000 shares of the Company’s common stock issued to Jody A. DellaDonna as payment for services rendered on behalf of the Company.

(x) Those shareholders shown with an asterisk (*) after their name in the “Stockholder” column are registered broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

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●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

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DESCRIPTION OF SECURITIES

Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

Our authorized capital consists of 750,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 5,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of December 31, 2018, the Company had 5,909,113 shares of Common Stock issued and outstanding and 1,000,100 shares of Preferred stock issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

On December 28, 2018, the Company’s common stock underwent a 1:4000 reverse stock split. Prior to the reverse stock split, the Company had 10,949,884,000 common shares outstanding. Upon the effective date of the reverse stock split, the Company had 2,737,471 common shares outstanding.  Please see NOTE L - CAPITAL STOCK for further information.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The Company had 1,000,000 and 1,000,000 shares of its Series A Preferred Stock issued and outstanding at December 31, 2018 and December 31, 2017, respectively. The Company had 100 and 100 shares of its Series D Preferred Stock issued and outstanding at December 31, 2018 and December 31, 2017, respectively. Please see NOTE L - CAPITAL STOCK for further information.

Options and Warrants

At December 31, 2018, the Company has issued warrants/options to the persons and upon the terms below:

Name	Date of Issuance	Shares upon Issuance of warrants or options (v)	Exercise Price (vi)	Expiration Date
Armada Investment Fund, LLC (i)	10/9/2018	62,500	$0.40	10/9/2023
Armada Investment Fund, LLC (ii)	12/31/2018	82,500	0.50	12/31/2023
Wayne Anderson (iii)	4/1/2015	25,000	0.80	4/1/2020
Wayne Anderson (iv)	4/1/2018	25,000	0.40	4/1/2023

(i)	On October 9, 2018, the Company executed a Convertible Note (the “Convertible Note”) payable to Armada Investment Fund, LLC, (“ARMADA”) in the principal amount of $30,000. The Convertible Note was funded on October 10, 2018. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (October 9, 2019) at the option of the holder at the Variable Conversion Price, shall equal the lesser of (i) 50% multiplied by the lowest Trading Price during the previous twenty (20) Trading Days before the Issue Date of this Note (representing a discount rate of 50%) or (iii) 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the lowest Trading Price (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, ARMADA was also issued a warrant granting the holder the right to purchase 62,500 shares of the Company’s common stock at an exercise price of $.40 for a term of 5-years. As part of the Convertible Note, the Company executed a Registration Rights Agreement (the “RRA”) dated October 9, 2018. Among other things, the RRA provides for the Company to file a Registration Statement with the SEC covering the resale of shares underlying the Convertible Note and the warrant and to have declared effective such Registration Statement. In the event that the Company doesn’t meet the registration requirements provided for in the RRA, the Company is obligated to pay ARMADA certain payments for such failures. Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(ii)	On December 31, 2018, the Company executed a Convertible Note (the “Convertible Note”) payable to Armada Investment Fund, LLC, (“ARMADA”) in the principal amount of $33,000. The Convertible Note was funded on December 31, 2018. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (December 31, 2019) at the option of the holder at the Variable Conversion Price, shall equal the lesser of (i) 50% multiplied by the lowest Trading Price during the previous twenty (20) Trading Days before the Issue Date of this Note (representing a discount rate of 50%) or (iii) 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the lowest Trading Price (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, ARMADA was also issued a warrant granting the holder the right to purchase 82,500 shares of the Company’s common stock at an exercise price of $.50 for a term of 5-years. Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(iii)	On April 1, 2015, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2015, and terminating on March 31, 2018, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 25,000 shares of common stock at an average price of $0.80 per share. Mr. Anderson will receive an annual compensation of $221,767 for each of the three years of the Agreement.

(iv)	On April 1, 2018, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2018 and terminating on March 31, 2021, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 25,000 shares of common stock at a price of $0.40 per share. Mr. Anderson will receive an annual compensation of $270,000 for each of the three years of the Agreement.

(v)	All share totals shown under “Shares upon issuance of warrants or options” are adjusted for the Company’s 1:4000 reverse stock split effective on December 28, 2018.

(vi)	The exercise price of each warrant/option shown under “Exercise Price” have been adjusted for the Company’s 1:4000 reverse stock split effective on December 28, 2018.

To date, no warrants or options have been issued under shareholder approved plans and no shareholder approved plans currently exist. Please see NOTE L - CAPITAL STOCK and NOTE P- SUBSEQUENT EVENTS for further information.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer, 6725 Via Austi Pkwy, Suite 300 Las Vegas, NV 89119, Tel: (702) 361-3033 Fax: (702) 433-1979.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by John E. Lux, Esq., 1629 K Street, Suite 300, Washington, DC 20006. The financial statements for the years ended December 31, 2018 and 2017 for Sylios Corp included in this prospectus and elsewhere in the registration statement have been audited by Michael T. Studer CPA P.C., as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

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DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

DESCRIPTION OF BUSINESS

Organization

Sylios Corp (f/k/a US Natural Gas Corp) (“Sylios”, the “Company”, “we”, “us”, or “our”) was organized as a Florida Corporation on March 28, 2008 under the name of Adventure Energy, Inc.

Sylios Corp is a holding corporation, which through its subsidiaries, has operations engaged in the exploration and development of oil and natural gas properties, purchase or royalty and working interest units in producing properties (oil and natural gas) and alternative land development projects The Company maintains equity investments in our two spin-offs (The Greater Cannabis Company, Inc. and AMDAQ Corp) catering to the medical and recreational marijuana industry and blockchain technology.

Our operations are currently divided amongst three wholly owned subsidiaries, US Natural Gas Corp KY (“KY”), US Natural Gas Corp WV (“WV”) (formerly Wilon Resources, Inc.) and E 3 Petroleum Corp (“E3”). During the fiscal year ended 2017, the Company spun-off its two formerly owned subsidiaries, The Greater Cannabis Company, Inc. and AMDAQ Corp. In addition, in June 2017 the Company sold its wholly owned subsidiary Bud Bank, Inc. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

Our principal executive office is located at Sylios Corp, 501 1st Ave N., Suite 901, St. Petersburg, FL 33701, and our telephone number is (727) 482-1505.

For the year ended December 31, 2018, we raised an aggregate of $63,000 from the sale of our securities. For the year ended December 31, 2018, we had net loss of $7,710,990.

Our independent registered public accounting firm has issued an audit opinion for our Company, which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Background: Sylios Corp

Sylios Corp (f/k/a US Natural Gas Corp) (“Sylios”, the “Company”, “we”, “us”, or “our”) was organized as a Florida Corporation on March 28, 2008 under the name of Adventure Energy, Inc.

Sylios Corp is a holding corporation, which through its subsidiaries, has operations engaged in the exploration and development of oil and natural gas properties, purchase or royalty and working interest units in producing properties (oil and natural gas) and alternative land development projects The Company maintains equity investments in our two spin-offs (The Greater Cannabis Company, Inc. and AMDAQ Corp) catering to the medical and recreational marijuana industry and blockchain technology.

Our operations are currently divided amongst three wholly owned subsidiaries, US Natural Gas Corp KY (“KY”), US Natural Gas Corp WV (“WV”) (formerly Wilon Resources, Inc.) and E 3 Petroleum Corp (“E3”). During the fiscal year ended 2017, the Company spun-off its two formerly owned subsidiaries, The Greater Cannabis Company, Inc. and AMDAQ Corp. In addition, in June 2017 the Company sold its wholly owned subsidiary Bud Bank, Inc. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

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On August 25, 2009, the Company formed Wilon Resources, Inc. in the state of Tennessee. On February 9, 2010, Wilon Resources, Inc. (“Wilon”) merged with and into Wilon Resources of Tennessee, Inc. (“WRT”), a publicly owned Tennessee Corporation. All of the stock of Wilon owned by the Company was acquired by WRT for consideration equal to 1,000 shares of WRT for every one share of Wilon held by the Company. Subsequent to the merger, Wilon approved the use of the name Wilon Resources, Inc. by WRT.

On September 4, 2009, the Company entered into a lender acquisition agreement with SLMI Holdings, LLC, a Nevada Limited Liability Company. Through this agreement, the Company acquired SLMI Options, LLC. The sole purpose of this acquisition of SLMI Options, LLC is to hold three commercial notes issued by Wilon Resources, Inc., (formerly “Wilon Resources of Tennessee, Inc.”) in the years 2005 through 2007.

On February 1, 2010, the Company formed US Natural Gas Corp in the state of Florida. Subsequently, on March 22, 2010 the Company changed the name to US Natural Gas Corp KY. With this name change, all assets held in the state of Kentucky were transferred from US Natural Gas Corp to US Natural Gas Corp KY.

On February 2, 2010, the Company formed E 3 Petroleum Corp (“E 3”) in the state of Florida. E 3 acts as the operator and bonding entity for the Company’s wells in the states of Kentucky and West Virginia.

On March 19, 2010, the shareholders of Adventure Energy, Inc. (now Sylios Corp) approved an amendment to its Articles of Incorporation changing the name of the Company to US Natural Gas Corp, and an amendment deleting Article 8 thereof to eliminate reference to a non-existent Shareholders’ Restrictive Agreement. Wilon simultaneously completed a name change to US Natural Gas Corp WV. On April 13, 2010, the Company received approval from FINRA recognizing the name change and approving a corresponding change of the Company’s trading symbol from “ADVE” to “UNGS.”

On March 19, 2010, the Company’s shareholders approved with 16,611,138 votes “for” and zero votes “against” to an exchange of shares between the Company and Wilon Resources, Inc. (“Wilon”), whereby the Company acquired all of the outstanding shares of Wilon. For each share of common stock of Wilon exchanged, the Company issued one share of the Company’s common stock plus one warrant to purchase one additional share of common stock of the Company at an exercise price of $.25 (25 cents) per share to be exercisable for a period of 5 years from the date of issue. Wilon’s shareholders approved the share exchange with 27,843,109 votes “for” and zero votes “against.”

On June 3, 2010, the Financial Industry Regulatory Authority (FINRA) made the final approval of the share exchange. The Company accounted for the acquisition of Wilon using the purchase method on June 3, 2010.

On January 11, 2011, the Board of Directors of B.T.U. Pipeline, Inc. (“BTU”), a wholly owned subsidiary of the Company, elected to dissolve the corporation. BTU was organized under the state of Tennessee and was acquired in the Wilon Resources, Inc. acquisition in 2010. BTU’s sole purpose of existence was to serve as the bonding company and operator of the Company’s West Virginia natural gas wells. Any remaining assets of BTU were assigned to US Natural Gas Corp WV on January 11, 2011 and appropriate documentation filed with the County Clerk of Wayne County, West Virginia. The Articles of Dissolution and Articles of Termination were filed with the State of Tennessee Department of State on March 4, 2011 after the Company’s Certificate of Tax Clearance was received from the Tennessee Department of Revenue. The corporation was effectively terminated and dissolved on March 15, 2011 with the Tennessee Secretary of State.

On April 16, 2012, the Company filed a Form 15 with the Securities and Exchange Commission to immediately end the Company’s requirements as a fully reporting entity. The Company’s common stock will continue to be quoted on the OTC Markets (“Pinksheets”). Upon filing the Company’s financial information, the Company’s status on the OTC Markets will be deemed as “Current Information Tier”. In the event the Company fails to file its financial reports with the OTC Markets, it may be deemed as “Limited Information” or a “STOP” will be placed against our Company quotation informing investors of our failure to file the required financial reports.

On July 19, 2013, the Company filed an Amendment to its articles of Incorporation reducing the Authorized number of common shares from 9,000,000,000 to 2,000,000,000 and to effectively reduce the number of common shares outstanding through a 1:300 reverse stock split.

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On August 12, 2013, the Company effectively completed a 1:300 reverse stock split of its common stock.

On March 13, 2014, the Company formed The Greater Cannabis Company, LLC (“GCC”) in the state of Florida. GCC will act as the Company’s operating subsidiary for its new operation in the medical and recreational marijuana market. On July 19, 2013, the Company filed an Amendment to its Articles of Incorporation reducing the Authorized number of common shares from 9,000,000,000 to 2,000,000,000 and to effectively reduce the number of common shares outstanding through a 1:300 reverse stock split.

On April 14, 2014, the Company filed an Amendment to its Articles of Incorporation with the State of Florida Division of Corporations for a name change from US Natural Gas Corp to Sylios Corp. On April 25, 2014, the Company filed the appropriate documentation with the Financial Industry Regulatory Authority (“FINRA”) to effectively change the name of the publicly traded entity from US Natural Gas Corp to Sylios Corp. The name change was effective on June 20, 2014. The Company’s new Cusip number associated with the name change is 871324 109.

On July 2, 2014, the Company formed Bud Bank, LLC (“BB”) in the state of Florida. BB will act as the Company’s operating subsidiary dedicated solely to the Company’s cannabis dispensing product.

On July 9, 2014, the Company entered into two separate Consulting Agreements with Greenscape Laboratories, Inc., whereby the companies would provide one another with services related to strategic board level advisory, financial advisory, business development and acquisition and joint ventures advisory. The term of each agreement was 12 months.

On July 9, 2014, the Company entered into definitive agreements with Bayport International Holdings, Inc. for the disposition of certain assets currently operated by the Company’s operating subsidiaries within the states of West Virginia. Included within the assets are certain leases covering mineral rights, oil and natural gas wells and ancillary facilities constructed by the Company for the delivery of natural gas in West Virginia. On July 31, 2014, the transaction closed.

On July 11, 2014, the Company filed a trademark for the name “Bud Bank” with the United States Office Patent and Trademark Office.

On July 31, 2014, the Company and Bayport International Holdings, Inc. (“Bayport”) closed on the Asset Purchase Agreement entered into between the companies on July 9, 2014. Included within the assets sold by the Company were certain leases covering mineral rights, oil and natural gas wells, certain right of ways and ancillary facilities constructed by the Company for the delivery of natural gas in West Virginia. The Company will file the required Bill of Sales, Assignments and Deeds with the designated County Clerks for the transaction. At Closing, Bayport remitted the required funds as per the Asset Purchase Agreement and issued to the Company three Notes with varying maturity dates.

On July 31, 2014, the Company entered into a Licensing Agreement with Artemis Dispensing Technologies (“Artemis”) for the development and resell of its automated dispensing product. Under the collaboration and license agreement, Artemis will be responsible for the development of a high-end automated dispensing product. Upon launch and sales of the product, Artemis will be responsible for the installation, training and customer support for the hardware and software. The Company will be responsible for direct sales, addition of key distributors and sub-licensing of specific territories within the U.S. Under the terms of the agreement, the Company will pay to Artemis a one-time licensing fee in the amount of $500,000.00 broken into tranches and based on development parameters. Artemis will also receive a percentage of transaction fees generated on a monthly basis per unit. The Company will receive revenue generated directly from sales either though its website or sales staff, a royalty from sales generated through third party vendors/distributors or a percentage of any sub-licenses sold. In addition, the Company shall have the first right of refusal to purchase a license for the use of the same technology in other countries.

On August 21, 2014, the Company filed an Amendment to its Articles of Incorporation increasing the Authorized number of common shares from 2,000,000,000 to 5,000,000,000. No changes were made to the Company’s Preferred share structure.

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On November 24, 2014, the Company filed an Amendment to its Articles of Incorporation increasing the Authorized number of common shares from 5,000,000,000 to 9,000,000,000. No changes were made to the Company’s Preferred share structure.

On August 1, 2015, the Company and Artemis Dispensing Technologies (“Artemis”) agreed to amend the terms of the licensing agreement entered into by both parties on July 31, 2014. Under the amended terms, the Company’s compensation to Artemis has been reduced, the term of the agreement extended through 2018 and the per unit cost to the Company decreased. Further details of the amended terms will be provided upon execution of the definitive documents.

On September 30, 2015, the Company’s Board of Directors voted to implement a reverse stock split of the Company’s common stock and to reduce the number of Authorized shares of common stock.

On October 29, 2015, the Company’s Board of Directors voted to rescind the proposed reverse stock split of the Company’s common stock and reduction in the number of Authorized shares of common stock.

On October 30, 2015, the Company notified the Financial Industry Regulatory Authority (“FINRA”) of its decision to rescind the proposed reverse stock split of the Company’s common stock and reduction in the number of Authorized shares of common stock.

On October 30, 2015, the Company filed an Amendment to its Articles of Incorporation, to become effective on October 30, 2015, to effectively rescind the previously filed Amendment dated October 1, 2015 whereby the Company’s common stock was reversed on a 1:500 ratio and the number of shares of Authorized common stock was reduced from 9 Billion to 4 Billion. Upon the effectiveness of the October 30, 2015 Amendment, shareholders will hold the same number of shares as prior to the filing of the October 1, 2015 Amendment, effectively no reverse split. The number of shares of Authorized common stock shall remain at 9 Billion.

On February 22, 2016, the Company engaged Pacific Stock Transfer to act in the capacity as its Transfer Agent.

In March 2016, the Company opened a new division focusing on the purchase of new and used oilfield equipment. The Company’s new division will look to purchase new and used oilfield equipment from those Operators and Supply shops either going out of business or looking to move supply at distressed prices. The Company will focus on the states of Kentucky, Tennessee and West Virginia for the near term. Through an agreement with a financing entity, the Company will be allotted capital to purchase and store or purchase and flip the acquired equipment.

On December 14, 2016, Sylios Corp (the “Company”) filed a Current Report with OTC Markets stating that it would file an Amended and Restated Articles of Incorporation for its wholly owned subsidiary, The Greater Cannabis Company, LLC (the “Subsidiary”). The Board of Directors voted on December 16, 2016 to forgo this corporate action and has elected to file a Notice of Conversion for the Subsidiary.

On December 16, 2016, the Company’s Board of Directors voted to file a Notice of Conversion for its wholly owned subsidiary, The Greater Cannabis Company, LLC. The Notice was filed with the State of Florida Division of Corporations on January 13, 2017 to convert The Greater Cannabis Company, LLC from a limited liability company to a Florida for-profit corporation. The company name, The Greater Cannabis Company, LLC, was changed to The Greater Cannabis Company, Inc. Included within the filing, The Greater Cannabis Company, Inc. filed its Articles of Incorporation and authorized 500 million shares of Common stock and 10 million shares of Preferred stock.

On January 5, 2017, the Company filed an Amendment to its Articles of Incorporation increasing the Authorized number of common shares from 9,000,000,000 to 11,000,000,000. No changes were made to the Company’s Preferred share structure.

On January 3, 2017, the Company filed a Reinstatement with the State of Florida and a change of Registered Agent.

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On January 5, 2017, the Company filed an Amendment to its Articles of Incorporation increasing the Authorized number of common shares from 9,000,000,000 to 11,000,000,000. No changes were made to the Company’s Preferred share structure.

On January 9, 2017, the Company’s Board of Directors voted to file Articles of Organization to form a new entity, GCC Superstore, LLC. The Articles of Organization were filed with the State of Florida on January 13, 2017 with a requested effective date of January 9, 2017. The new entity will become a wholly owned subsidiary of The Greater Cannabis Company, Inc. and will remain as such post spin-off.

On January 12, 2017, the Company filed a Reinstatement with the State of Florida for its subsidiary, The Greater Cannabis Company, LLC, to bring the Company current with the State of Florida.

On January 18, 2017, the Company filed a corporate action with the Financial Industry Regulatory Authority (“FINRA”) to effect a partial spin-off of its wholly owned subsidiary, The Greater Cannabis Company, Inc., through a stock dividend.

On February 22, 2017, the Company entered into an Anti-Dilution Agreement with The Greater Cannabis Company, Inc., whereby the Company has the right to participate in future financing transactions with The Greater Cannabis Company, Inc. to avoid dilution of its ownership. The Company is not required to participate and if it elects not to, its ownership stake will be reduced.

On February 5, 2017, the Company, through its wholly owned subsidiary US Natural Gas Corp KY (“KY”), entered into a Joint Venture Agreement (the “Agreement”) with Keller Energy, LLC (collectively the “Parties”) for the acquisition of certain oil producing wells within the states of Kentucky and Tennessee. Under the terms of the Agreement, the Parties will acquire oil producing wells with each Party maintaining a 50% working interest. Upon Closing of the Agreement, KY was assigned a 50% working interest in the Eddie D. Smith #5 and the Amos Nicholas #15-3, both located in Pickett County, TN.

On March 7, 2017, the Company received notification from FINRA that they had received the necessary documentation to process the corporate action requested by the Company and its transfer agent, Pacific Stock Transfer. The Payment Date was revised to March 10, 2017. Therefore, effective as of March 10, 2017, The Greater Cannabis Company, Inc. was no longer a wholly owned subsidiary of the Company. The Company was issued 5,378,476 shares of common stock of The Greater Cannabis Company, Inc., which equates to a 19.99% ownership stake.

On March 22, 2017, the Company entered into a Collateral Agreement with SLMI Energy Holdings, LLC (“SLMI”), the Company’s senior secured debt holder, which released The Greater Cannabis Company, Inc. from any guarantee of the liabilities due to SLMI.

On April 21, 2017, the Company entered into a definitive Asset Acquisition Agreement (the “Agreement”) with The Greater Cannabis Company, Inc. (“GCC”), whereby GCC will acquire the Company’s wholly owned subsidiary Bud Bank, LLC (“Bud Bank”). Under the Agreement, GCC is obligated to pay the Company a royalty of 10% of net sales proceeds generated by Bud Bank through its operations up to a total of $50,000 and thereafter for perpetuity pay a royalty of 3% of net sales proceeds generated by Bud Bank through its operations. The transaction closed on June 21, 2017 concurrent with the Company’s filings with the State of Florida. The transaction closed on June 20, 2017.

On June 19, 2017, the Company filed a Reinstatement with the State of Florida for its subsidiary, Bud Bank, LLC to bring the Company current with the State of Florida. In addition, the Company filed a Notice of Conversion and Articles of Incorporation for Bud Bank to effectively convert Bud Bank from a Florida limited liability company to a Florida for-profit corporation. The name of the new entity is Bud Bank, Inc.

On June 25, 2017, the Company’s Board of Directors approved the spin-off of the Company’s wholly owned subsidiary, E 2 Investments, LLC. The Company will look for a suitable acquisition candidate for E 2 Investments, LLC.

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On August 21, 2017, the Company’s wholly owned subsidiary E 2 Investments, LLC (“E2”)(hereinafter the “Company”) entered into a Letter of Intent with AMDAQ LTD (“AMDAQ”), a corporation formed under the Registrar of Companies for England and Wales. Under the terms of the LOI, the Company was to file documents with the State of Florida to convert the Company from a limited liability company to a Florida for-profit corporation, file Articles of Incorporation and a name change to AMDAQ Corp. Each of the required filings was completed on August 25, 2017 and is now effective with the State of Florida. The Company issued 15,000,000 shares of common stock in exchange for AMDAQ’S 100 ordinary issued and outstanding shares at Closing. In addition, the Company issued an additional 3,000,000 shares of its common stock for the acquisition of 1,000,000 AMDAQ tokens which represents all of the AMDAQ mined Ethereum tokens. The Company and AMDAQ entered into definitive documents on August 28, 2017 and the Closing occurred on September 1, 2017.

On August 24, 2017, the Board approved the filings for the spin-off of its wholly owned subsidiary, E 2 Investments, LLC (“E2”). On August 25, 2017, the Company filed a Reinstatement, Notice of Conversion and Articles of Incorporation for E2 with the State of Florida. Under the Articles of Incorporation, E 2 shall be authorized to issue two classes of stock. The first being Common stock of which it shall be authorized to issue 250 million shares. The second being Preferred stock of which it shall be authorized to issue 5 million shares. The Record date for the spin-off of AMDAQ is set at September 15, 2017. Shareholders of record of Sylios Corp on the close of September 15, 2017 will receive 1 share of common stock of AMDAQ Corp for every 750 shares of common stock of Sylios Corp owned. The Payment date is set at October 2, 2017. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

On September 1, 2017, the Company filed an Issuer Company-Related Action Form with the Financial Industry Regulatory Authority (hereinafter “FINRA”) for the spin-off of AMDAQ to the Company’s shareholders. Upon an approval from FINRA, the Company will file a Registration Statement with the Securities and Exchange Commission on Form S-1 to register the shares issued to the Company’s shareholders as well as a percentage issued to the previous LTD shareholders. On September 29, 2017, Sylios received notification from FINRA that they had received the necessary documentation to process the corporate action requested by Sylios and its transfer agent, Pacific Stock Transfer. The Record Date for the spin-off was September 15, 2017 with a Payment Date of October 2, 2017.

On September 12, 2017, the Company’s wholly owned subsidiary US Natural Gas Corp KY (“KY”)(hereinafter the “Company”) entered into a Letter of Intent with TerraTech, Inc. (“TTECH”), a corporation formed under the laws of the State of Texas. Under the terms of the LOI, the Company was to acquire TTECH through an Agreement and Plan of Share Exchange. KY was to file Amended and restated Articles of Incorporation with the State of Florida to increase the number of Authorized shares of common stock to 500,000,000 and authorize the issuance of 5,000,000 shares of Preferred stock. The Company was to issue 330 shares of its common stock for each share of common stock outstanding for TTECH. Upon execution of the LOI, TTECH had 100,000 shares of common stock outstanding. KY and TTECH entered into an Agreement and Plan of Share Exchange dated September 22, 2017 and the Closing occurred on September 28, 2017. At Closing, KY issued the holders of TTECH’S common stock 33,00,000 shares of its common stock. TTECH became a partially owned subsidiary of Sylios Corp. Steven Terrell, the founder of TTECH, became the sole officer and director. Sylios Corp’s plan was to file an S-1 in the 4th Quarter of 2017 and to follow with the filing of a Form 211 to take TTECH public. Due to delays with The Greater Cannabis Company’s “going public” event, neither the S-1 nor the Form 211 were filed. On May 21, 2018, the transaction was rescinded through the execution of a Mutual Rescission and Release Agreement by all parties and the shares of KY that were issued to TTECH were returned to the Company and retired. Mr. Terrell resigned as an officer and director of KY and Wayne Anderson resumed the role of sole officer and director.

On November 14, 2017, the Company’s Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series D Preferred Stock.” Please see NOTE L - CAPITAL STOCK for further information.

On January 2, 2018, the Company executed a new Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing January 2, 2018 the Company is to pay Mr. Anderson $10,000 per quarter for which Mr. Anderson serves on the Board of Directors. In addition to cash compensation, the Company is to issue Mr. Anderson the equivalent of $10,000 of the Company’s common stock on the last calendar day of each quarter. The calculation for the number of shares to be issued to Mr. Anderson shall be as follows: $10,000/(Closing stock price on the last trading day of each quarter x .80).

On April 1, 2018, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2018, and terminating on March 31, 2021, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 100,000,000 shares of common stock at an average price of $.0001 per share. Mr. Anderson will receive an annual compensation of $270,000 for each of the three years of the Agreement.

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On April 16, 2018, the Company’s Board of Directors approved the filing of an Amendment to its Articles of Incorporation reducing the number of shares of common stock authorized to 750 million and completing a 1:4000 reverse stock split of its common stock.

On April 17, 2018, shareholders holding a majority of the “voting shares” of the Company’s capital stock approved the filing of an Amendment of the Company’s Articles of Incorporation to reduce the number of authorized shares of common and for the Company to file a 1:4000 reverse stock split.

On May 1, 2018, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) for the Company’s approved 1:4000 reverse stock split. On July 10, 2018, FINRA sent the Company a “Deficiency Notice Pursuant to FINRA Rule 6490” in effect terminating the corporate action filled by the Company due to pending, adjudicated or settled regulatory action brought about against one of the Company’s current Convertible Note holders with conversion rights into the Company’s common stock.

On May 1, 2018, Beaufort Capital Partners, LLC (‘Plaintiff”) filed a complaint against the Company (“Defendant”) with the Supreme Court of New, County of New York, alleging that the Defendant failed to pay principal, interest and other amounts due and owing pursuant to certain agreements between Plaintiff and Defendant, including but not limited to those certain Senior Secured Convertible Notes dated October 19, 2016 and other related instruments in the amount of $197,128.64. On October 5, 2018, the Company and the Plaintiff entered into a Debt Settlement Agreement (the “Agreement”) whereby the Company was to pay the Plaintiff the sum of Fifteen Thousand and NO/100 Dollars ($15,000)(the “Settlement Amount”) as a one-time lump sum payment to satisfy all financial obligations by the Company to the Plaintiff for all Convertible Notes issued to the Plaintiff. On October 10, 2018, the Company made full payment of the Settlement Amount.

On May 10, 2018, the Company’s subsidiary, US Natural Gas Corp KY (“KY”), entered into an Asset Purchase Agreement with Soligen Technologies, Inc. (“SGTN”) for the sale of 13 previously producing crude wells, approximately 1700 acres of leaseholds, tank batteries and gathering systems (collectively the “assets”) all located in multiple counties throughout the State of Kentucky. Under the terms of the Agreement, SGTN will acquire the assets for consideration of One Hundred Forty Thousand and no/100 Dollars ($140,000). At Closing, SGTN assigned KY a royalty for payment out of production, whereby KY shall receive thirty percent (30%) of the gross proceeds of production from the acquired assets. In addition, KY shall receive ten percent (10%) of the monthly gross proceeds of production from any new drilled wells on the acquired leases. KY shall receive payments from production until such time that KY has received a total of One Hundred Forty Thousand and no/100 Dollars ($140,000).

On June 6, 2018, the Company entered into a Renewal Note with SLMI Energy Holdings, LLC in the amount of One Hundred Twenty Thousand and no/100 Dollars ($120,000). The Renewal Note renews a promissory note issued by the Company to SLMI Holdings, LLC dated November 12, 2009 in the amount of One Hundred Thousand and no/100 Dollars ($100,000) plus an additional Twenty Thousand and no/100 Dollars ($20,000) leant by SLMI Energy Holdings, LLC to the Company on the same date of the Renewal Note.

On July 9, 2018, the Company was notified that The Greater Cannabis Company, Inc. received notification that it would begin being quoted under the symbol “GCAN” on July 10, 2018.

On October 6, 2018, the Company entered into a Commercial Real Estate Purchase and Sale Agreement with the Company’s President for the purchase of a .92 acre of land located in Bibb County, GA. The purchase price for the land was $40,000. On this same date, the Company entered into an Asset Purchase Agreement with its President for the purchase of all architectural and engineering plans for the development of a storage facility to be constructed on the .92 acre of land. The purchase price for the assets was $35,000. The Company issued its President a Note in the amount of $75,000 on this same date. The Note has a term of one year and bears interest at 6%. The Company’s first payment in the amount of $15,000 is due within 90 days of an effective reverse stock split. As of December 31, 2018, the Company has not made any payment against the Note.

On December 7, 2018, the Company filed a new Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) for the Company’s approved 1:4000 reverse stock split. On December 27, 2018, the Company was notified by FINRA that it had sufficient information to pass on the corporate action. The Company’s common stock began trading on a post-split basis beginning on December 28, 2018 (the “Effective date”). The trading symbol for the Company’s common stock was changed to “UNGSD” for the first twenty business days including the effective date, thereafter the trading symbol reverted back to “UNGS.”

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Fundraising and Previous Offerings

During the year ended December 31, 2018, the Company raised $63,000 through the issuance of two Convertible Notes. Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information.

Employees and Consultants

Sylios Corp has 1 full employee, and one part-time independent consultant. The Company’s current President, Jimmy Wayne Anderson, also served in the role as President and Director of The Greater Cannabis Company, Inc. through July 31, 2018. Mr. Anderson does serve as the sole officer and director of Global Technologies, Ltd. The Company anticipates that it will need to retain the services of additional management and key personnel in the near future to further its business plan.

Amount Spent on Research and Website Development

Sylios Corp invests a significant portion of its operating budget in the development of its subsidiaries and subsequent spin-off transactions. We expect to spend approximately $250,000 during the fiscal year ended December 31, 2019 on further development-related payroll and expenses. We spent $0 on research and development-related salaries for the year ended December 31, 2018.

Insurance

In 2019, Sylios Corp will begin offering health, dental and vision insurance to its employees at an estimated monthly cost of $2,000. Sylios Corp also carries general liability insurance. We do not currently hold any other forms of insurance, including directors’ and officers’ insurance. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

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Trademarks

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. As of the date of this prospectus, we have not submitted a trademark application for our name, Sylios Corp or that of any of our subsidiaries. In the event the Company does file an application, there is no guarantee that the U.S. Patent and Trademark Office will grant us a trademark. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

Competitors, Methods of Completion, Competitive Business Conditions

We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Appalachian Basin and elsewhere competing for customers. Several of our competitors are large, well-known oil and gas and/or energy companies, but no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources, sometimes enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. We are more of a regional operator, and have the traditional competitive strengths of one, including recently established contacts and in-depth knowledge of the local geography.  Additionally, there is increasing competition from other fuel choices to supply the energy needs of consumers and industry.  Management believes that there exists a viable market place for smaller producers of natural gas and oil and for operators of smaller natural gas transmission systems.

We believe our equity holding in The Greater Cannabis Company, Inc. faces significant direct competition in the cannabis and CBD sector. There are several direct competitors such as General Cannabis Corp, Kushco Holdings and Cannabics Pharmaceuticals just to name a few. In addition, our equity holding in AMDAQ Corp also faces significant competition with several direct competitors such as Blockchain Industries, Inc., BTCS, Inc., Hive Blockchain Technologies, Ltd and Riot Blockchain.

Legal Proceedings

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities be incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

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On May 1, 2018, Beaufort Capital Partners, LLC (‘Plaintiff”) filed a complaint against the Company (“Defendant”) with the Supreme Court of New, County of New York, alleging that the Defendant failed to pay principal, interest and other amounts due and owing pursuant to certain agreements between Plaintiff and Defendant, including but not limited to those certain Senior Secured Convertible Notes dated October 19, 2016 and other related instruments in the amount of $197,128.64. On October 5, 2018, the Company and the Plaintiff entered into a Debt Settlement Agreement (the “Agreement”) whereby the Company was to pay the Plaintiff the sum of Fifteen Thousand and NO/100 Dollars ($15,000)(the “Settlement Amount”) as a one-time lump sum payment to satisfy all financial obligations by the Company to the Plaintiff for all Convertible Notes issued to the Plaintiff. On October 10, 2018, the Company made full payment of the Settlement Amount.

On December 31, 2013, PR Newswire Assoc, LLC (“Plaintiff”) filed a complaint against the Company (“Defendant”) with the Circuit Court of Pinellas County, Florida, alleging that the Defendant failed to pay the Plaintiff for public relation services in the amount of $4,175. On February 18, 2014, the Court issued a Final Judgment against the Company in the amount of $4,175 principal, costs in the sum of $350 for a total of $4,525. Said total is to draw interest at the legal rate of 4.75% interest per annum. As of December 31, 2018, $4,525 principal plus all inherit interest remain due.

On December 5, 2013, Jack Rice Insurance, LLC (“Plaintiff”) filed a complaint against the Company (“Defendant”) with the Circuit Court of Pinellas County, Florida, alleging that the Defendant failed to pay the Plaintiff for insurance premiums in the amount of $1941.96 plus costs in the amount of $191.11 for a total of $2,133.07. On February 13, 2014, the Court issued a Final Judgment against the Company in the amount of $1,941.96 principal, costs in the sum of $191.11 for a total of $2,133.07. Said total is to draw interest at the legal rate of 4.75% interest per annum. As of December 31, 2018, $1,406.28 principal plus all inherit interest remain due.

On November 27, 2013, Wallace L. Scruggs and Renee Scruggs (Plaintiffs”) filed a complaint against the Company (“Defendant”) in the United States District Court, Southern District of West Virginia, Huntington Division alleging that the Defendant failed to make payments on the terms of a Subscription Agreement entered into by the Plaintiffs and a subsidiary of the Defendant in the amount of $350,000. On March 1, 2017, the case was dismissed with prejudice by the Court for failure to prosecute and stricken from the docket of the court.

On August 29, 2011, US Natural Gas Corp (“Plaintiff”) filed a complaint against Northwest Florida Operations, Inc. (“Defendant”) in the County Court of Pinellas County Florida, Small Claims Division alleging breach of contract against the Defendant with an amount due of $1,568 with costs of $268.92. On October 11, 2011, the Court issued a Final judgment in the amount of $1793.90 with interest at 4.75%. As of December 31, 2018, $1,793.90 plus all inherit interest remain due.

Sources and Availability of Raw Materials

We do not use raw materials in our business.

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Reports to Security Holders

We are required to file reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC’s web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website for investors at http://www.sylios.com.com/filings/.

PROPERTIES

Our current office space is located at 501 1st Ave N., Suite 901, St. Petersburg, FL 33701. As our operations grow, we anticipate requiring additional space at some point during 2019. We are currently entered into a month to month lease but, believe we will be at our current office space for the foreseeable future.

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We own a .92 acre tract of vacant commercial land in Bibb County, Georgia. With adequate financing, the Company’s current plans are to develop a storage facility on site during calendar 2019. Please see NOTE C – PROPERTY AND EQUIPMENT for further information.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to expand our current space or locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

Please read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

Sylios Corp (f/k/a US Natural Gas Corp) was organized in the State of Florida on March 28, 2008 under the name Adventure Energy, Inc. Since our inception, we have generated only minimal revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Sylios Corp’s business model is designed to:

12 MONTH MILESTONES TO IMPLEMENT BUSINESS OPERATIONS

The Milestones encompass what management believes the Company needs to accomplish to be successful. The Milestones are broken down by quarters and projected costs.

Assumptions:

Accounting/Audit related fees, edgar fees and legal and professional fees are compliance related and are not included within the Company’s Business milestones.

Quarterly Milestones:

A. 0-3 Months

○	Fund the “going public” event for AMDAQ Corp inclusive of; accounting, audit, legal and regulatory fees

○	Hire ancillary staff to support the Company’s operations

○	Identify producing properties (crude and natural gas) for investment purposes: royalty and working interest participation

○	Retain consultant for SEO (Search Engine Optimization) web services for the Company and AMDAQ Corp

○	Complete accounting including audit review for quarter end and file 10-Q at a cost of $5,000

○	We anticipate starting to generate revenue during this quarter from our royalty interests in producing properties

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B. 4-6 Months

○	Identify producing properties (crude and natural gas) for investment purposes: royalty and working interest participation

○	New website development

○	Identify business opportunities for the Company’s wholly owned subsidiary, US Natural Gas Corp KY

○	Initiate search for additional key personnel with the goal of hiring a new executive officer and 1-2 ancillary staff members at a projected cost of $120,000 annually for the executive officer not inclusive of benefits and $50,000 annually per ancillary staff member not inclusive of benefits.

○	Complete accounting including audit review for quarter end and file 10-Q at a cost of $5,000

○	Appoint 1-2 additional Board members

C. 7-9 Months

○	Identify producing properties (crude and natural gas) for investment purposes: royalty and working interest participation

○	Initiate development of a storage facility on the Company’s .92 tract acre of undeveloped commercial property in Bibb County, GA. Initial cost of $150,000.

○	Complete accounting including audit review for year end and file 10-K at a cost of $20,000

○	Identify additional direct investments in private companies within the cannabis and blockchain sectors with a potential investment amount of $100,000

○	Thorough evaluation of the Company’s business plan to date with a focus on profitability and sustainability

○	Perform website maintenance and upgrades at a projected cost of $2,000 for the quarter

D. 10-12 Months

○	Further development of the Company’s storage facility at a cost of $350,000.

○	Review SEO plan and make changes as needed

○	Identify additional direct investments in private companies within the cannabis and blockchain sectors with a potential investment amount of $100,000

○	Complete accounting including audit review for quarter end and file 10-Q at a cost of $5,000

○	Develop business plan for years two and three

○	We anticipate that we will continue to generate revenue/gains from the Company’s royalty and working interests in producing properties and from the Company’s storage facility

○	Employee evaluations and changes if needed

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The below discussions are as of the date stated (unless specifically noted otherwise) and should be read in conjunction with financial statements and notes thereto for the applicable period referenced. These discussions may include information that has since changed and may not be consistent with other sections of this prospectus.

Recent Developments- Fiscal years 2018 and 2017

On January 3, 2017, the Company filed a Reinstatement with the State of Florida and a change of Registered Agent.

On January 5, 2017, the Company filed an Amendment to its Articles of Incorporation increasing the Authorized number of common shares from 9,000,000,000 to 11,000,000,000. No changes were made to the Company’s Preferred share structure.

On January 9, 2017, the Company’s Board of Directors voted to file Articles of Organization to form a new entity, GCC Superstore, LLC. The Articles of Organization were filed with the State of Florida on January 13, 2017 with a requested effective date of January 9, 2017. The new entity will become a wholly owned subsidiary of The Greater Cannabis Company, Inc. and will remain as such post spin-off.

On January 12, 2017, the Company filed a Reinstatement with the State of Florida for its subsidiary, The Greater Cannabis Company, LLC, to bring the Company current with the State of Florida.

On January 18, 2017, the Company filed a corporate action with the Financial Industry Regulatory Authority (“FINRA”) to effect a partial spin-off of its wholly owned subsidiary, The Greater Cannabis Company, Inc., through a stock dividend.

On February 22, 2017, the Company entered into an Anti-Dilution Agreement with The Greater Cannabis Company, Inc., whereby the Company has the right to participate in future financing transactions with The Greater Cannabis Company, Inc. to avoid dilution of its ownership. The Company is not required to participate and if it elects not to, its ownership stake will be reduced.

On February 5, 2017, the Company, through its wholly owned subsidiary US Natural Gas Corp KY (“KY”), entered into a Joint Venture Agreement (the “Agreement”) with Keller Energy, LLC (collectively the “Parties”) for the acquisition of certain oil producing wells within the states of Kentucky and Tennessee. Under the terms of the Agreement, the Parties will acquire oil producing wells with each Party maintaining a 50% working interest. Upon Closing of the Agreement, KY was assigned a 50% working interest in the Eddie D. Smith #5 and the Amos Nicholas #15-3, both located in Pickett County, TN.

On March 7, 2017, the Company received notification from FINRA that they had received the necessary documentation to process the corporate action requested by the Company and its transfer agent, Pacific Stock Transfer. The Payment Date was revised to March 10, 2017. Therefore, effective as of March 10, 2017, The Greater Cannabis Company, Inc. was no longer a wholly owned subsidiary of the Company. The Company was issued 5,378,476 shares of common stock of The Greater Cannabis Company, Inc., which equates to a 19.99% ownership stake.

On March 22, 2017, the Company entered into a Collateral Agreement with SLMI Energy Holdings, LLC (“SLMI”), the Company’s senior secured debt holder, which released The Greater Cannabis Company, Inc. from any guarantee of the liabilities due to SLMI.

On April 21, 2017, the Company entered into a definitive Asset Acquisition Agreement (the “Agreement”) with The Greater Cannabis Company, Inc. (“GCC”), whereby GCC will acquire the Company’s wholly owned subsidiary Bud Bank, LLC (“Bud Bank”). Under the Agreement, GCC is obligated to pay the Company a royalty of 10% of net sales proceeds generated by Bud Bank through its operations up to a total of $50,000 and thereafter for perpetuity pay a royalty of 3% of net sales proceeds generated by Bud Bank through its operations. The transaction closed on June 21, 2017 concurrent with the Company’s filings with the State of Florida. The transaction closed on June 20, 2017.

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On June 19, 2017, the Company filed a Reinstatement with the State of Florida for its subsidiary, Bud Bank, LLC to bring the Company current with the State of Florida. In addition, the Company filed a Notice of Conversion and Articles of Incorporation for Bud Bank to effectively convert Bud Bank from a Florida limited liability company to a Florida for-profit corporation. The name of the new entity is Bud Bank, Inc.

On June 25, 2017, the Company’s Board of Directors approved the spin-off of the Company’s wholly owned subsidiary, E 2 Investments, LLC. The Company will look for a suitable acquisition candidate for E 2 Investments, LLC.

On August 21, 2017, the Company’s wholly owned subsidiary E 2 Investments, LLC (“E2”)(hereinafter the “Company”) entered into a Letter of Intent with AMDAQ LTD (“AMDAQ”), a corporation formed under the Registrar of Companies for England and Wales. Under the terms of the LOI, the Company was to file documents with the State of Florida to convert the Company from a limited liability company to a Florida for-profit corporation, file Articles of Incorporation and a name change to AMDAQ Corp. Each of the required filings was completed on August 25, 2017 and is now effective with the State of Florida. The Company issued 15,000,000 shares of common stock in exchange for AMDAQ’S 100 ordinary issued and outstanding shares at Closing. In addition, the Company issued an additional 3,000,000 shares of its common stock for the acquisition of 1,000,000 AMDAQ tokens which represents all of the AMDAQ mined Ethereum tokens. The Company and AMDAQ entered into definitive documents on August 28, 2017 and the Closing occurred on September 1, 2017.

On August 24, 2017, the Board approved the filings for the spin-off of its wholly owned subsidiary, E 2 Investments, LLC (“E2”). On August 25, 2017, the Company filed a Reinstatement, Notice of Conversion and Articles of Incorporation for E2 with the State of Florida. Under the Articles of Incorporation, E 2 shall be authorized to issue two classes of stock. The first being Common stock of which it shall be authorized to issue 250 million shares. The second being Preferred stock of which it shall be authorized to issue 5 million shares. The Record date for the spin-off of AMDAQ is set at September 15, 2017. Shareholders of record of Sylios Corp on the close of September 15, 2017 will receive 1 share of common stock of AMDAQ Corp for every 750 shares of common stock of Sylios Corp owned. The Payment date is set at October 2, 2017. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

On September 1, 2017, the Company filed an Issuer Company-Related Action Form with the Financial Industry Regulatory Authority (hereinafter “FINRA”) for the spin-off of AMDAQ to the Company’s shareholders. Upon an approval from FINRA, the Company will file a Registration Statement with the Securities and Exchange Commission on Form S-1 to register the shares issued to the Company’s shareholders as well as a percentage issued to the previous LTD shareholders. On September 29, 2017, Sylios received notification from FINRA that they had received the necessary documentation to process the corporate action requested by Sylios and its transfer agent, Pacific Stock Transfer. The Record Date for the spin-off was September 15, 2017 with a Payment Date of October 2, 2017.

On September 12, 2017, the Company’s wholly owned subsidiary US Natural Gas Corp KY (“KY”)(hereinafter the “Company”) entered into a Letter of Intent with TerraTech, Inc. (“TTECH”), a corporation formed under the laws of the State of Texas. Under the terms of the LOI, the Company will acquire TTECH through an Agreement and Plan of Share Exchange. KY will file Amended and restated Articles of Incorporation with the State of Florida to increase the number of Authorized shares of common stock to 500,000,000 and authorize the issuance of 5,000,000 shares of Preferred stock. The Company will issue 330 shares of its common stock for each share of common stock outstanding for TTECH. Currently, TTECH has 100,000 shares of common stock outstanding, thus the Company will be required to issue 33,000,000 shares of its common stock to the holders on TTECH’S common stock. KY and TTECH entered into an Agreement and Plan of Share Exchange dated September 22, 2017 and the Closing occurred on September 28, 2017. TTECH became a partially owned subsidiary of Sylios Corp. Steven Terrell, the founder of TTECH, will remain the sole officer and director. During the 4th Quarter of 2017, Sylios Corp was file to spin-off TTECH through a stock dividend. On May 21, 2018, the transaction was rescinded through the execution of a Mutual Rescission and Release Agreement by all parties and the shares of KY that were issued to TTECH were returned to the Company and retired. Mr. Terrell resigned as an officer and director of KY and Wayne Anderson resumed the role of sole officer and director.

On November 14, 2017, the Company’s Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series D Preferred Stock.” Please see NOTE L - CAPITAL STOCK for further information.

On January 2, 2018, the Company executed a new Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing January 2, 2018 the Company is to pay Mr. Anderson $10,000 per quarter for which Mr. Anderson serves on the Board of Directors. In addition to cash compensation, the Company is to issue Mr. Anderson 10,000 shares of its common stock for each quarter served.

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On April 1, 2018, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2018, and terminating on March 31, 2021, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 100,000,000 shares of common stock at an average price of $.0001 per share. Mr. Anderson will receive an annual compensation of $270,000 for each of the three years of the Agreement.

On April 16, 2018, the Company’s Board of Directors approved the filing of an Amendment to its Articles of Incorporation reducing the number of shares of common stock authorized to 750 million and completing a 1:4000 reverse stock split of its common stock.

On April 17, 2018, shareholders holding a majority of the “voting shares” of the Company’s capital stock approved the filing of an Amendment of the Company’s Articles of Incorporation to reduce the number of authorized shares of common and for the Company to file a 1:4000 reverse stock split.

On May 1, 2018, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) for the Company’s approved 1:4000 reverse stock split. On July 10, 2018, FINRA sent the Company a “Deficiency Notice Pursuant to FINRA Rule 6490” in effect terminating the corporate action filled by the Company due to pending, adjudicated or settled regulatory action brought about against one of the Company’s current Convertible Note holders with conversion rights into the Company’s common stock.

On May 1, 2018, Beaufort Capital Partners, LLC (‘Plaintiff”) filed a complaint against the Company (“Defendant”) with the Supreme Court of New, County of New York, alleging that the Defendant failed to pay principal, interest and other amounts due and owing pursuant to certain agreements between Plaintiff and Defendant, including but not limited to those certain Senior Secured Convertible Notes dated October 19, 2016 and other related instruments in the amount of $197,128.64. On October 5, 2018, the Company and the Plaintiff entered into a Debt Settlement Agreement (the “Agreement”) whereby the Company was to pay the Plaintiff the sum of Fifteen Thousand and NO/100 Dollars ($15,000)(the “Settlement Amount”) as a one-time lump sum payment to satisfy all financial obligations by the Company to the Plaintiff for all Convertible Notes issued to the Plaintiff. On October 10, 2018, the Company made full payment of the Settlement Amount.

On May 10, 2018, the Company’s subsidiary, US Natural Gas Corp KY (“KY”), entered into an Asset Purchase Agreement with Soligen Technologies, Inc. (“SGTN”) for the sale of 13 previously producing crude wells, approximately 1700 acres of leaseholds, tank batteries and gathering systems (collectively the “assets”) all located in multiple counties throughout the State of Kentucky. Under the terms of the Agreement, SGTN will acquire the assets for consideration of One Hundred Forty Thousand and no/100 Dollars ($140,000). At Closing, SGTN assigned KY a royalty for payment out of production, whereby KY shall receive thirty percent (30%) of the gross proceeds of production from the acquired assets. In addition, KY shall receive ten percent (10%) of the monthly gross proceeds of production from any new drilled wells on the acquired leases. KY shall receive payments from production until such time that KY has received a total of One Hundred Forty Thousand and no/100 Dollars ($140,000).

On June 6, 2018, the Company entered into a Renewal Note with SLMI Energy Holdings, LLC in the amount of One Hundred Twenty Thousand and no/100 Dollars ($120,000). The Renewal Note renews a promissory note issued by the Company to SLMI Holdings, LLC dated November 12, 2009 in the amount of One Hundred Thousand and no/100 Dollars ($100,000) plus an additional Twenty Thousand and no/100 Dollars ($20,000) leant by SLMI Energy Holdings, LLC to the Company on the same date of the Renewal Note.

On July 9, 2018, the Company was notified that The Greater Cannabis Company, Inc. received notification that it would begin being quoted under the symbol “GCAN” on July 10, 2018.

On October 6, 2018, the Company entered into a Commercial Real Estate Purchase and Sale Agreement with the Company’s President for the purchase of a .92 acre of land located in Bibb County, GA. The purchase price for the land was $40,000. On this same date, the Company entered into an Asset Purchase Agreement with its President for the purchase of all architectural and engineering plans for the development of a storage facility to be constructed on the .92 acre of land. The purchase price for the assets was $35,000. The Company issued its President a Note in the amount of $75,000 on this same date. The Note has a term of one year and bears interest at 6%. The Company’s first payment in the amount of $15,000 is due within 90 days of an effective reverse stock split. As of December 31, 2018, the Company has not made any payment against the Note.

On December 7, 2018, the Company filed a new Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) for the Company’s approved 1:4000 reverse stock split. On December 27, 2018, the Company was notified by FINRA that it had sufficient information to pass on the corporate action. The Company’s common stock began trading on a post-split basis beginning on December 28, 2018 (the “Effective date”). The trading symbol for the Company’s common stock was changed to “UNGSD” for the first twenty business days including the effective date, thereafter the trading symbol reverted back to “UNGS.”

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Financing Needs

In order to fund our operations, we rely upon direct investments, partnerships and joint ventures with accredited investors. Once the Company becomes profitable, we intend to fund our operations from free cash flow.

At present, the Company only has sufficient funds to conduct its operations for three to six months. There can be no assurance that additional financing will be available in amounts or on terms acceptable to the Company, if at all.

If we are not successful in generating sufficient liquidity from Company operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on the Company’s business, results of operations liquidity and financial condition.

The Company presently does not have any available credit, bank financing or other external sources of liquidity. Due to its brief history and historical operating losses, the Company’s operations have not been a source of liquidity. The Company will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. There can be no assurance that the Company will be successful in obtaining additional funding.

The Company will need additional investments in order to continue operations. Additional investments are being sought, but the Company cannot guarantee that it will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. In the event there is a downturn in the U.S. stock and debt markets, this could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, fail to collect significant amounts owed to it, or experience unexpected cash requirements that would force it to seek alternative financing. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders.

Discussion for the twelve months ended December 31, 2018 and December 31, 2017 (Audited):

Results of Operations:

For the Fiscal Year ended

	31-Dec-18	31-Dec-17	$ Change
Gross revenue	$3,000	$-	$3,000
Operating expenses	379,253	389,446	(10,193)
Loss from Operations	(376,253)	(389,446)	(13,193)
Other Income (Expense)	(7,334,737)	47,234	(7,381,971)
Net Income (Loss)	(7,710,990)	(342,212)	(7,368,778)
Net loss per share - basic and diluted	$(2.82)	$(0.13)	$(2.69)

Revenues

Since our inception on March 28, 2008, we have generated minimal revenue from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us and risks associated with the implementation of our business strategies.

For the year ended December 31, 2018, we generated $3,000 in revenue from consulting fees, as compared to $0 for the year ended December 31, 2017, an increase of $3,000.

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Operating Expenses

Our operating expenses were $379,253 and $389,446 during fiscal years 2018 and 2017, respectively.

We anticipate that our cost of revenues will increase in 2019 and for the foreseeable future as we continue to identify opportunities in the oil and gas sector for the Company’s KY subsidiary, proceed with the spin-off of AMDAQ Corp and further identify potential acquisition candidates.

We incurred $0 and $0 in advertising expenses during fiscal years 2018 and 2017, respectively.

We incurred $0 and $0 in Payroll and related expenses during fiscal years 2018 and 2017, respectively. All wages during the years 2017 and 2018 were accrued. The Company anticipates that it will need to expand its management team with the AMDAQ spin-off and for any successful acquisitions.

Loss from Operations

Sylios Corp’s Loss from Operations decreased to $376,253 for fiscal year 2018 from $389,446 in 2017, a decrease of $13,193.

Other Income (Expenses)

Other Income (Expenses) included gain from the settlement of debt, loss on write-off of advances to spin-off subsidiaries, loss on conversion of debt, derivative liability, net gain (loss) from the sale of oil and gas properties and interest expense in the amount of ($7,334,737) during fiscal year 2018 as compared to $47,234 during fiscal year 2017. The increase in other income (expenses) in fiscal year 2018 is attributed to the Company’s calculation of its derivative liability expense.

Net Income (Loss)

For the fiscal year ended 2018, our net loss increased to ($7,710,990), as compared to a net loss of ($342,212) for the year ended December 31, 2017, an increase of $7,368,778. The increase in net loss is attributed to the Company’s calculation of its derivative liability expense.

Liquidity and Capital Resources

Cash on Hand

Our cash on hand as of December 31, 2018 was $28,005, as compared to $2 as of December 31, 2017.

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We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds, we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. Please see NOTE O- GOING CONCERN UNCERTAINITY for further information.

Use of Cash

We had net cash provided (used) in operating activities for the year ended December 31, 2018 and December 31, 2017 of ($39,252) and ($121,882), respectively.

We had net cash provided (used) in financing activities for the year ended December 31, 2018 and December 31, 2017 of $67,255, and $116,950, respectively.

Required Capital Over the Next Fiscal Year

We expect to incur losses from operations for the near future. We believe we will have to raise an additional $500,000 to fund our operations through the end of the 2019 fiscal year, including roughly $50,000 to remain current in our filings with the SEC.

Future financing may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, existing holders of our securities may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our securities.

If additional financing is not available or is not available on acceptable terms, we may be required to delay or reduce our commercialization efforts.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s consolidated financial position, results of operations or cash flows. See the Notes to the Financial Statements for more information.

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is currently traded on the OTC Markets “PINK” under the symbol “UNGS.”

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one Director. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. The officers are elected by our Board.

Name	Age	Position and Term
Wayne Anderson	53	President, Director and Chairman of the Board (Since 2008)

Wayne Anderson, President, Director and Chairman of the Board - Wayne Anderson is the co-founder and acting President and Chairman of the Board of Sylios Corp and has served in this capacity since the Company’s inception in 2008. Mr. Anderson has been instrumental in the establishment and development of each of the Company’s operational subsidiaries. Mr. Anderson leverages nearly 15 years of business experience in the financial and medical sectors prior to founding the Company. Mr. Anderson completed his undergraduate education at the University of Georgia and received his Doctorate degree from Temple University.

Mr. Anderson also serves as the sole officer and director of Global Technologies, Ltd., a publicly traded company listed on the OTC Markets “PINK” under the symbol “GTLL.”

The Company anticipates that it will need to retain additional management and key personnel in the near future.

Family Relationships

There are no family relationships among the directors and executive officers.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary- Paid or accrued ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

		(a)	(b)	(c)	(d)(5)			(e)

Wayne Anderson, President, Treasurer, Secretary, Chairman (3)(4)	2018	257,942	0	0	10,000	0	0		267,942
	2017	221,767	0	0	0	0	0	0	221,767
	2016	221,767	0	0	0	0	0	0	221,767
(2)(4)	2015	221,767	0	0	20,000	0	0	0	241,767
	2014	221,767	0	0	0	0	0	0	221,767
	2013	209,017	0	0	0	0	0	0	209,017
(1)(4)	2012	197,000	0	0	35,000	0	0	10,000	242,000
	2011	111,507	0	0	0	0	0	1,200	112,707
	2010	115,000	0	0	0	0	0	541	115,541
(5)	2009	90,000	50,000	500,000	125,000	0	0	7,500	722,500

(1)	Effective upon the execution of the employment agreement dated April 1, 2012, Mr. Wayne Anderson served in the capacity as President, Treasurer, and Secretary. In consideration of Mr. Anderson’s execution and delivery of this agreement, the Company shall issue to Mr. Anderson options to purchase 100,000,000 shares of the Company’s common stock at varying strike prices. Pursuant to the agreement, Mr. Anderson will receive an annual compensation of $197,000 in year one. After the first year during the employment term, the annual salary for each successive year will be increased by the lesser of 10% or the percentage increase, if any, in the CPI for each year just completed measured for the entire twelve-month period, plus three percent.

(2)	Effective upon the execution of the employment agreement dated April 1, 2015, Mr. Wayne Anderson served in the capacity as President, Treasurer, and Secretary. In consideration of Mr. Anderson’s execution and delivery of this agreement, the Company shall issue to Mr. Anderson options to purchase 100,000,000 shares of the Company’s common stock at varying strike prices. Pursuant to the agreement, Mr. Anderson will receive an annual compensation of $221,767 for each of the three years of the employment agreement.

(3)	Effective upon the execution of the employment agreement dated April 1, 2018, Mr. Wayne Anderson served in the capacity as President, Treasurer, and Secretary. In consideration of Mr. Anderson’s execution and delivery of this agreement, the Company shall issue to Mr. Anderson a warrant granting the holder the right to purchase 100,000,000 shares of the Company’s common stock at a fixed strike price of $.0001. Pursuant to the agreement, Mr. Anderson will receive an annual compensation of $270,000 for each of the three years of the employment agreement.

(4)	The values shown in this column represent the aggregate grant date fair value of equity-based awards granted during the fiscal year, in accordance with ASC 718, “Share Based-Payment”. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model, based on the assumptions described in the Notes to Financial Statements included in this Annual Report.

(a)	Accrued salary and salary paid. Please see NOTE G - ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

(b)	Accrued bonus to employee for execution of employment agreement.

(c)	Delivery of common stock to employee for execution of employment agreements. Mr. Wayne Anderson received Two Million shares of the Company’s common stock and Mr. Jim Anderson received One Million shares of the Company’s common stock.

(d)	Options issued to employee for execution of employment agreement. More details on Options noted under Employment Agreements section below.

(e)	Equity compensation received as a Director of the Company.

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We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Equity Compensation, Pension or Retirement Plans

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Outstanding Equity Awards at Fiscal Year-End 2018

	Option Awards
	Number of Securities Underlying Unexercised Options (#)(3)				Option Exercise Price(3)	Option Expiration
Name	Exercisable		Unexercisable		($)	Date
Wayne Anderson	25,000	(1)	-	-	0.80	04/01/2020
President, Secretary, Treasurer and Chairman	25,000	(2)	-		0.40	04/01/2023

(1)	These options vest immediately upon execution of employment agreement dated April 1, 2015.

(2)	These options vest immediately upon execution of employment agreement dated April 1, 2018.

(3)	The number of shares the warrants/options are exercisable into as well as the exercise price have been adjusted for the Company’s 1:4000 reverse stock split effective on December 28, 2018.

Audit Committee

Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee. We intend to form a separate audit committee, and plan to seek potential independent directors. In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

Options/SARS Grants During Last Fiscal Year

None.

Directors’ Compensation

On January 5, 2011, the Company executed a Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing January 5, 2011 the Company is to pay Mr. Anderson the equivalent of $2,500 per quarter in common stock for which Mr. Anderson serves on the Board of Directors. For the year ended December 31, 2017, the Company expensed $10,000 (including $10,000 stock based) under the Agreement, which is included in “Accounts Payable and Accrued Expenses.”

On January 2, 2018, the Company executed a new Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing January 2, 2018 the Company is to pay Mr. Anderson $10,000 per quarter for which Mr. Anderson serves on the Board of Directors. In addition to cash compensation, the Company is to issue Mr. Anderson the equivalent of $10,000 of the Company’s common stock on the last calendar day of each quarter. The calculation for the number of shares to be issued to Mr. Anderson shall be as follows: $10,000/(Closing stock price on the last trading day of each quarter x .80).

Please see NOTE N- COMMITMENTS AND CONTINGENCIES and NOTE G - ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Wayne Anderson (2017)(1)	$—	$70,000	—	—	—	—	$—
Wayne Anderson (2018)(2)	40,000	40,000

(1)	The Company’s sole director, Wayne Anderson, was not paid any stock compensation as per the terms of the Board of Directors Service Agreement dated January 5, 2011 for serving on the Board of Directors. As of December 31, 2017, Mr. Anderson was due $70,000 in stock for serving on the Board for the years 2011, 2012, 2013, 2014, 2015, 2016 and 2017. On December 31, 2018, Mr. Anderson was issued 2,176,617 shares of the Company’s common stock as part of his compensation for serving on the Board for the years ended 2011, 2012, 2013, 2014, 2015, 2016 and 2017. Please see NOTE G - ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

(2)	The Company’s sole director, Wayne Anderson, was not paid any cash compensation as per the terms of the Board of Directors Service Agreement dated January 3, 2018 for serving on the Board of Directors. At December 31, 2018, Mr. Anderson accrued $40,000 in cash compensation for the fiscal year 2018. On December 31, 2018, Mr. Anderson was issued 995,025 shares of the Company’s common stock as part of his compensation for serving on the Board for the year ended 2018. Please see NOTE G - ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions in which any of our directors, executive officers, or affiliates, including any member of an immediate family, had or are to have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 9, 2019, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of April 9, 2019, there were 11,577,791 shares of common stock outstanding, 3,000,000 common shares to be issued under the Convertible Notes between the Company and Armada Investment Fund, LLC dated October 9, 2018 and December 31, 2018, 62,500 shares of common stock to be issued under the Common Stock Purchase Warrant Agreement between the Company and Armada Investment Fund, LLC dated October 9, 2018, 82,500 shares of common stock to be issued under the Common Stock Purchase Warrant Agreement between the Company and Armada Investment Fund, LLC dated December 31, 2018, 25,000 shares of common stock to be issued under the Warrant Agreement issued to Wayne Anderson with his 2015 Employment Agreement, 25,000 shares of common stock to be issued under the Warrant Agreement issued to Wayne Anderson with his 2018 Employment Agreement and 3,000,000 shares of common stock to be issued under the Common Stock Purchase Warrant Agreement between the Company and Darling Capital, LLC dated January 9, 2019. The number of common shares outstanding used in computing the percentages is 18,549,041.

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The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table below shows the number of shares beneficially owned as of April 9, 2019, 2019 by each of our individual directors and executive officers, by other holders of 5% or more of the outstanding stock and by all our current directors and executive officers as a group.

	Common Stock
	Beneficially	Percentage of
Name of Beneficial Owner (1)	Owned	Common Stock (3)
Jimmy Wayne Anderson (3)(4)	3,974,021	21.42%
Valvasone Trust (5)	3,000,005	16.17%
Jody A. DellaDonna (6)	1,500,000	8.09%
Etrade Securities, LLC* (7)	1,050,898	5.67%
Armada Investment Fund, LLC (8)(11)	3,707,835	19,.99%
Darling Capital, Inc. (10)(11)	3,594,066	19.37%

Officers and Directors as a Group	3,974,021	21.42%

(1)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of April 9, 2019 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on April 9, 2019, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of April 9, 2019.

(2)	The number of common shares outstanding used in computing the percentages is 18,549,041.

(3)

Included within Wayne Anderson’s beneficial ownership includes 2,379 shares of common stock issued to Mr. Anderson for past accrued wages, 25,000 shares issuable to Mr. Anderson under the warrant issued to Mr. Anderson under the terms of his 2015 Employment Agreement with the Company, 25,000 shares issuable to Mr. Anderson under the warrant issued to Mr. Anderson under the terms of his 2018 Employment Agreement with the Company, 2,176,617 shares issued to Mr. Anderson for compensation due as a Board member for the years 2011-2017, 995,025 shares issued to Mr. Anderson for compensation due as a Board member for the year 2018 and 750,000 shares issuable upon the conversion of the Company’s Series D preferred stock held by Mr. Anderson.

(4)	The address for Mr. Anderson is 501 1st Ave N., Suite 9, St. Petersburg, FL 33701.

(5)	The address for Valvasone Trust is 5114 Stoneywood Cir, Mableton, GA 30126

(6)	The address for Jody A. DellaDonna is 109 Carrick Way, Macon, GA 31210.

(7)	The address for Etrade Securities, LLC is 2 Gateway Plaza, 16th Floor, 283-289 Market Street, Newark, NJ 07306.

(8)	The address for Armada Investment Fund, LLC is 395 Pearsall Avenue, Unit D, Cedarhurst, NY 11516.

(9)	The shares held by Armada Investment Fund, LLC include 3,000,000 shares in reserve as per the terms of the December 31, 2018 Securities Purchase Agreement, 62,500 shares issuable under the October 9, 2018 warrant issued and 82,500 shares issuable under the December 31, 2018 warrant.

(10)	The address for Darling Capital, LLC is 1578 Union St #1B, Brooklyn, NY 11213.

(11)	The shares held by Darling Capital include 3,000,000 shares issuable under the January 9, 2019 warrant and 594,066 shares issued to Darling Capital, LLC during the 1st Quarter of 2019 as payment against a Note.

(12)	Those shareholders shown with an asterisk (*) after their name in the “Beneficial Owner” column are registered broker-dealers or affiliates of broker-dealers.

63

Options and Warrants

At December 31, 2018, the Company has issued warrants/options to the persons and upon the terms below:

Name	Date of Issuance	Shares upon Issuance of warrants or options (v)	Exercise Price (vi)	Expiration Date
Armada Investment Fund, LLC (i)	10/9/2018	62,500	$0.40	10/9/2023
Armada Investment Fund, LLC (ii)	12/31/2018	82,500	0.40	12/31/2023
Wayne Anderson (iii)	4/1/2015	25,000	0.80	4/1/2020
Wayne Anderson (iv)	4/1/2018	25,000	0.40	4/1/2023

(i)	On October 9, 2018, the Company executed a Convertible Note (the “Convertible Note”) payable to Armada Investment Fund, LLC, (“ARMADA”) in the principal amount of $30,000. The Convertible Note was funded on October 10, 2018. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (October 9, 2019) at the option of the holder at the Variable Conversion Price, shall equal the lesser of (i) 50% multiplied by the lowest Trading Price during the previous twenty (20) Trading Days before the Issue Date of this Note (representing a discount rate of 50%) or (iii) 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the lowest Trading Price (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, ARMADA was also issued a warrant granting the holder the right to purchase 62,500 shares of the Company’s common stock at an exercise price of $0.40 for a term of 5-years. As part of the Convertible Note, the Company executed a Registration Rights Agreement (the “RRA”) dated October 9, 2018. Among other things, the RRA provides for the Company to file a Registration Statement with the SEC covering the resale of shares underlying the Convertible Note and the warrant and to have declared effective such Registration Statement. In the event that the Company doesn’t meet the registration requirements provided for in the RRA, the Company is obligated to pay ARMADA certain payments for such failures. Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(ii)	On December 31, 2018, the Company executed a Convertible Note (the “Convertible Note”) payable to Armada Investment Fund, LLC, (“ARMADA”) in the principal amount of $33,000. The Convertible Note was funded on December 31, 2018. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (December 31, 2019) at the option of the holder at the Variable Conversion Price, shall equal the lesser of (i) 50% multiplied by the lowest Trading Price during the previous twenty (20) Trading Days before the Issue Date of this Note (representing a discount rate of 50%) or (iii) 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the lowest Trading Price (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, ARMADA was also issued a warrant granting the holder the right to purchase 82,500 shares of the Company’s common stock at an exercise price of $0.50 for a term of 5-years. Please see NOTE H- NOTES PAYABLE, THIRD PARTIES for further information.

(iii)	On April 1, 2015, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2015, and terminating on March 31, 2018, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 25,000 shares of common stock at an average price of $0.80 per share. Mr. Anderson will receive an annual compensation of $221,767 for each of the three years of the Agreement.

(iv)	On April 1, 2018, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2018 and terminating on March 31, 2021, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 25,000 shares of common stock at an average price of $0.40 per share. Mr. Anderson will receive an annual compensation of $270,000 for each of the three years of the Agreement.

(v)	All share totals shown under “Shares upon issuance of warrants or options” are adjusted for the Company’s 1:4000 reverse stock split effective on December 28, 2018.

(vi)	The exercise price of each warrant/option shown under “Exercise Price” has been adjusted for the Company’s 1:4000 reverse stock split effective on December 28, 2018.

To date, no warrants or options have been issued under shareholder approved plans and no shareholder approved plans currently exist. Please see NOTE L - CAPITAL STOCK for further information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the OTC Markets “PINK” under the symbol “UNGS.” The following information reflects the high and low closing prices of the Company’s common stock on the OTC Markets “PINK.”

Quarterly period	High	Low
Fiscal year ended December 31, 2018:
First Quarter	$0.80	$0.40
Second Quarter	$0.40	$0.04
Third Quarter	$0.40	$0.042
Fourth Quarter	$0.40	$0.04

Fiscal year ended December 31, 2017:
First Quarter	$1.20	$0.20
Second Quarter	$4.00	$0.40
Third Quarter	$0.80	$0.04
Fourth Quarter	$0.40	$0.004

The closing stock prices reflect the Company’s 1:4000 reverse stock split effective as of December 28, 2018.

Holders

As of April 9, 2019, the approximate number of stockholders of record of the Common Stock of the Company was 287.

Dividend Policy

The Company has never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

The Company paid a stock dividend to its shareholders in the spin-off of its wholly owned subsidiary, The Greater Cannabis Company, Inc. (“GCAN”). GCAN is currently trading on the OTCQB under the symbol “GCAN.”

The Company paid a stock dividend to its shareholders in the spin-off of its wholly owned subsidiary, AMDAQ Corp (f/k/a E 2 Investments, LLC). AMDAQ Corp will file its Registration Statement on Form S-1 during the second quarter of 2019.

Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN OFF FORMER SUBSIDIARIES for further information.

64

Indemnification for Securities Act Liabilities

Our Certificate of Incorporation provides to the fullest extent permitted by Florida Law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By-Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us or has a material interest adverse to us.

●	None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

Experts

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by John E. Lux, Esq., 1629 K Street, Suite 300, Washington, DC 20006. The financial statements for the years ended December 31, 2018 and 2017 for Sylios Corp included in this prospectus and elsewhere in the registration statement have been audited by Michael T. Studer CPA P.C., as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

65

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

CORPORATE GOVERNANCE

Governance of Our Company

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our shareholders well and maintaining our integrity in the marketplace. Our corporate governance guidelines and code of business conduct, together with our Articles of Incorporation, Bylaws and the charters for each of our Board committees, form the basis for our corporate governance framework. We also are subject to certain provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC. The full text of the Code of Conduct is available on our website at https://www.sylios.com/governance.html.

Our Board of Directors

Our Board currently consists of one member. The number of directors on our Board can be determined from time to time by action of our Board.

Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to their Board and committee duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Risk Oversight. Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The Board also is provided updated by the CEO and other executive officers of the Company on a regular basis.

Shareholder Communications. Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 501 1st Ave N., Suite 901, St. Petersburg, FL 33701, Attention: Investor Relations or via e-mail communication at info@sylios.com. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate. Please note that the foregoing communication procedure does not apply to (i) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Board Committees

None.

66

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses (estimated except for the NASDAQ Listing Fee, SEC registration fees and FINRA notice fee) in connection with the offering described in the Registration Statement:

SEC registration fees	$28.73
Legal fees and expenses	$25,000
Accountants fees and expenses	$25,000
TOTAL	$50,028.73

Item 14. Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides that:

●	The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding. The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Florida law.

Item 15. Recent Sales of Unregistered Securities.

Each of the below transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

For the fiscal years ended in December 31, 2018 and December 31, 2017, the Company issued and/or sold the following unregistered securities:

2018

In December 2018, the Company issued 995,025 shares of its common stock to Wayne Anderson, the Company’s chief executive officer and sole officer and director of the Company, in satisfaction of $40,000 accrued director’s compensation for the calendar year 2018.

In December 2018, the Company issued 2,176,617 shares of its common stock to Wayne Anderson in satisfaction of $70,000 accrued director’s compensation for the calendar years 2011-2017.

2017

In January 2017, the Company issued 21,875 shares of common stock to Wayne Anderson in satisfaction of $7,000 accrued officer compensation. The $10,500 excess of the $17,500 fair value of the 21,875 shares over the $7,000 liability reduction was charged to officer and director compensation expense.

In January 2017, the Company issued 75,000 shares of common stock to Valvasone Trust, the Company’s internal financial advisor, in satisfaction of $15,000 notes payable. The $45,000 excess of the $60,000 fair value of the 75,000 shares over the $15,000 liability reduction was charged to professional fees expense.

In January 2017, the Company issued 41,667 shares of common stock to a convertible noteholder in satisfaction of $10,000 notes payable. The $6,667 excess of the $16,667 fair value of the 41,667 shares over the $10,000 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 173,937 shares of common stock to a convertible noteholder in satisfaction of $2,414 notes payable and $11,618 accrued interest. The $125,118 excess of the $139,150 fair value of the 173,937 shares over the $14,032 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 113,220 shares of common stock to a convertible noteholder in satisfaction of $9,058 notes payable. The $36,230 excess of the $45,288 fair value of the 113,220 shares over the $9,058 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 52,188 shares of common stock a convertible noteholder in satisfaction of $12,525 notes payable. The $29,225 excess of the $41,750 fair value of the 52,118 shares over the $12,525 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 114,583 shares of common stock to a convertible noteholder in satisfaction of $27,500 notes payable. The $64,167 excess of the $91,667 fair value of the 114,583 shares over the $27,500 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 140,438 shares of common stock to a convertible noteholder in satisfaction of $10,000 notes payable and $1,235 accrued interest. The $101,115 excess of the $112,350 fair value of the 140,933 shares over the $11,235 liability reduction was charged to loss on conversion of debt.

In February 2017, the Company issued 70,813 shares of common stock to a convertible noteholder in satisfaction of $4,458 notes payable and $1,207 accrued interest. The $22,660 excess of the $28,325 fair value of the 70,813 shares over the $5,665 liability reduction was charged to loss on conversion of debt.

Except as noted, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

67

Item 16. Exhibits and Financial Statement Schedules.

68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sylios Corp:

I have audited the accompanying consolidated balance sheets of Sylios Corp (the “Company”) as of December 31, 2018 and 2017 and the related consolidated statements of operations, stockholders’ (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sylios Corp as of December 31, 2018 and 2017 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York

April 11, 2019

F-1

SYLIOS CORP

(Formerly US Natural Gas Corp)

CONSOLIDATED BALANCE SHEET

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,005	$2

Total current assets	28,005	2

PROPERTY AND EQUIPMENT, net	76,814	2,781

OTHER ASSETS
Oil and gas royalty interests	-	10,000
Oil and gas operating bonds	24,500	24,500
Investments in and advances to spun-off former subsidiaries:
The Greater Cannabis Company, Inc.	-	68,785
AMDAQ Corp	-	21,319

TOTAL ASSETS	$129,319	$127,387

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$29,585	$26,100
Accrued officer and director compensation	804,335	576,393
Accrued interest on notes payable	439,414	817,945
Notes payable, third parties	1,440,242	1,537,840
Notes payable, related parties	148,000	78,000
Loans, related parties	3,762	1,507
Derivative liability	8,683,257	907,888
Total current liabilities	11,548,595	3,945,673

Asset Retirement Obligations (ARO’s)	64,500	64,500
TOTAL LIABILITIES	$11,613,095	$4,010,173

STOCKHOLDERS’ DEFICIT
Preferred stock: 5,000,000 shares authorized, par value $.001, as of December 31, 2018 and 2017, there are the following shares outstanding:
Series A: 1,000,000 and 1,000,000, respectively	1,000	1,000
Series B: 0 and 0, respectively	-	-
Series C: 0 and 0, respectively	-	-
Series D: 100 and 100, respectively	-	-
Common stock: 750,000,000 shares authorized, par value $.001, as of December 31, 2018 and 2017, there are 5,909,113 and 2,737,471 shares outstanding, respectively.	5,909	2,737
Additional paid in capital	8,981,912	8,875,084
Accumulated Deficit	(20,472,597)	(12,761,607)

Total stockholders’ (deficit)	(11,483,776)	(3,882,786)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$129,319	$127,387

The accompanying notes are an integral part of these consolidated financial statements.

F-2

SYLIOS CORP

(Formerly US Natural Gas Corp)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2018 and 2017

	2018	2017
Revenue earned
Consulting fees	$3,000	$-

Total revenue earned	3,000	-

Operating Expenses
Officer and director compensation	337,942	242,267
Professional fees	958	91,624
Other operating expenses	40,353	55,555

Total operating expenses	379,253	389,446

Loss from operations	(376,253)	(389,446)

Other Income (expenses)
Income from modification of debt	462,513	-
Gain from settlement of debt	198,398	-
Loss on write-off of advances to spun-off former subsidiaries	(93,498)	-
Loss on conversions of notes payable	-	(385,182)
Derivative liability income (expense)	(7,722,369)	712,467
Gain from sale of oil and gas properties	-	5,000
Interest expense	(179,781)	(285,051)

Total other income (expenses)	(7,334,737)	47,234

Loss before provision for income taxes	(7,710,990)	(342,212)

Provision for income taxes	-	-

Net loss	$(7,710,990)	$(342,212)

Basic and diluted loss per common share	$(2.82)	$(.13)
Weighted average common shares outstanding – basic and diluted	2,737,471	2,682,280

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SYLIOS CORP

(Formerly US Natural Gas Corp)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIENCY)

For the years ended December 31, 2018 and 2017

	Series A Preferred		Series D Preferred				Additional
	stock		stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances at December 31, 2016	1,000,000	$1,000	-	$-	1,958,750	$1,959	$7,702,924	$(12,419,395)	$(4,713,512)
Issuance of Series D preferred stock in satisfaction of accrued director’s compensation			100	-			500,000		500,000
Issuance of common stock in satisfaction of convertible debt and accrued interest					706,846	707	474,490		475,197
Issuance of common stock in satisfaction of notes payable to consultant					75,000	75	59,925		60,000
Issuance of restricted common stock to Company chief executive officer in satisfaction of accrued officer compensation					21,875	21	17,479		17,500
Surrender of common stock by consultant in exchange for Sylios account payable to consultant					(25,000)	(25)	(14,975)		(15,000)
Spin-off of 80.1% of former subsidiary The Greater Cannabis Company, Inc. effective March 10, 2017							113,922		113,922
Spin-off of 90.9% of former subsidiary AMDAQ Corp effective October 2, 2017							21,319		21,319
Net loss for the year ended December 31, 2017								(342,212)	(342,212)
Balances at December 31, 2017	1,000,000	$1,000	100	$-	2,737,471	$2,737	$8,875,084	$(12,761,607)	$(3,882,786)
Issuance of restricted common stock to Company chief executive officer in satisfaction of accrued director compensation					2,176,617	2,177	67,823		70,000
Issuance of restricted common stock to Company chief executive officer in satisfaction of accrued director compensation					995,025	995	39,005		40,000
Net loss for the year ended December 31, 2018								(7,710,990)	(7,710,990)
Balances at December 31, 2018	1,000,000	$1,000	100	$-	5,909,113	$5,909	$8,981,912	$(20,472,597)	$(11,483,776)

The accompanying notes are an integral part of these statements.

F-4

SYLIOS CORP

(Formerly US Natural Gas Corp)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

	2018	2017
OPERATING ACTIVITIES:
Net (loss)	$(7,710,990)	$(342,212)
Adjustments to reconcile net loss to net cash used from operating activities:
Depreciation	967	4,805
Excess of fair value of common stock issued to the Company CEO over accrued officer compensation settled charged to officer and director compensation	-	10,500
Excess of fair value of common stock issued toValvasone Trust over notes payable settled charged to professional fees	-	45,000
Issuance of notes payable to Valvasone Trust for professional fees	-	40,000
Writeoff of oil and gas royalty interests charged to other operating expenses	10,000	-
Income from modification of debt	(462,513)	-
Gain from settlement of debt	(198,398)	-
Loss on writeoff of advances to spun-off subsidiaries	93,498	-
Loss on conversion of notes payable	-	385,182
Derivative liability expense (income)	7,722,369	(712,467)
Gain from sale of oil and gas properties	-	(5,000)
Amortization of debt discounts	12,699	102,248
Changes in operating assets and liabilities:
Accounts payable	3,485	(64,508)
Accrued officer and director compensation	337,942	231,767
Accrued interest on notes payable	161,689	182,803
Net cash used from operating activities	(29,252)	(121,882)

INVESTING ACTIVITIES:
Proceeds from sale of oil and gas property	-	5,000
Net cash provided from investing activities	-	5,000

FINANCING ACTIVITIES:
Loans, related parties	2,255	-
Proceeds from notes payable	75,000	116,950
Payment to lender in connection with gain from settlement of debt	(15,000)	-
Partial repayment of secured promissory note to Company CEO	(5,000)	-
Net cash provided from financing activities	57,255	116,950

NET INCREASE IN CASH AND CASH EQUIVALENTS	28,003	68

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2	(66)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,005	$2

Supplemental Disclosures of Cash Flow Information:
Taxes paid	$-	$-
Interest paid	$-	$-
Non-cash investing and financing activities:
Acquisition of land and storage facility development plans in exchange for secured promissory note payable to Company CEO	$75,000	$-
Issuance of notes payable to Valvasone Trust for professional services	$-	$40,000
Initial derivative liability charged to debt discounts	$71,326	$53,000
Issuance of 100 shares of Series D preferred stock in satisfaction of accrued officer’s compensation	$-	$500,000
Issuance of common stock in satisfaction of accrued director’s compensation	$110,000	$-
Issuance of common stock (fair value of $17,500) in satisfaction of accrued officer’s compensation	$-	$7,000
Issuance of common stock (fair value of $60,000) in satisfaction of notes payable to Valvasone Trust	$-	$15,000
Issuance of common stock (total fair value of $475,197 in 2017) to convertible noteholders in satisfaction of:
Notes payable	$-	$75,955
Accrued interest	-	14,060
Total	$-	$90,015
Surrender of common stock by consultant in exchange for account payable to consultant	$-	$15,000
Spin-off of 80.01% of former subsidiary The Greater Cannabis Company, Inc. effective March 10, 2017:
Intercompany debt	$-	$112,445
Loans payable to related parties	-	1,477
Total	$-	$113,922
Spin-off of 44.8% of former subsidiary AMDAQ Corp effective October 2, 2017
Intercompany debt - net	$-	$21,319

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE A – ORGANIZATION

Sylios Corp (f/k/a US Natural Gas Corp) (“Sylios”, the “Company”, “we”, “us”, or “our”) was organized as a Florida Corporation on March 28, 2008 under the name of Adventure Energy, Inc. Sylios has three wholly owned subsidiaries: (i) US Natural Gas Corp KY (“USNG KY”), a corporation incorporated in Florida on February 1, 2010; (ii) US Natural Gas Corp WV (“USNG WV”) a corporation incorporated in Tennessee on August 25, 2009 and redomiciled in Florida on April 26, 2010; and (iii) E 3 Petroleum Corp (“E 3”) a corporation incorporated in Florida on February 2, 2010.

Effective March 10, 2017, Sylios distributed approximately 80.01% of the common stock of The Greater Cannabis Company, Inc. (“GCAN”), a former wholly owned subsidiary of Sylios organized in Florida on March 13, 2014. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES for further information.

Effective October 2, 2017, Sylios distributed approximately 41.05% of the common stock of AMDAQ Corp (formerly E 2 Investments, LLC) (“AMDAQ”), a former wholly owned subsidiary of Sylios organized in Florida on July 20, 2009. Please see NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES and NOTE P- SUBSEQUENT EVENTS for further information.

Effective December 28, 2018, Sylios effected a 1 share for 4,000 shares reverse stock split of its common stock reducing the number of issued and outstanding shares of its common stock from 10,949,884,000 to 2,737,471 shares. The accompanying financial statements retroactively reflect the reverse stock split.

Sylios owns vacant land in Macon, GA, which subject to receipt of adequate financing, it plans upon developing a storage facility for customer rentals. Please see NOTE C - PROPERTY AND EQUIPMENT for further information. USNG KY was granted royalty interests in 13 oil and gas wells in Kentucky (that had been shut-in since 2014) that it had acquired several years prior to the year ended December 31, 2017, which were sold to a third party in 2018.. Please see NOTE D - OIL AND GAS ROYALTY INTERESTS for further information.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Sylios Corp and its wholly owned subsidiaries, US Natural Gas Corp KY, US Natural Gas Corp WV and E 3 Petroleum Corp. All inter-company balances and transactions have been eliminated in consolidation.

F-6

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash are considered to be cash equivalents. For the periods presented, the Company had no cash equivalents.

Income Taxes

In accordance with Accounting Standards Codification (ASC) 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. The asset and liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is not more likely than not that a deferred tax asset will be realized.

We expect to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2018, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. To date, we have not incurred any interest or tax penalties.

Financial Instruments and Fair Value of Financial Instruments

We adopted ASC Topic 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC Topic 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements that establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. Except for the derivative liability, we had no financial assets or liabilities carried and measured at fair value on a recurring or nonrecurring basis during the periods presented.

Oil and Gas Properties

The Company has adopted the successful efforts method of accounting for oil and gas producing activities. Under the successful efforts method, costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

F-7

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess, if any, of capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company’s current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees. The Company follows U.S. GAAP in Accounting for Impairments.

On sale or abandonment of an entire interest in a proved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in a proved property is sold, the amount received is treated as a reduction of the cost of the interest retained. (Please see NOTE D - OIL AND GAS ROYALTY INTERESTS for further information.).

Derivative Liabilities

We evaluate convertible notes payable, stock options, stock warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity.

The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date.

Long-lived Assets

Long-lived assets such as property and equipment and intangible assets are periodically reviewed for impairment. We test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Marketable Equity Securities

Marketable equity securities are stated at lower of cost or market value with unrealized gains and losses included in operations. The Company has classified its marketable equity securities as trading securities.

Deferred Financing Costs

Deferred financing costs represent costs incurred in the connection with obtaining debt financing. These costs are amortized ratably and charged to financing expenses over the term of the related debt.

F-8

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of our common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete.

Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist if the instruments are fully vested on the date of agreement, we determine such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to expense over the contract period. When it is appropriate for us to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values.

Stock-Based Compensation

We account for share-based awards to employees in accordance with ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method. Share-based awards to non-employees are accounted for in accordance with ASC 505-50 “Equity”, wherein such awards are expensed over the period in which the related services are rendered.

Related Parties

A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred.

Advertising Costs

Advertising costs are expensed as incurred. For the periods presented, we had no advertising costs.

Loss per Share

We compute net loss per share in accordance with FASB ASC 260. The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options, warrants and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net loss per share are excluded from the calculation. For the years ended December 31, 2018 and 2017, the Company excluded 216,001,429 and 2,607,816, respectively, shares relating to convertible notes payable to third parties (Please see NOTE H - NOTES PAYABLE, THIRD PARTIES for further information), 7,800,000 and 7,800,000, respectively, shares relating to the Series A Preferred stock, and 15,547,264 and 0, respectively, shares relating to the Series D Preferred stock from the calculation of diluted shares outstanding as the effect of their inclusion would be anti-dilutive.

F-9

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Enacted Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. As amended by the FASB in July 2015, the standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). ASU 2014-09 has not had and significant effect on our Financial statements for the year ended December 31, 2018.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to provide guidance on recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements, specifically differentiating between different types of leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from all leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. There continues to be a differentiation between finance leases and operating leases. However, the principal difference from previous guidance is that the lease assets and lease liabilities arising from operating leases should be recognized in the balance sheet. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The Company does not expect ASU No. 2016-02 to have a significant effect on our Financial statements.

On July 13, 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2017-11. Among other things, ASU 2017-11 provides guidance that eliminates the requirement to consider “down round” features when determining whether certain financial instruments or embedded features are indexed to an entity’s stock and need to be classified as liabilities. ASU 2017-11 provides for entities to recognize the effect of a down round feature only when it is triggered and then as a dividend and a reduction to income available to common stockholders in basic earnings per share. The guidance is effective for annual periods beginning after December 15, 2018; early adoption is permitted.

The Company has early adopted ASU 2017-11. As a result, we have not recognized the fair value of the warrants (approximately $3,323 at December 31, 2018) containing down round features that were issued in October 2018 and December 2018 as liabilities. Please see NOTE L - CAPITAL STOCK for further information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

F-10

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company’s financial statements include cash, accounts payable and accrued expenses, accrued interest payable, loans payable to related parties, notes payable to third parties, notes payable to related paries and derivative liability. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.

NOTE C - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	12/31/2018	12/31/2017
Land and storage facility costs development plans	75,000	-
Computer Software	20,000	20,000
Furniture, Fixtures and Equipment	10,828	10,828
Total	105,828	30,828
Accumulated depreciation and depletion	(29,014)	(28,047)

Net property and equipment	$76,814	$2,781

On October 6, 2018, the Company entered into a Commercial Real Estate Purchase and Sale Agreement with the Company’s President for the purchase of a .92 acre of land located in Bibb County, GA. The purchase price for the land was $40,000.

On this same date, the Company entered into an Asset Purchase Agreement with its President for the purchase of all architectural and engineering plans for the development of a storage facility to be constructed on the .92 acre of land. The purchase price for these assets was $35,000.

The Company issued its President a Note in the amount of $75,000 on this same date. The Note has a term of one year and bears interest at 3%. The Company’s first payment in the amount of $15,000 was due within 90 days of an effective reverse stock split. As of the date of issuance of these Financial statements, except for a $5,000 payment made by the Company to the Company’s president on November 12, 2018, the Company has not made any payment against the Note.

The Company uses the straight-line method of depreciation for computer software and furniture, fixtures and equipment over the estimated useful lives of the respective assets. For the years ended December 31, 2018 and 2017, depreciation expense relating to property and equipment was $967 and $1,059, respectively.

F-11

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE D - OIL AND GAS ROYALTY INTERESTS

Oil and gas royalty interests consist of:

	12/31/2018	12/31/2017
Royalty interests in 13 wells located in Kentucky, acquired in 2009, shut-in since 2014, and sold to Soligen Technologies, Inc. on May 10, 2018 (1)	$-	$-
Royalty interest in oil well located in Fentress County, Tennessee, acquired in September 2015 and shut-in since September 2015. (2)	-	7,500
Royalty interest in oil well located in Cumberland County, Kentucky, acquired in September 2015 and shut-in since September 2015. (3)	-	2,500

Totals	$-	$10,000

(1)	Pursuant to an Asset Purchase Agreement dated May 10, 2018, USNG KY was granted a royalty interest resulting from the sale of these wells equal to 30% of the gross proceeds of production from the 13 wells and 10% of the gross proceeds of production from any new drilled wells on the sold leases up to a maximum of $140,000. From 2014 to the date of issuance of these Financial statements, there has been no production from these wells.

No gain or loss has been recognized from the sale of these wells. No guaranteed royalty revenue was granted to the Company in the sale, only a royalty interest dependent on future production. There was no remaining carrying value for these wells at the time of the sale as the wells were fully impaired prior to the year ended December 31, 2017.

(2)	Represents a 79.5% royalty interest up to $11,500 and a 15% royalty interest thereafter. From September 2015 to the date of issuance of these Financial statements, there has been no production from this well. Effective December 31, 2018, the Company recognized an impairment loss of $7,500 and reduced the carrying cost of this asset from $7,500 to $0.

(3)	Represents a 5% royalty interest. From September 2015 to the date of issuance of these Financial statements, there has been no production from this well. Effective December 31, 2018, the Company recognized an impairment loss of $2,500 and reduced the carrying cost of this asset from $2,500 to $0.

NOTE E – OIL AND GAS OPERATING BONDS

The Company is required to put up for bond either cash or a Surety bond for each well it elects to act as operator. The amount of the bond is calculated based on the total depth of the well. In the event the Company were to abandon the wells, the Kentucky Department of Natural Resources would claim the cash bond and use the funds for reclamation.

The Company hopes to reclaim the cash bonds totaling $24,500 for the 13 wells sold in the Asset Purchase Agreement with Soligen Technologies, Inc. when Soligen replaces the Company’s cash bonds by funding with its own bond, which has not yet occurred at the date of issuance of these Financial statements. Please see NOTE D - OIL AND GAS ROYALTY INTERESTS for further information.

NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES

The Greater Cannabis Company, Inc.

Effective March 10, 2017, in connection with a partial spin-off of The Greater Cannabis Company, Inc. (“GCAN”) from the Company, the Company issued a total of 26,905,969 shares of GCAN common stock. 5,378,476 shares were issued to itself (representing 19.9% of the issued and outstanding shares of GCAN common stock after the spin-off) and 21,527,493 shares were issued to the stockholders of record of the Company on February 3, 2017 on the basis of one share of GCAN common stock for each 500 shares of the Company’s common stock held (representing 80.1% of the issued and outstanding shares of GCAN common stock after the spin-off). The related Registration Statement on Form S-1 was declared effective by the Securities and Exchange Commission on August 31, 2017. The Financial Industry Regulatory Authority (“FINRA”) cleared the quotation of GCAN common stock on July 10, 2018 under the symbol “GCAN.”

F-12

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF SUBSIDIARIES (continued)

Generally accepted accounting principles in the United States require that an entity’s distribution of shares of a wholly owned or consolidated subsidiary to be recorded on the carrying value of the subsidiary. The partial spin-off was recorded at the carrying value of GCAN’s net assets which was a deficit of $113,922 as of March 10, 2017, as follows:

ASSETS	$-

LIABILITIES
Notes payable to Sylios	$104,557
Accrued interest on notes payable to Sylios	7,604
Loans payable to related parties:
Due to Chief Executive Officer of Sylios	1,477
Due to two subsidiaries of Sylios	284
Total liabilities	113,922
Net Assets	$(113,922)

Operations of GCAN for the period January 1, 2017 to March 10, 2017 (while GCAN was a wholly owned subsidiary of the Company) have been included in the accompanying Consolidated Statement of Operations for the year ended December 31, 2017, as follows:

Revenues	$-

Expenses:
Selling, general and administrative	$4,557
Interest	577
Total expenses	5,134
Net loss	$(5,134)

Since GCAN had negative assets at the March 10, 2017 effective date of the spin-off, the Company recorded its 19.9% investment in GCAN at $0.

At December 31, 2018, the Company held 5,378,476 shares of common stock of GCAN. On January 9, 2019, the Company transferred a total of 4,750,000 shares of GCAN common stock to the Company’s President and a Company consultant to satisfy certain liabilities. Please see NOTE P - SUBSEQUENT EVENTS for further information.

AMDAQ Corp

On September 1, 2017, AMDAQ Corp (“AMDAQ”) acquired AMDAQ, Ltd. (“Limited”), a corporation formed under the Registrar of Companies for England and Wales in March 2016, in exchange for 15,000,000 shares of AMDAQ common stock (representing approximately 46% of the 32,552,818 issued and outstanding shares of AMDAQ common stock after the transaction). As of the September 1, 2017 acquisition date. Limited had no assets and no liabilities. For the period from January 1, 2017 to September 1, 2017, Limited had no revenues and expenses of $12,327. From September 1, 2017 to October 2, 2017, Limited had no revenues and no expenses.

Effective October 2, 2017, in connection with a partial spin-off of AMDAQ from the Company, the Company issued a total of 17,552,626 shares of AMDAQ common stock. 2,956,650 shares were issued to itself (representing 9.1% of the issued and outstanding shares of AMDAQ common stock after the spin-off) and 14,595,976 shares were issued to the stockholders of record of the Company on September 15, 2017 on the basis of one share of AMDAQ common stock for each 750 shares of the Company’s common stock held (representing 44.8% of the issued and outstanding shares of AMDAQ common stock after the spin-off). AMDAQ plans to file a Registration Statement on Form S-1 during the second quarter of 2019.

Generally accepted accounting principles in the United States require that an entity’s distribution of shares of a wholly owned or consolidated subsidiary to be recorded on the carrying value of the subsidiary. The partial spin-off was recorded at the carrying value of AMDAQ’s net assets which was a deficit of $21,319 as of October 2, 2017, as follows:

ASSETS
Loans receivable from USNG KY	$41,714
Total assets	41,714
LIABILITIES
Loans payable to Sylios:	$63,033
Total liabilities	63,033
Net Assets	$(21,319)

F-13

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE F - INVESTMENTS IN AND ADVANCES TO SPUN-OFF FORMER SUBSIDIARIES (continued)

AMDAQ had no revenues or expenses for the period January 1, 2017 to October 2, 2017 (while AMDAQ was a subsidiary of the Company).

Since AMDAQ had negative assets at the October 2, 2017 effective date of the spin-off, the Company recorded its 9.1% investment in AMDAQ at $0.

On October 16, 2017, AMDAQ acquired 1,000,000 Ethereum compliant tokens from two individuals in exchange for 3,000,000 shares of AMDAQ common stock.

At December 31, 2018, the Company held 2,956,650 shares of common stock of AMDAQ. Please see NOTE P - SUBSEQUENT EVENTS for further information.

NOTE G – ACCRUED OFFICER AND DIRECTOR COMPENSATION

Accrued officer and director compensation is due to Wayne Anderson, the sole officer and director of the Company, and consists of:

	12/31/2018	12/31/2017
Pursuant to April 1, 2015 Employment Agreement	$561,835	$506,393
Pursuant to April 1, 2018 Employment Agreement	202,500	-
Pursuant to January 5, 2011 Board of Directors Service Agreement	-	70,000
Pursuant to January 2, 2018 Board of Directors Service Agreement	40,000	-

Total	$804,335	576,393

For the years ended December 31, 2017 and 2018, the balance of accrued officer and director compensation changed as follows:

	Pursuant to Employment Agreements	Pursuant to Board of Directors Services Agreements	Total

Balance, December 31, 2016	$791,626	$60,000	$851,626
Officer’s/director’s compensation for year ended December 31, 2017 (including stock-based compensation of $10,500)	232,267	10,000	242,267
Issuance of 21,875 restricted shares of common stock (with a fair value of $17,500 at a $7,000 agreed reduction of the liability) on January 3, 2017	(17,500)	-	(17,500)
Issuance of 100 shares of Series D Preferred stock on December 31, 2017	(500,000)	-	(500,000)
Balance, December 31, 2017	506,393	70,000	576,393
Officer’s/director’s compensation for year ended December 31, 2018 (including stock-based compensation of $0)	257,942	80,000	337,942
Issuance of 2,176,617 restricted shares of common stock (with a fair value of $87,500 at a $70,000 agreed reduction of the liability) on December 31, 2018	-	(70,000)	(70,000)
Issuance of 995,025 restricted shares of common stock (with a fair value of $40,000) on December 31, 2018	-	(40,000)	(40,000)
Balance, December 31, 2018	$764,335	$40,000	$804,335

F-14

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE H - NOTES PAYABLE, THIRD PARTIES

Notes payable to third parties consist of:

	December 31, 2018	December 31, 2017
Unsecured Convertible Promissory Note payable to Armada Investment Fund, LLC (“Armada”), with interest at 8% payable at maturity with principal (default interest rates ranging from 18% to 24%); convertible into shares of common stock at a variable conversion price equal to 50% of the Market Price which is defined as the lowest Trading Price for the common stock during the 20 trading day period prior to the Conversion Date:
Issue date October 9, 2018, maturity date of October 9, 2019- net of unamortized debt discount of $23,178 and $0 at December 31, 2018 and December 31, 2017, respectively	6,822	-
Issue date December 31, 2018, maturity date of December 31, 2019- net of unamortized debt discount of $33,000 and $0 at December 31, 2018 and December 31, 2017, respectively	-	-
Subtotal Armada	6,822	-
Secured Convertible Promissory Notes payable to Beaufort Capital Partners, LLC (“Beaufort”), with interest at 12% payable at maturity with principal (default interest at 18%), issue dates October 19, 2016, maturity dates of October 19, 2017, settled by the Company on October 5, 2018
Subtotal Beaufort	-	130,298
Unsecured Convertible Promissory Notes payable to Darling Capital, LLC and its affiliate Darling Investments, LLC (“Darling”), all in technical default, with interest at 12% payable at maturity with principal (default interest rates ranging from 18% to 22%); convertible into shares of common stock at a variable conversion price equal to 40% of the Market Price (20% for the note due March 7, 2018), which is defined as the lowest Trading Price for the common stock during the 20 trading day period prior to the Conversion Date.
Issue date January 28, 2017, maturity date September 28, 2017, net of amounts converted into Sylios common stock	3,984	3,984
Issue date February 2, 2017, maturity date October 2, 2017, net of amounts converted into Sylios common stock	4,742	4,742
Issue date February 13, 2017, maturity date October 13, 2017	10,000	10,000
Issue date March 7, 2017, maturity date March 7, 2018, -net of unamortized debt discount of $0 and $1,808 at December 31, 2018 and December 31, 2017, respectively	10,000	8,192
Subtotal Darling	28,726	26,918
Unsecured Convertible Promissory Notes payable to Tangiers Investment Group, LLC (“Tangiers”), all in technical default, with interest ranging from 0% to 15% payable at maturity with principal (default interest rates ranging from 0% to 20%); except for the March 16, 2016 Promissory Note, convertible into shares of common stock at a variable conversion price equal to 50% of the Market Price (40% for the note due April 25, 2014), which is defined as the lowest Trading Price for the common stock during the 20 trading day period prior to the Conversion Date.
Issue date April 2, 2014, maturity date April 2, 2015, net of amounts converted into Sylios common stock	3,086	3,086
Issue date April 28, 2014, maturity date April 28, 2015, net of amounts converted into Sylios common stock	521	521
Issue date June 2, 2014, maturity date June 2, 2015, net of amounts converted into Sylios common stock	26,086	26,086

F-15

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE H - NOTES PAYABLE, THIRD PARTIES (continued)

Issue date August 12, 2014, maturity date August 12, 2015	112,500	112,500
Issue date July 3, 2014, maturity date July 3, 2015	50,000	50,000
Issue date June 4, 2015, maturity date June 4, 2016	17,250	17,250
Issue date March 16, 2016, maturity date June 14, 2016	17,500	17,500
Issue date January 17, 2017, maturity date January 17, 2018 -net of unamortized debt discount of $0 and $4,069 at December 31, 2018 and December 31, 2017, respectively	55,000	50,931
Subtotal Tangiers	281,943	277,874
Unsecured Convertible Promissory Notes payable to Bullfly Trading Company, Inc. (“Bullfly”), all in technical default, with interest at 15% payable at maturity with principal, convertible into shares of common stock at a conversion price equal to a 50% discount to the 5-day moving bid average:
Issue date June 1, 2016, maturity date December 1, 2016	4,000	4,000
Issue date July 11, 2016, maturity date January 11, 2017	4,000	4,000
Subtotal Bullfly	8,000	8,000
Unsecured Convertible Promissory Notes payable to Mountain Properties, Inc. (“Mountain”), all in technical default, with interest at 15% payable at maturity with principal, convertible into shares of common stock at a conversion price equal to a 50% discount to the 5-day moving bid average:
Issue date February 24, 2016, maturity date August 24, 2016	7,500	7,500
Subtotal Mountain	7,500	7,500
Secured Renewal Notes payable to SLMI Energy Holdings, LLC (“SLMI”), with interest at 3% payable on demand with principal, secured by substantially all assets of the Company per UCC filing dated June 30, 2015:
Issue date August 6, 2018 (renewing note dated September 4, 2009)	790,000	790,000
Issue date August 6, 2018 (renewing note dated November 12, 2009)	120,000	100,000
Subtotal SLMI	910,000	890,000
Unsecured Note payable to MTEL Investment and Management (“MTEL”) all in technical default, with interest of $50,000 payable at maturity with principal:
Issue date January 11, 2010, maturity date July 10, 2010	100,000	100,000
Subtotal MTEL	100,000	100,000
Unsecured Note payable to Valvasone Trust (“Valvasone”) all in technical default, with interest at 3% payable at maturity with principal:
Issue date October 7, 2013, maturity date January 31, 2014	10,000	10,000
Issue date March 30, 2014, maturity date June 30, 2014	15,000	15,000
Issue date January 11, 2016, maturity date March 31, 2016	22,000	22,000
Issue date July 1, 2017, maturity date September 30, 2017	40,000	40,000
Subtotal Valvasone	87,000	87,000
Unsecured Note payable to Mt. Atlas Consulting (“Atlas”) in technical default, with interest at 20% payable at maturity with principal:
Issue date November 17, 2017, maturity date April 17, 2018	4,000	4,000
Subtotal Atlas	4,000	4,000
Unsecured Promissory Note payable to Pacific Stock Transfer Company (“Pacific”) in technical default, with interest at 5% payable at maturity with principal:
Issue date August 11, 2017, maturity date November 11, 2017	6,250	6,250
Subtotal Pacific	6,250	6,250
Total	$1,440,242	$1,537,840

F-16

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE H - NOTES PAYABLE, THIRD PARTIES (continued)

Interest expense consists of:

	Year Ended December 31,
	2018	2017
Stated interest	$71,446	$84,840
Additional default interest	95,636	97,963
Amortization of debt discounts	12,699	102,248

Totals	$179,781	$285,051

Income from modification of debt consists of:

	Year Ended December 31,
	2018	2017
Waiver of prior and future additional default interest pursuant to debt modifications with SLMI Energy Holdings, LLC on June 8, 2018 (1)	$343,540	$-
Waiver of prior and future additional default interest pursuant to debt modifications with Darling Capital, LLC on December 6, 2018 (2)	9,366	-
Waiver of prior and future additional default interest pursuant to debt modifications with Tangiers Investment Group, LLC on December 18, 2018 (2)	109,607	-

Total	$462,513	$-

(1) The debt modifications with SLMI Energy Holdings, LLC (“SLMI”) provide that in the event that the Company does not make a payment to SMLI within 30 days written notice of demand by SLMI, all unpaid interest accruing since September 4, 2009 (in the case of the original September 4, 2009 Note) and accruing since November 12, 2009 (in the case of the original November 12, 2009 Note) shall accrue at a 18% default interest rate rather than the 3% stated interest rate in the Renewal Notes. If that had occurred on December 31, 2018, the additional default interest accruable would have been approximately $1,200,000. As of the date of the issuance of these Financial statements, SLMI has not provided the Company any notice of demand for payment and accordingly, the Company is not in default of these obligations.

(2) As of the date of the issuance of these Financial statements, waivers of the additional default interest for both Darling and Tangiers obligations remain in effect. However, the Company is still in technical default for the principal and stated interest of these significantly past-due convertible promissory notes.

Gain on settlement of debt consists of:

	Year Ended December 31,
	2018	2017
Company payment of $15,000 on October 5, 2018 in full and final settlement of $130,298 debt and $83,100 accrued interest due Beaufort Capital Partners, LLC	$198,398	$-

Totals	$198,398	$-

F-17

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE I - NOTES PAYABLE, RELATED PARTIES

Notes payable to related parties consist of:

	December 31, 2018	December 31, 2017
Secured Promissory Note dated October 6, 2018 payable to Wayne Anderson, CEO of the Company, interest at 3%, due October 6, 2019	$70,000	$-
Unsecured Promissory Note dated September 15, 2017, payable to Around the Clock Partners, LP (entity controlled by Wayne Anderson), interest at 3%, due September 15, 2018	78,000	78,000

Total	$148,000	$78,000

The Secured Promissory Note dated October 6, 2018 payable to Wayne Anderson (originally in the amount of $75,000) is secured by a Deed to Secure Debt, Assignment of Rents and Security Agreement relating to the property located in Macon, Georgia (Please see NOTE C – PROPERTY AND EQUIPMENT for further information). The Note provides for the Company to make a first payment of $15,000 within 90 days of an effective reverse stock split. As of the date of issuance of these Financial statements, except for a $5,000 payment made by the Company to Mr. Anderson on November 12, 2018, the Company has not made any payment against the Note.

F-18

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE J - DERIVATIVE LIABILITY

The derivative liability at December 31, 2018 and December 31, 2017 consisted of:

	December 31, 2018	December 31, 2017
Convertible Promissory Notes payable to Armada Investment Fund, LLC Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information	$1,076,786	$-
Convertible Promissory Notes payable to Beaufort Capital Partners, LLC Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information	-	220,739
Convertible Promissory Notes payable to Darling Capital, LLC and its affiliate Darling Investments, LLC Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information	2,248,272	206,336
Convertible Promissory Notes payable to Tangiers Investment Group, LLC Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information	5,354,400	438,570
Convertible Promissory Notes payable to Bullfly Trading Company, Inc. Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information	1,960	14,040
Convertible Promissory Note dated February 24, 2016 payable to Mountain Properties, Inc. Please see NOTE H – NOTES PAYABLE, THIRD PARTIES for further information	1,838	27,563
Total derivative liability	$8,683,257	$907,888

F-19

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE J - DERIVATIVE LIABILITY (continued)

The Convertible Promissory Notes (the “Notes”) contain a variable conversion feature based on the future trading price of the Company’s common stock. Therefore, the number of shares of common stock issuable upon conversion of the Notes is indeterminate. Accordingly, we have recorded the fair value of the embedded conversion features as a derivative liability at the respective issuance dates of the notes and charged the applicable amounts to debt discounts (limited to the face value of the respective notes) and the remainder to other expenses. The increase (decrease) in the fair value of the derivative liability from the respective issue dates of the notes to the measurement dates is charged (credited) to other expense (income).

The fair value of the derivative liability was measured at the respective issuance dates and at December 31, 2018 and 2017 using the Black Scholes option pricing model. Assumptions used for the calculation of the derivative liability of the Notes at December 31, 2018 were (1) stock price of $0.0402 per share, (2) conversion prices ranging from $0.0008 - $0.164 per share, (3) terms ranging from 6 months to 12 months, (4) expected volatility of 1080%, and (5) risk free interest rates ranging from 2.56% to 2.63%. Assumptions used for the calculation of the derivative liability of the Notes at December 31, 2017 were (1) stock price of $0.40 per share, (2) conversion prices ranging from $0.08 to $0.24 per share, (3) terms ranging from 1 month to 6 months, (4) expected volatility of 381%, and (5) risk free interest rates ranging from 1.28% to 1.53%.

NOTE K – ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations relate to future plugging and abandonment costs relating to the 13 oil and gas wells located in Kentucky, which were sold to Soligen Technologies, Inc. (“Soligen”) on May 10, 2018 (Please see NOTE D -OIL AND GAS ROYALTY INTERESTS for further information). The $64,500 liability was estimated by management at December 31, 2018 based upon a number of factors including the depth of the wells and the regional reclamation, plugging and abandonment costs. No change in the estimate of $64,500 has been recognized from December 31, 2016 to December 31, 2018.

If and when Soligen replaces our operating bond on deposit with the Kentucky Department of Natural resources, Soligen will then become responsible for the asset retirement obligations relating to the 13 wells and we will writeoff the then balance of the asset retirement obligations liability.

NOTE L - CAPITAL STOCK

Preferred Stock

On September 2, 2009, the Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series A Preferred Stock”. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A Preferred Stock shall be as hereinafter described. The holders of Series A Preferred Stock shall not be entitled to receive dividends nor shall dividends be paid on common stock or any other Series Preferred Stock while Series A Preferred shares are outstanding.

The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the Shareholders of the Company and shall have such number of votes equal to the number of shares of Series A Preferred Stock held on a one per one share basis. Upon the availability of a sufficient number of authorized but unissued and unreserved shares of common stock, the holders of any Series A Preferred Stock shall be entitled to convert such shares in to fully paid and non-assessable shares of common stock at the rate of 7.8 shares of common stock for each share of Series A Preferred Stock only if the Company has failed to satisfy all financial obligations by the designated time inclusive of the cure period. The Board of Directors of the Company, pursuant to authority granted in the Articles of Incorporation, created a series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series A Preferred Stock was Three Million (3,000,000) shares. At December 31, 2018 and December 31, 2017, there are 1,000,000 and 1,000,000 shares issued and outstanding.

On September 2, 2009, the Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series B Preferred Stock”. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series B Preferred Stock shall be as hereinafter described. The holders of Series B Preferred Stock shall not be entitled to receive dividends. The holders of Series B Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the Shareholders of the Company. Upon the availability of a sufficient number of authorized but unissued and unreserved shares of common stock, the holders of Series B Preferred Stock may at their election convert such shares in to fully paid and non-assessable shares of common stock at the rate of ten shares of common stock for each share of series B Preferred Stock. The Board of Directors of the Company, pursuant to authority granted in the Articles of Incorporation, created a series of preferred stock designated as Series B Preferred Stock (the “Series B Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series B Preferred Stock was Three Hundred Thousand (300,000) shares. At December 31, 2018 and December 31, 2017, there are 0 and 0 shares issued and outstanding, respectively.

F-20

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE L - CAPITAL STOCK (continued)

On April 14, 2011, the Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series C Preferred Stock”. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series C Preferred Stock shall be as hereinafter described. The holders of Series C Preferred Stock shall not be entitled to receive dividends nor shall dividends be paid on common stock or any other Series Preferred Stock while Series C Preferred shares are outstanding. The holders of Series C Preferred Stock shall be entitled to vote on all matters submitted to a vote of the Shareholders of the Company and shall have such number of votes equal to the number of shares of Series C Preferred Stock held on a forty votes per one share basis. Upon the availability of a sufficient number of authorized but unissued and unreserved shares of common stock, the holders of Series C Preferred Stock may at their election convert such shares in to fully paid and non-assessable shares of common stock at the rate of forty shares of common stock for each share of series C Preferred Stock. The Board of directors of the Company, pursuant to authority granted in the Articles of Incorporation, created a series of preferred stock designated as Series C Preferred Stock (the “Series C Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series C Preferred Stock was One Million (1,000,000) shares. At December 31, 2018 and December 31, 2017, there are 0 and 0 shares issued and outstanding, respectively.

On November 14, 2017, the Company’s Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series D Preferred Stock.” The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series D Preferred Stock shall be as hereinafter described. The holders of Series D Preferred Stock shall not be entitled to receive dividends.

The holders of Series D Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the Shareholders of the Company. If at least one share of Series D Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series D Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series A, plus Series B, plus Series C Preferred Stocks which are issued and outstanding at the time of voting. Upon the availability of a sufficient number of authorized but unissued and unreserved shares of common stock, the holders of Series D Preferred Stock may at their election convert such shares in to fully paid and non-assessable shares of common stock upon the following formula:

Calculation- Each individual share of Series D Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[5000]

divided by:

[.80 times the lowest closing price of the Company’s common stock for the immediate five-day period prior to the receipt of the Notice of Conversion remitted to the Company by the Series D Preferred stock holder]

The Board of Directors of the Company, pursuant to authority granted in the Articles of Incorporation, created a series of preferred stock designated as Series D Preferred Stock (the “Series D Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series D Preferred Stock was Five Hundred Thousand (500,000) shares. At December 31, 2018 and December 31, 2017, there are 100 and 100 shares issued and outstanding, respectively.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. A vote by the holders of a majority of the Company’s outstanding voting shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

F-21

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE L - CAPITAL STOCK (continued)

In April 2018, the Board of Directors approved a 1:4000 reverse stock split. On December 7, 2018, the Company filed a new Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) for the Company’s approved 1:4000 reverse stock split. On December 27, 2018, the Company was notified by FINRA that it had sufficient information to pass on the corporate action. The Company’s common stock began trading on a post-split basis beginning on December 28, 2018 (the “Effective date”). The trading symbol for the Company’s common stock was changed to “UNGSD” for the first twenty business days including the effective date, thereafter the trading symbol reverted back to “UNGS.”

Common Stock and Preferred Stock Issuances

For the fiscal years ended in December 31, 2018 and December 31, 2017, the Company issued and/or sold the following unregistered securities:

2018

In December 2018, the Company issued 995,025 shares of its common stock to Wayne Anderson, the Company’s chief executive officer and sole officer and director of the Company, in satisfaction of $40,000 accrued director’s compensation for the calendar year 2018.

In December 2018, the Company issued 2,176,617 shares of its common stock to Wayne Anderson in satisfaction of $70,000 accrued director’s compensation for the calendar years 2011-2017.

2017

In January 2017, the Company issued 21,875 shares of common stock to Wayne Anderson in satisfaction of $7,000 accrued officer compensation. The $10,500 excess of the $17,500 fair value of the 21,875 shares over the $7,000 liability reduction was charged to officer and director compensation expense.

In January 2017, the Company issued 75,000 shares of common stock to Valvasone Trust, the Company’s internal financial advisor, in satisfaction of $15,000 notes payable. The $45,000 excess of the $60,000 fair value of the 75,000 shares over the $15,000 liability reduction was charged to professional fees expense.

In January 2017, the Company issued 41,667 shares of common stock to a convertible noteholder in satisfaction of $10,000 notes payable. The $6,667 excess of the $16,667 fair value of the 41,667 shares over the $10,000 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 173,937 shares of common stock to a convertible noteholder in satisfaction of $2,414 notes payable and $11,618 accrued interest. The $125,118 excess of the $139,150 fair value of the 173,937 shares over the $14,032 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 113,220 shares of common stock to a convertible noteholder in satisfaction of $9,058 notes payable. The $36,230 excess of the $45,288 fair value of the 113,220 shares over the $9,058 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 52,188 shares of common stock a convertible noteholder in satisfaction of $12,525 notes payable. The $29,225 excess of the $41,750 fair value of the 52,118 shares over the $12,525 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 114,583 shares of common stock to a convertible noteholder in satisfaction of $27,500 notes payable. The $64,167 excess of the $91,667 fair value of the 114,583 shares over the $27,500 liability reduction was charged to loss on conversion of debt.

In January 2017, the Company issued 140,438 shares of common stock to a convertible noteholder in satisfaction of $10,000 notes payable and $1,235 accrued interest. The $101,115 excess of the $112,350 fair value of the 140,933 shares over the $11,235 liability reduction was charged to loss on conversion of debt.

In February 2017, the Company issued 70,813 shares of common stock to a convertible noteholder in satisfaction of $4,458 notes payable and $1,207 accrued interest. The $22,660 excess of the $28,325 fair value of the 70,813 shares over the $5,665 liability reduction was charged to loss on conversion of debt.

The number of common shares authorized with a par value of $0.001 per share at December 31, 2018 and December 31, 2017 is 750,000,000 and 11,000,000,000, respectively. At December 31, 2018 and December 31, 2017, there are 5,909,113 and 2,737,471 shares of common stock issued and outstanding, respectively. The shares outstanding at December 31, 2017 reflect the Company’s 1:4000 reverse stock split which was effective as of December 28, 2018.

F-22

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE L - CAPITAL STOCK (continued)

Preferred Stock

On December 31, 2017, the Company issued to Wayne Anderson 100 shares of the Company’s newly designated Series D Preferred Stock in satisfaction of $500,000 accrued officer’s compensation.

Warrants and options

A summary of warrants and options activity follows:

	Shares Equivalent
	Options	Warrants	Total
Balance, January 1, 2017	25,000	-	25,000
Granted in year ended December 31, 2017	-	-	-
Balance December 31, 2017	25,000	-	25,000
Options (exercisable at $0.40 per share) granted to Wayne Anderson in connection with April 1, 2018 Employment Agreement	25,000	-	25,000
Warrants (exercisable at $0.40 per share) issued to Armada Investment Fund, LLC in connection with sale of $30,000 Promissory Note on October 9, 2018	-	62,500	62,500
Warrants (exercisable at $0.40 per share) issued to Armada Investment Fund, LLC in connection with sale of $33,000 Promissory Note on December 31, 2018	-	82,500	82,500
Balance, December 31, 2018	50,000	145,000	195,000

As of December 31, 2018, the Company has four warrants and options issued and outstanding granting the holders the right to purchase up to a total of 195,000 shares of its common stock.

The following table summarizes information about warrants outstanding as of December 31, 2018:

Number Outstanding
At December 31, 2018	Exercise Price	Expiration Date

25,000	$0.80	April 1, 2020
25,000	$0.40	April 1, 2023
62,500	$0.40	October 9, 2023
82,500	$0.40	December 31, 2023
195,000

NOTE M - INCOME TAXES

The provision for (benefit from) income taxes differs from the amount computed by applying the statutory United States federal income tax rate for the periods presented to income (loss) before income taxes. The income tax rate was 21% for the year ended December 31, 2018 and 35% for the year ended December 31, 2017. The sources of the difference are as follows:

	Year Ended
	December 31, 2018	December 31, 2017
Expected tax at 21% and 35%, respectively	$(1,619,308)	$(119,774)
Non-deductible loss on conversion of notes payable and accrued interest	-	134,814
Non-deductible loss (nontaxable income) from derivative liability	1,621,697	(249,363)
Non-deductible amortization of debt discounts	2,667	35,787
Remeasurement of deferred income tax assets from 35% to 21% (a)	-	1,490,874
Increase (decrease) in Valuation allowance	(5,056)	1,292,338
Provision for (benefit from) income taxes	$-	$-

(a)	As a result of the Tax Cuts and Jobs Act enacted on December 22, 2017, the United States corporate income tax rate is 21% effective January 1, 2018. Accordingly, we have reduced our deferred income tax asset relating to our net operating loss carryforward (and the valuation allowance thereon) by $1,490,874 from $3,727,185 to $2,236,311 as of December 31, 2017.

All tax years remain subject to examination by the Internal Revenue Service.

Significant components of the Company’s deferred income tax are as follows:

	December 31, 2018	December 31, 2017
Net operating loss carry-forwards	$2,231,254	$2,236,311
Valuation allowance	(2,231,254)	(2,236,311)
Net non-current deferred tax asset	$-	$-

Based on management’s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $2,231,254 attributable to the future utilization of the $10,625,021 net operating loss carryforward as of December 31, 2018 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements at December 31, 2018. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforward expires in varying amounts from year 2026 to year 2037.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

F-23

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE N - COMMITMENTS AND CONTINGENCIES

Occupancy

On August 21, 2018, the Company entered into a lease to rent office space located at 501 1st Ave N, Suite 901, St. Petersburg, FL 33701. The lease is for a term of one year and has a monthly rental rate of $470. The Company’s future rental obligation at December 31, 2018 is $3,760.

Employment and Director Agreements

On April 1, 2018, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2018 and terminating on March 31, 2021, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 25,000 shares of common stock at a price of $0.40 per share. The agreement provides for Mr. Anderson to receive an annual compensation of $270,000 for each of the three years of the Agreement. Please see NOTE G – ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

F-24

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE N - COMMITMENTS AND CONTINGENCIES (continued)

On January 2, 2018, the Company executed a new Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing January 2, 2018 the Company is to pay Mr. Anderson $10,000 per quarter for which Mr. Anderson serves on the Board of Directors. In addition to cash compensation, the Company is to issue Mr. Anderson the equivalent of $10,000 of the Company’s common stock on the last calendar day of each quarter. The calculation for the number of shares to be issued to Mr. Anderson shall be as follows: $10,000/(Closing stock price on the last trading day of each quarter x .80). Please see NOTE G – ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

On April 1, 2015, the Company executed an employment agreement with Wayne Anderson to serve in the role as President, Treasurer, and Secretary of the Company upon the terms and provisions and, subject to the conditions set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2015, and terminating on March 31, 2018, unless earlier terminated as provided in the Agreement. The Agreement included options to Mr. Anderson to purchase 25,000 shares of common stock at a price of $0.40 per share. Mr. Anderson was accrued an annual compensation of $221,767 for each of the three years of the Agreement.

On January 5, 2011, the Company executed a Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing January 5, 2011 the Company was to pay Mr. Anderson the equivalent of $2,500 per quarter in common stock for which Mr. Anderson served on the Board of Directors. For the years ended December 31, 2011 to December 31, 2017, the Company expensed $10,000 per year, which was satisfied through the issuance of the Company’s common stock on December 31, 2018. Please see NOTE G – ACCRUED OFFICER AND DIRECTOR COMPENSATION for further information.

Legal

From time to time, the Company is subject to litigation from service providers and others. As of December 31, 2018, there are two outstanding judgments against the Company totaling $6,658 (which is included in accounts payable). As of December 31, 2018 and at the date of issuance of these Financial statements, there is no outstanding litigation against the Company.

F-25

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE O - GOING CONCERN UNCERTAINITY

Under ASC 205-40, we have the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, our evaluation shall initially not take into consideration the potential mitigating effects of our plans that have not been fully implemented as of the date the financial statements are issued.

In performing the first step of this assessment, we concluded that the following conditions raise substantial doubt about our ability to meet our financial obligations as they become due. We have a history of net losses: As of December 31, 2018, we had an accumulated deficit of $20,472,597. For the years ended December 31, 2018 and 2017, we used cash from operating activities of ($30,748) and $38,766, respectively. As of December 31, 2018, we had $28,005 in cash available to fund operations. We expect to continue to incur negative cash flows until such time as our operating segments generate sufficient cash inflows to finance our operations and debt service requirements.

In performing the second step of this assessment, we are required to evaluate whether our plans to mitigate the conditions above alleviate the substantial doubt about our ability to meet our obligations as they become due within one year after the date that the financial statements are issued. Our future plans include securing additional funding sources that may include establishing corporate partnerships, establishing licensing revenue agreements, issuing additional convertible debentures and issuing public or private equity securities, including selling common stock through an at-the-market facility (ATM).

There is no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available through external sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material effect on the business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or they will not have a significant dilutive effect on the Company’s existing shareholders. We have therefore concluded there is substantial doubt about our ability to continue as a going concern through April 2020.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our failure to continue as a going concern.

NOTE P - SUBSEQUENT EVENTS

On January 4, 2019, the Company issued 37,500 shares of its common stock in satisfaction of $15,000 in accounts payable.

On January 9, 2019, the Company executed a Convertible Note (the “Convertible Note”) payable to Darling Capital, LLC, (“DARLING”) in the principal amount of $12,500. The Convertible Note was funded on January 9, 2019. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (January 9, 2020) at the option of the holder at the Conversion Price equal to 40% multiplied by the lowest closing price (representing a discount rate of 60%) during the previous twenty-five (25) Trading Days prior to the Conversion Date. The Convertible Note has a term of one (1) year and bears interest at 12% annually. As part of the transaction, DARLING was also issued a warrant granting the holder the right to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $.025 for a term of 5-years.

On January 9, 2019, the Company transferred 750,000 shares of common stock of The Greater Cannabis Company, Inc. (“GCAN”) owned by the Company to Valvasone Trust in satisfaction of $107,000 in notes payable due Valvasone. The $50,500 excess of the $157,500 fair value of the 750,000 shares of GCAN common stock over the $107,000 liability reduction will be charged to professional fees in the three months ended March 31, 2019.

F-26

SYLIOS CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE P - SUBSEQUENT EVENTS (continued)

On January 9, 2019, the Company transferred 4,000,000 shares of common stock of GCAN owned by the Company to Wayne Anderson to satisfy certain liabilities due Mr. Anderson. The fair value of the 4,000,000 shares of GCAN common stock at January 9, 2019 was $840,000.

On January 7, 2019, the prior owner of AMDAQ, Ltd and the prior owners of the AMDAQ tokens agreed to a reduction in the number of common shares of AMDAQ Corp that they would retain. Of the 15,000,000 shares of AMDAQ Corp common stock issued to the prior owner of AMDAQ, Ltd, 7,500,000 are being returned to AMDAQ Corp to be retired. Of the 3,000,000 shares of AMDAQ Corp common stock issued for the purchase of the AMDAQ tokens, 1,500,000 are being returned to AMDAQ Corp to be retired.

On February 7, 2019, the Company issued 594,066 shares of its common stock to a convertible noteholder in satisfaction of $642 accrued interest. The $59,418 excess of the $60,060 fair value of the 594,066 shares over the $642 liability reduction will be charged to loss on conversion of debt in the three months ended March 31, 2019.

On February 12, 2019, the Company issued an Amended and Restated Replacement Convertible Promissory Note in the amount of Twenty-One Thousand Five Hundred and NO/100 Dollars ($21,500) to Armada Investment Fund, LLC (“ARMADA) dated February 12, 2019. On this same date, ARMADA entered into an Assignment Agreement with Bullfly Trading Company, Inc. (“BULLFLY”) for the assignment of two convertible notes issued by the Company to BULLFLY the first dated June 1, 2016 with a principal amount of $4,000 and the second dated July 11, 2016 in the principal amount of $4,000 and with Mountain Properties, Inc. (“MOUNTAIN”) for the assignment of one convertible note issued by the Company to MOUNTAIN dated February 24, 2016 with a principal amount of $7,500. The Amended and Restated Replacement Convertible Promissory Note includes all principal and accrued interest on the three notes purchased by ARMADA.

On February 14, 2019, the Company issued 3,000,000 shares of its common stock to Valvasone Trust as payment for services rendered on behalf of the Company. The $300,000 fair value of the 3,000,000 shares will be charged to professional fees in the three months ended March 31, 2019.

On February 14, 2019, the Company issued 1,500,000 shares of its common stock to a Valvasone Trust affiliate as payment for services rendered on behalf of the Company. The $150,000 fair value of the 1,500,000 shares will be charged to professional fees in the three months ended March 31, 2019.

On February 18, 2019, the Company executed a Convertible Note (the “Convertible Note”) payable to Armada Investment Fund, LLC, (“ARMADA”) in the principal amount of $11,550 in exchange for $10,500 cash. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (February 18, 2020) at the option of the holder. The conversion price for the principal and interest in connection with voluntary conversions by the Holder shall be 70% multiplied by the Market Price (as defined herein)(representing a discount rate of 30%), subject to adjustment as described herein (“Conversion Price”). Market Price” means the lowest one (1) Trading Prices (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the last complete Trading Day prior to the Conversion Date. “Trading Prices” means, for any security as of any date, the lowest traded price on the Over-the Counter Pink Marketplace, OTCQB. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, ARMADA was also issued a warrant granting the holder the right to purchase up to 26,250 shares of the Company’s common stock at an exercise price of $.10 for a term of 5-years.

On February 18, 2019, the Company executed a Convertible Note (the “Convertible Note”) payable to Jefferson Street Capital, LLC, (“JEFFERSON”) in the principal amount of $11,550 in exchange for $10,500 cash. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (February 18, 2020) at the option of the holder. The conversion price for the principal and interest in connection with voluntary conversions by the Holder shall be 70% multiplied by the Market Price (as defined herein)(representing a discount rate of 30%), subject to adjustment as described herein (“Conversion Price”). Market Price” means the lowest one (1) Trading Prices (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the last complete Trading Day prior to the Conversion Date. “Trading Prices” means, for any security as of any date, the lowest traded price on the Over-the Counter Pink Marketplace, OTCQB. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, JEFFERSON was also issued a warrant granting the holder the right to purchase up to 26,250 shares of the Company’s common stock at an exercise price of $.10 for a term of 5-years.

On February 18, 2019, the Company executed a Convertible Note (the “Convertible Note”) payable to BHP Capital NY Inc., (“BHP”) in the principal amount of $11,550 in exchange for $10,500 cash. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (February 18, 2020) at the option of the holder. The conversion price for the principal and interest in connection with voluntary conversions by the Holder shall be 70% multiplied by the Market Price (as defined herein)(representing a discount rate of 30%), subject to adjustment as described herein (“Conversion Price”). Market Price” means the lowest one (1) Trading Prices (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the last complete Trading Day prior to the Conversion Date. “Trading Prices” means, for any security as of any date, the lowest traded price on the Over-the Counter Pink Marketplace, OTCQB. The Convertible Note has a term of one (1) year and bears interest at 8% annually. As part of the transaction, BHP was also issued a warrant granting the holder the right to purchase up to 26,250 shares of the Company’s common stock at an exercise price of $.10 for a term of 5-years.

On February 20, 2019, the Company issued 536,585 shares of its common stock to a convertible noteholder in satisfaction of $1,100 notes payable. The $52,559 excess of the $53,659 fair value of the 536,585 shares over the $1,100 liability reduction will be charged to loss on conversion of debt in the three months ended March 31, 2019.

F-27

Item 16. Exhibits and Financial Statement Schedules.

Exhibits required by Item 601 of Regulation S-K

The following exhibits are filed with this registration statement:

No.	Description
2.1	Articles of Merger US Natural Gas Corp and Wilon Resources, Inc. dated March 22, 2010
2.2	Agreement and Plan of Share Exchange between US Natural Gas Corp KY, Sylios Corp and TerraTech, Inc. dated September 22, 2017
3.1	Articles of Incorporation Adventure Energy, Inc. dated March 28, 2008
3.2	Amendment to Articles of Incorporation of Adventure Energy, Inc. dated April 18, 2008
3.3	Bylaws of Adventure Energy, Inc.
3.4	Amended and Restated Articles of Incorporation of Adventure Energy, Inc. dated October 6, 2009
3.5	Amendment to Articles of Incorporation of Adventure Energy, Inc. (name change) dated March 19, 2010
3.6	Amendment to Articles of Incorporation of US Natural Gas Corp dated April 18, 2011
3.7	Amendment to Articles of Incorporation of US Natural Gas Corp dated August 2, 2011
3.8	Amendment to Articles of Incorporation of US Natural Gas Corp dated December 1, 2011
3.9	Amendment to Articles of Incorporation of US Natural Gas Corp dated May 8, 2012
3.10	Amendment to Articles of Incorporation of US Natural Gas Corp dated November 26, 2012
3.11	Amendment to Articles of Incorporation of US Natural Gas Corp dated July 19, 2013
3.12	Amendment to Articles of Incorporation of US Natural Gas Corp (name change) dated April 14, 2014
3.13	Amendment to Articles of Incorporation of Sylios Corp dated August 21, 2014
3.14	Amendment to Articles of Incorporation of Sylios Corp dated December 3, 2014
3.15	Amendment to Articles of Incorporation of Sylios Corp dated October 2, 2015
3.16	Amendment to Articles of Incorporation of Sylios Corp dated November 4, 2015
3.17	Amendment to Articles of Incorporation of Sylios Corp dated January 5, 2017
3.18	Amendment to Articles of Incorporation of Sylios Corp dated December 28, 2017
3.19	Amendment to Articles of Incorporation of Sylios Corp dated April 20, 2018
4.1	Specimen certificate of common stock
5.1	Legal Opinion of John E. Lux, Esquire
10.1	Wayne Anderson Employment Agreement dated April 1, 2009
10.2	Lender Acquisition Agreement between Adventure Energy, Inc. and SLMI Holdings, LLC dated September 4, 2009
10.3	Asset Purchase Agreement between Adventure Energy, Inc. and KYTX Oil & Gas, LLC dated November 6, 2009
10.4	Securities Purchase Agreement between E 2 Investments, LLC and Harlis Trust dated November 10, 2009
10.5	Amendment to Securities Purchase Agreement between E 2 Investments, LLC and Harlis Trust dated December 20, 2010
10.6	Wayne Anderson Employment Agreement dated April 1, 2015
10.7	Wayne Anderson Employment Agreement dated April 1, 2018
10.8	Board of Directors Services Agreement with Jimmy Wayne Anderson dated as of January 5, 2011
10.9	Board of Directors Services Agreement with Jimmy Wayne Anderson dated as of January 2, 2018
10.10	Indemnification Agreement between Sylios Corp and Wayne Anderson dated April 1, 2018
10.11	Asset Acquisition Agreement between Sylios Corp and The Greater Cannabis Company, Inc. dated April 21, 2017
10.12	Registration Rights Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of October 9, 2018
10.13	Securities Purchase Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of October 9, 2018
10.14	Convertible Note between Sylios Corp and Armada Investment Fund, LLC dated as of October 9, 2018
10.15	Common Stock Purchase Warrant Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of October 9, 2018
10.16	Assignment of Secured Note and Security Agreement dated April 22, 2014
10.17	Renewal Note between Sylios Corp and SLMI Energy Holdings, LLC dated June 6, 2018 (original date September 4, 2009)
10.18	Renewal Note between Sylios Corp and SLMI Energy Holdings, LLC dated June 6, 2018 (original date November 12, 2009)
10.19	Securities Purchase Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of December 31, 2018, 2018
10.20	Convertible Note between Sylios Corp and Armada Investment Fund, LLC dated as of December 31, 2018
10.21	Common Stock Purchase Warrant Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of December 31, 2018
10.22	Securities Purchase Agreement between Sylios Corp and Darling Capital, LLC dated as of January 9, 2019
10.23	Convertible Note between Sylios Corp and Darling Capital, LLC dated as of January 9, 2019
10.24	Common Stock Purchase Warrant Agreement between Sylios Corp and Darling Capital, LLC dated as of January 9, 2019
10.25	Securities Purchase Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of February 18, 2019
10.26	Convertible Note between Sylios Corp and Armada Investment Fund, LLC dated as of February 18, 2019
10.27	Common Stock Purchase Warrant Agreement between Sylios Corp and Armada Investment Fund, LLC dated as of February 18, 2019
10.28	Securities Purchase Agreement between Sylios Corp and BHP Capital NY Inc. dated as of February 18, 2019
10.29	Convertible Note between Sylios Corp and BHP Capital NY Inc. dated as of February 18, 2019
10.30	Common Stock Purchase Warrant Agreement between Sylios Corp and BHP Capital NY Inc. dated as of February 18, 2019
10.31	Securities Purchase Agreement between Sylios Corp and Jefferson Street Capital, LLC dated as of February 18, 2019
10.32	Convertible Note between Sylios Corp and Jefferson Street Capital, LLC dated as of February 18, 2019
10.33	Common Stock Purchase Warrant Agreement between Sylios Corp and Jefferson Street Capital, LLC dated as of February 18, 2019
10.34	Amended and Restated Replacement Convertible Promissory Note between Sylios Corp and Armada Investment Fund, LLC dated as of February 12, 2019
14.1	Code of Business Conduct and Ethics
21.1	Articles of Incorporation US Natural Gas Corp KY dated February 8, 2010
21.2	Amendment to Articles of Incorporation to US Natural Gas Corp KY dated March 22, 2010
21.3	Articles of Organization for E 2 Investments, LLC dated July 22, 2009
21.4	Certificate for Conversion and Articles of Incorporation for AMDAQ Corp dated August 29, 2017
21.5	Articles of Organization for The Greater Cannabis Company, LLC dated March 20, 2014
21.6	Certificate of Conversion and Articles of Incorporation for The Greater Cannabis Company, Inc. dated January 13, 2017
21.7	Articles of Incorporation E 3 Petroleum Corp dated February 8, 2010
21.8	Articles of Incorporation US Natural Gas Corp WV dated July 6, 2010
21.9	Articles of Organization SLMI Options, LLC dated June 17, 2008
23.1	Consent of John E. Lux, Esq. (Please see Exhibit 5.1 Legal Opinion of John E. Lux, Esq.)
23.2	Consent of Michael T. Studer, CPA
Graphic	Corporate logo- Sylios Corp

+ Filed hereby with this Registration Statement.

++ To be filed by subsequent amendment.

XBRL Exhibits will be filed by subsequent amendment.

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Item 17. Undertakings.

The undersigned Company hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on April 11, 2019.

SYLIOS CORP

By:	/s/ Wayne Anderson
Wayne Anderson
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Wayne Anderson	President (Principal Executive Officer), Acting Chief Financial Officer	April 11, 2019
(Principal Accounting Officer) and Chairman of the Board of Directors

71